Exhibit 10.1
Execution Version

SECOND AMENDED AND RESTATED SENIOR SECURED
CREDIT AGREEMENT
dated as of
November 15, 2024,
among
BARINGS CAPITAL INVESTMENT CORPORATION
as Borrower
The LENDERS Party Hereto
and
ING CAPITAL LLC
as Administrative Agent, Arranger and Sole Bookrunner

(i)

(ii)

(iii)

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01		Notices; Electronic Communications	160
SECTION 9.02		Waivers; Amendments	163
SECTION 9.03		Expenses; Indemnity; Damage Waiver	167
SECTION 9.04		Successors and Assigns	169
SECTION 9.05		Survival	174
SECTION 9.06		Counterparts; Integration; Effectiveness; Electronic Execution	175
SECTION 9.07		Severability	175
SECTION 9.08		Right of Setoff	175
SECTION 9.09		Governing Law; Jurisdiction; Etc	176
SECTION 9.10		WAIVER OF JURY TRIAL	177
SECTION 9.11		Judgment Currency	177
SECTION 9.12		Headings	178
SECTION 9.13		Treatment of Certain Information; Confidentiality	178
SECTION 9.14		USA PATRIOT Act	179
SECTION 9.15		Termination	179
SECTION 9.16		Acknowledgment and Consent to Bail-In of Affected Financial Institutions	179
SECTION 9.17		Interest Rate Limitation	180
SECTION 9.18		Acknowledgement Regarding any Supported QFCs	180
SECTION 9.19		Amendment and Restatement	181

SCHEDULE 1.01(a)	–	Approved Dealers and Approved Pricing Services
SCHEDULE 1.01(b)	–	Commitments
SCHEDULE 1.01(c)	–	Eligibility Criteria
SCHEDULE 1.01(d)	–	Industry Classification Groups
SCHEDULE 3.11(a)	–	Material Agreements
SCHEDULE 3.11(b)	–	Liens
SCHEDULE 3.12(a)	–	Subsidiaries
SCHEDULE 3.12(b)	–	Investments
SCHEDULE 6.08	–	Certain Affiliate Transactions

EXHIBIT A –		Form of Assignment and Assumption
EXHIBIT B –		Form of Borrowing Base Certificate
EXHIBIT C –		Form of Promissory Note
EXHIBIT D –		Form of Borrowing Request
EXHIBIT E –		Form of Interest Election Request
(iv)

SECOND AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT, dated as of November 15, 2024 (this “Agreement”), among BARINGS CAPITAL INVESTMENT CORPORATION, a Maryland corporation (the “Borrower”), the LENDERS party hereto, and ING CAPITAL LLC, as Administrative Agent.
WHEREAS, the Borrower and the Administrative Agent entered into that certain Amended and Restated Senior Secured Revolving Credit Agreement, dated as of January 15, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among, among others, the Borrower, the lenders party thereto (the “Existing Lenders”) and the Administrative Agent, pursuant to which the Existing Lenders extended certain commitments and made certain loans to the Borrower;
WHEREAS, the Borrower desires to further amend and restate the Existing Credit Agreement in its entirety to, among other things, provide for a new class of term loan commitments, extend the maturity date of the existing revolving commitments thereunder and effect certain other changes to the Existing Credit Agreement as reflected herein; and
WHEREAS, the Existing Lenders have agreed to make such changes to the Existing Credit Agreement, upon the terms and conditions hereof.
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“2027 Notes” means the Borrower’s 4.75% unsecured notes due February 2027 in an aggregate principal amount of $100,000,000.
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.
“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Adjusted Covered Debt Balance” means, on any date, the aggregate Covered Debt Amount on such date minus the aggregate amount of Cash and Cash Equivalents included in the Borrowing Base (excluding any Cash held by the Administrative Agent pursuant to Section 2.04(k)).

“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Pounds Sterling, an interest rate per annum equal to the greater of (x) the sum of (A) the Daily Simple RFR for Pounds Sterling, plus (B) the SONIA Adjustment and (y) zero, and (ii) with respect to any RFR Borrowing denominated in Swiss Francs, an interest rate per annum equal to the greater of (x) the sum of (A) Daily Simple RFR for Swiss Francs, plus (B) the SARON Adjustment and (y) zero.
“Adjusted Term Benchmark Rate” means, for the Interest Period for any Term Benchmark Borrowing denominated in (a) a Foreign Currency (other than Canadian Dollars), an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) (x) the Term Benchmark Rate for such Foreign Currency for such Interest Period multiplied by (y) the Statutory Reserve Rate for such Interest Period and (ii) zero, (b) Canadian Dollars, an interest rate per annum equal to (x) the Term Benchmark Rate for Canadian Dollars for such Interest Period plus (y) the CORRA Adjustment for such Interest Period (the sum of the foregoing clauses (x) and (y), “Adjusted Term CORRA”), and (c) Dollars, an interest rate per annum equal to (x) the Term Benchmark Rate for Dollars for such Interest Period plus (y) the SOFR Adjustment (the sum of the foregoing clauses (x) and (y), “Adjusted Term SOFR”); provided that, if Adjusted Term CORRA or Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term CORRA or Adjusted Term SOFR, as applicable, shall be deemed to be the Floor.
“Adjusted Term CORRA” has the meaning specified in the definition of “Adjusted Term Benchmark Rate”.
“Adjusted Term SOFR” has the meaning specified in the definition of “Adjusted Term Benchmark Rate”.
“Administrative Agent” means ING, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Section 8.06.
“Administrative Agent’s Account” means, for each Currency, an account in respect of such Currency designated by the Administrative Agent in a notice to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Advance Rate” has the meaning assigned to such term in Section 5.13.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Anything herein to the contrary notwithstanding, the term “Affiliate” shall not include any Person that constitutes an Investment held by any such Person in the ordinary course of business. For the avoidance of doubt, the term “Affiliate” shall include the Investment Advisor.

“Affiliate Agreements” means, collectively, (a) the Investment Advisory Agreement, dated as of June 24, 2020, between the Borrower and Barings, (b) the Administration Agreement, dated as of June 24, 2020 between the Borrower and Barings and (c) the Sub-Advisory Agreement, dated as of June 24, 2020, among the Borrower, Barings and Barings International Investment Limited.
“Agency Account” has the meaning assigned to such term in Section 5.08(c)(iii).
“Agent External Value” has the meaning assigned to such term in Section 5.12(b)(iii)(A).
“Agreed Foreign Currency” means, at any time, any of Canadian Dollars, Euros, Pounds Sterling, AUD, New Zealand Dollars, Swiss Francs, Danish Krone, Norwegian Krone and Swedish Krona and, with the agreement of each Multicurrency Lender and the Administrative Agent, any other Foreign Currency, so long as, in respect of any such specified Foreign Currency or other Foreign Currency, at such time (a) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (b) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Multicurrency Lender for making any Loan hereunder or to permit the Issuing Bank to issue (or to make payment under) any Letter of Credit denominated in such Foreign Currency and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon (or to repay any LC Disbursement under a Letter of Credit denominated in such Foreign Currency), unless such authorization has been obtained and is in full force and effect.
“Agreement” has the meaning assigned to such term in the preamble of this Agreement.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%, (c) the Overnight Bank Funding Rate plus 1/2 of 1%, (d) Adjusted Term SOFR for a period of one (1) month (taking into account any floor set forth in the definition of “Adjusted Term Benchmark Rate”) plus 1% and (e) 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, Overnight Bank Funding Rate, or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, Overnight Bank Funding Rate, or Adjusted Term SOFR, as the case may be. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12(d) or the Administrative Agent is not able to determine Adjusted Term SOFR for purposes of this definition for any reason, then the Alternate Base Rate shall be the greatest of clauses (a), (b), (c) and (e) above and shall be determined without reference to clause (d) above.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction from time to time relating to bribery or corruption.

“Applicable Dollar Percentage” means, with respect to any Dollar Lender, the percentage of the total Dollar Commitments represented by such Dollar Lender’s Dollar Commitments. If the Dollar Commitments have terminated or expired, the Applicable Dollar Percentage shall be determined based upon the Dollar Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).
“Applicable External Value” means, with respect to any Unquoted Investment, the most recent Borrower External Unquoted Value determined with respect to such Unquoted Investment; provided, however, if an Agent External Value with respect to such Unquoted Investment is more recent than such Borrower External Unquoted Value, then the term “Applicable External Value” shall mean the most recent Agent External Value obtained with respect to such Unquoted Investment.
“Applicable Margin” means a per annum rate equal to (i) in the case of Term Benchmark Loans or RFR Loans, 2.00% and (iii) in the case of ABR Loans, 1.00%.
“Applicable Multicurrency Percentage” means, with respect to any Multicurrency Lender, the percentage of the total Multicurrency Commitments represented by such Multicurrency Lender’s Multicurrency Commitments. If the Multicurrency Commitments have terminated or expired, the Applicable Multicurrency Percentage shall be determined based upon the Multicurrency Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04(b).
“Applicable Percentage” means, with respect to any Lender, the percentage of the aggregate Term Loans and total Revolving Commitments represented by such Lender’s outstanding Term Loans and Revolving Commitments. If the Revolving Commitments have terminated or expired, the Applicable Percentage of such Lender shall be determined based upon such Lender’s existing Credit Exposure.
“Approved Dealer” means (a) in the case of any Eligible Portfolio Investment that is not a U.S. Government Security, a bank or a broker-dealer registered under the Securities Exchange Act of 1934 of nationally recognized standing or an Affiliate thereof, as set forth on Schedule 1.01(a), (b) in the case of a U.S. Government Security, any primary dealer in U.S. Government Securities and (c) in the case of any foreign Portfolio Investment, any foreign broker-dealer of internationally recognized standing or an Affiliate thereof, in the case of each of clauses (a), (b) and (c) above, as set forth on Schedule 1.01(a) or any other bank or broker-dealer acceptable to the Administrative Agent in its reasonable determination.
“Approved Electronic Platform” has the meaning assigned to such term in Section 9.01(c)(ii).
“Approved Pricing Service” means (a) a pricing or quotation service as set forth in Schedule 1.01(a) or (b) any other pricing or quotation service (i) approved by the Investment Advisor (so long as it has the necessary delegated authority) or the Directing Body of the Borrower, (ii) designated in writing by the Borrower to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Directing Body of the Borrower that such pricing or quotation service has been approved by the Borrower), and (iii) acceptable to the Administrative Agent in its reasonable determination.
“Approved Third-Party Appraiser” means any Independent nationally recognized third-party appraisal firm (a) designated by the Borrower in writing to the Administrative Agent (which designation shall be accompanied by a copy of a resolution of the Directing Body of the Borrower that such firm has been approved by the Borrower for purposes of assisting the Directing Body of the Borrower in making valuations of portfolio assets to determine the Borrower’s compliance with the applicable provisions of the Investment Company Act) and (b) acceptable to the Administrative Agent in its reasonable discretion; provided that, if any proposed appraiser requests or requires a non-reliance letter, confidentiality agreement or similar agreement prior to allowing the Administrative Agent to review any written valuation report, such Person shall only be deemed an Approved Third-Party Appraiser if the Administrative Agent and such Approved Third-Party Appraiser shall have entered into such a letter or agreement. Subject to the foregoing, it is understood and agreed that, so long as the same are Independent third-party appraisal firms approved by the Directing Body of the Borrower, Alvarez & Marsal, Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Citrin Cooperman, Lincoln International LLC, Stout Risius Ross, LLC and Valuation Research Corporation are acceptable to the Administrative Agent solely to the extent they are not serving as the Independent Valuation Provider.
“Arranger” means ING.
“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of any Obligor’s assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired; provided, however, the term “Asset Sale” as used in this Agreement shall not include the disposition of Portfolio Investments originated by the Borrower and promptly transferred to a Financing Subsidiary pursuant to the terms of Section 6.03(e) or 6.03(i).
“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent as provided in Section 9.04 in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.
“Assuming Lender” has the meaning assigned to such term in Section 2.07(e)(i).
“AUD” and “A$” refers to the lawful currency of The Commonwealth of Australia.
“AUD Rate” means for any Loans in AUD, (a) the AUD Screen Rate plus (b) 0.20%.
“AUD Screen Rate” means, with respect to any Interest Period, the average bid reference rate administered by the Australian Financial Markets Association (or any other Person that takes over the administration of such rate) for AUD bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) on or about the Specified Time on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Availability Period” means, with respect to any Revolving Commitments, the period from and including the Second Restatement Effective Date to but excluding the earlier of the Revolver Termination Date and the date of termination of the Revolving Commitments in accordance with this Agreement.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any available Currency, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with respect to such Benchmark pursuant to this Agreement, in each case as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Loans” has the meaning assigned to such term in Section 5.13.
“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.
“Barings” means Barings LLC, a Delaware limited liability company.
“Benchmark” means, initially, with respect to any Loan denominated in (a) Dollars, the Term SOFR Reference Rate, (b) Pounds Sterling or Swiss Francs, the Daily Simple RFR for the applicable Currency, (c) Canadian Dollars, the Term CORRA Reference Rate, and (d) any

other Agreed Foreign Currency, the Adjusted Term Benchmark Rate for such Currency; provided that, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate, the Term CORRA Reference Rate, the Daily Simple RFR for such Currency, the Adjusted Term Benchmark Rate for such Currency or the then-current Benchmark for the relevant Currency, as applicable, then “Benchmark” means the applicable Benchmark Replacement for such Currency to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark:
(a)    where a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, the sum of (x) Daily Simple SOFR and (y) 0.10% (10 basis points);
(b)    where a Benchmark Transition Event has occurred with respect to the Term CORRA Reference Rate, the sum of (x) Daily Compounded CORRA and (y) 0.29547% (29.547 basis points); and
(c)    where a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the Term CORRA Reference Rate and the rate cannot be determined by the Administrative Agent pursuant to paragraph (a) or (b) above, as applicable, or where a Benchmark Transition Event has occurred with respect to a Benchmark other than the Term SOFR Reference Rate or the Term CORRA Reference Rate, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Currency giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency in the U.S. syndicated loan market at such time and (ii) the related Benchmark Replacement Adjustment;
provided that, if the Benchmark Replacement as determined pursuant to paragraph (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark for a Currency with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Currency giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency in the U.S. syndicated loan market at such time.
“Benchmark Replacement Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, Term CORRA, Term SOFR, Daily Compounded CORRA or Daily Simple RFR, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Canadian Prime Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “RFR Business Day”, the definition of “Term Benchmark Rate”, the definition of “Term SOFR”, the definition of “Daily Simple RFR”, the definition of “Interest Period”, or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means (x) with respect to any Benchmark (other than the Term SOFR Reference Rate and the Term CORRA Reference Rate) the earliest to occur of the following events with respect to the then-current Benchmark, and (y) with respect to the Term SOFR Reference Rate and the Term CORRA Reference Rate, a date and time determined by the Administrative Agent in its reasonable discretion, which date shall be no later than the earliest to occur of the following events with respect to such then-current Benchmark:
(a)    in the case of paragraph (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of paragraph (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such paragraph (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of paragraph (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), including the Board, the NYFRB or the Bank of Canada, as applicable, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d) and (b) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d).
“Beneficial Ownership Certification” means a certification regarding a beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers (or the equivalent) of such person, or if there is none, the Board of Directors of the managing member of such Person, (c) in the case of any partnership, the Board of Directors (or the equivalent) of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” has the meaning assigned to such term in the preamble to this Agreement.
“Borrower Asset Coverage Ratio” means the ratio, determined for the Obligors, without duplication, of (a)(i) Total Assets minus (ii) Total Assets Concentration Limitation to (b) Total Secured Debt.
“Borrower External Unquoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(B).
“Borrower PPM” means the Borrower’s Confidential Private Placement Memorandum, dated as of June 26, 2020.

“Borrowing” means (a) all ABR Loans of the same Class made, converted or continued on the same date, (b) all RFR Loans of the same Class denominated in the same Currency, (c) all Term Benchmark Loans of the same Class denominated in the same Currency that have the same Interest Period and/or (d) a Pro-Rata Borrowing, as applicable.
“Borrowing Base” has the meaning assigned to such term in Section 5.13.
“Borrowing Base Certificate” means a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit B and appropriately completed.
“Borrowing Base Deficiency” means, at any date on which the same is determined, the amount, if any, that the aggregate Covered Debt Amount as of such date exceeds the Borrowing Base as of such date.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, substantially in the form of Exhibit D or such other form as is reasonably satisfactory to the Administrative Agent.
“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) when used in connection with a Term Benchmark Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in the Principal Financial Center of the country for the Currency in which such Term Benchmark Loan is denominated and, if the Borrowings or LC Disbursements which are the subject of such a borrowing, drawing, payment, reimbursement or rate selection are denominated in (x) Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, and (y) Dollars, the term “Business Day” shall also exclude any day which is not a U.S. Government Securities Business Day, and (c) when used in relation to RFR Loans or any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Currency of such RFR Loan, the term “Business Day” shall also exclude any day that is not an RFR Business Day.
“Calculation Amount” has the meaning assigned to such term in Section 5.12(b)(iii)(B).
“Canadian Dollar” or “C$” means the lawful money of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) Adjusted Term CORRA for one month, plus 1% per annum. The Canadian Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Any change in the Canadian Prime Rate due to a change in the PRIMCAN index or Adjusted Term CORRA shall be effective from and including the effective date of such change in the PRIMCAN Index or Adjusted Term CORRA, respectively. If the Canadian Prime Rate is being used as an alternate rate of interest pursuant to Section 2.12 or if the Administrative Agent is not

able to determine Adjusted Term CORRA for purposes of this definition for any reason, then the Canadian Prime Rate shall be equal to clause (a) above and shall be determined without reference to clause (b) above.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” of any Person means any and all shares of corporate stock (however designated) of, and any and all other Equity Interests and participations representing ownership interests (including membership interests and limited liability company interests) in, such Person.
“Cash” means any immediately available funds in Dollars or in any currency other than Dollars (measured in terms of the Dollar Equivalent thereof) which is a freely convertible currency.
“Cash Collateralize” means, with respect to a Letter of Credit, the pledge and deposit of immediately available funds (or, if the Issuing Bank shall agree in its sole discretion, other credit support) in the Currency of the Letter of Credit under which such LC Exposure arises into a cash collateral account (the “Letter of Credit Collateral Account”) maintained with (or on behalf of) the Administrative Agent in an amount equal to one hundred and two percent (102%) of the face amount of such Letter of Credit (or such other amount as may be specified in any applicable provision hereof) as collateral pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means investments (other than Cash) that are one or more of the following obligations:
(a)    Short-Term U.S. Government Securities;
(b)    investments in commercial paper maturing within 180 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof (i) issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or under the laws of a Permitted Foreign Jurisdiction; provided that such certificates of deposit, banker’s acceptances and time deposits are held in a securities account (as defined in the Uniform Commercial Code) through which the

Collateral Agent can perfect a security interest therein and (ii) having, at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days from the date of acquisition thereof for U.S. Government Securities and entered into with (i) a financial institution satisfying the criteria described in paragraph (c) of this definition or (ii) an Approved Dealer having (or being a member of a consolidated group having) at such date of acquisition, a credit rating of at least A-1 from S&P and at least P-1 from Moody’s;
(e)    certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $1,000,000,000; and
(f)    investments in money market funds and mutual funds, which invest substantially all of their assets in Cash or assets of the types described in paragraphs (a) through (e) above;
provided, that (i) in no event shall Cash Equivalents include any obligation that provides for the payment of interest alone (for example, interest-only securities or “IOs”); (ii) if any of Moody’s or S&P changes its rating system, then any ratings included in this definition shall be deemed to be an equivalent rating in a successor rating category of Moody’s or S&P, as the case may be; (iii) Cash Equivalents (other than U.S. Government Securities, certificates of deposit or repurchase agreements) shall not include any such investment representing more than 25% of total assets of the Obligors in any single issuer; and (iv) in no event shall Cash Equivalents include any obligation that is not denominated in Dollars or in an Agreed Foreign Currency.
“CFC” means a Subsidiary that is a “controlled foreign corporation” directly or indirectly owned by an Obligor within the meaning of Section 957 of the Code.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than the Investment Advisor or any equityholder as of the Second Restatement Effective Date, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower, (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by Persons who were not (A) members of the Board of Directors of the Borrower as of the later of (x) the Second Restatement Effective Date and (y) the corresponding date of the previous year, (B) approved, selected or nominated to become members of the Board of Directors of the Borrower by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A), or (C) approved, selected or nominated to become members of the Board of Directors of the Borrower by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (A) and individuals described in clause (B) or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group other than the Investment Advisor.

“Change in Law” means (a) the adoption of any law, rule or regulation or treaty after the Second Restatement Effective Date, (b) any change in any law, rule or regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority after the Second Restatement Effective Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.13(b) or Section 2.18(a), by such Lender’s or the Issuing Bank’s holding company, if any, or by any lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Second Restatement Effective Date; provided that, notwithstanding anything herein to the contrary, (I) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (II) all requests, rules, guidelines or directives promulgated by the Bank For International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued, promulgated or implemented.
“CIBOR Rate” means, in the case of any Term Benchmark Borrowing denominated in DKK, with respect to any Interest Period, a rate per annum equal to the Copenhagen Interbank Offered Rate administered by the Finance Denmark (or any other person that takes over administration of that rate) for deposits in DKK with a term equivalent to such Interest Period as displayed on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “CIBOR Screen Rate”) as of the Specified Time two (2) Business Days prior to the commencement of such Interest Period. If the CIBOR Rate shall be less than zero, the CIBOR Rate shall be deemed to be zero for purposes of this agreement.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loans or Revolving Loans and (i) in the case of a Term Loan, whether such Loan is, or the Loans constituting such Borrowing are, Initial Term Loans or Incremental Term Loans (and each Incremental Term Loan funded on a different Commitment Increase Date may be treated as its own Class), as applicable, and (ii) in the case of a Revolving Loan, whether such Loan is, or the Loans constituting such Borrowing are, Dollar Loans or Multicurrency Loans; when used in reference to any Lender, refers to whether such Lender is a Term Lender or a Revolving Lender and (x) in the case of any Term Lender, whether such Lender is an Initial Term Lender or an Incremental Term Lender (and each Incremental Term Lender funding Incremental Term Loans on a different Commitment Increase Date may be treated as its own Class) and (y) in the case of any Revolving Lender, whether such Lender is a Dollar Lender or a Multicurrency Lender; and when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment and (1) in the case of any Term Commitment, whether such Commitment is an Initial Term Commitment or an Incremental Term Commitment (and each Incremental Term Commitment with respect to Incremental Term Loans funded on a different Commitment Increase Date may be treated as its own Class), and (2) in the case of any Revolving Commitment, whether such Commitment is a Dollar Commitment or a Multicurrency Commitment.
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Collateral Agent” means ING in its capacity as Collateral Agent under the Guarantee and Security Agreement, and includes any successor Collateral Agent thereunder.
“Combined Amount” means, as of any date, (i) the aggregate principal amount of Revolving Commitments as of such date (or, if greater, the Revolving Credit Exposures of all Lenders as of such date), plus (ii) the aggregate principal amount of outstanding Term Loans as of such date, plus (iii) the aggregate amount of outstanding Designated Indebtedness (as defined in the Guarantee and Security Agreement) and, without duplication, the aggregate amount of unused commitments under any Designated Indebtedness (as defined in the Guarantee and Security Agreement) that have not expired or been terminated.
“Commitment Increase” has the meaning assigned to such term in Section 2.07(e)(i).
“Commitment Increase Date” has the meaning assigned to such term in Section 2.07(e)(i).
“Commitments” means, collectively, the Term Commitments and the Revolving Commitments.
“Consolidated Asset Coverage Ratio” means, on a consolidated basis for Borrower and its Subsidiaries, the ratio which the value of total assets, less all liabilities and indebtedness not represented by Senior Securities, bears to the aggregate principal amount of Senior Securities representing indebtedness of the Borrower and its Subsidiaries (including under this Agreement) (all as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder as in effect on the Second Restatement Effective Date). For clarity and notwithstanding anything herein to the contrary, the calculation of the Consolidated Asset Coverage Ratio shall be made in accordance with any exemptive order (whether in effect on the Second Restatement Effective Date or thereafter) issued by the SEC under Section 6(c) of the Investment Company Act relating to the exclusion of any Indebtedness of any SBIC Subsidiary from the definition of Senior Securities so long as (a) such order is in effect, (b) no obligations have become due and owing pursuant to the terms of any Permitted SBIC Guarantee and (c) such Indebtedness is owed to the SBA.
“Consolidated Group” has the meaning assigned to such term in Section 5.13(b).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Account” has the meaning assigned to such term in Section 5.08(c)(ii).

“Control Agreement” means (i) that certain Control Agreement, dated as of February 11, 2021, by and among the Borrower, BCIC Holdings, Inc., the Collateral Agent and the Custodian, (ii) that certain Account Control Agreement, dated as of February 11, 2021, by and among the Borrower, the Collateral Agent and State Street Global Markets, LLC and (iii) such other control agreements as may be entered into by and among an Obligor, the Collateral Agent and a Custodian, depository bank or securities intermediary, as applicable, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.
“CORRA Adjustment” means, for any calculation, a percentage per annum equal to (x) 0.29547% for an Interest Period of one month and (y) 0.32138% for an Interest Period of three months.
“CORRA Administrator” means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average).
“CORRA Administrator’s Website” means the website of the Bank of Canada or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.
“Covenant-Lite Loan” has the meaning assigned to such term in Section 5.13.
“Covered Debt Amount” means, on any date, the sum of (x) all of the Credit Exposures of all Lenders on such date, plus (y) the aggregate principal amount (including any increase in the aggregate principal amount resulting from payable-in-kind interest) of Other Covered Indebtedness outstanding on such date minus (z) LC Exposure that has been Cash Collateralized or LC Exposure that has been backstopped in a manner reasonably satisfactory to the Administrative Agent and the Issuing Bank; provided that (1) the aggregate principal amount of all Other Covered Indebtedness constituting Special Unsecured Longer-Term Indebtedness shall be excluded from the calculation of the Covered Debt Amount until the date that is nine (9) months prior to the scheduled maturity date of such Indebtedness (provided that to the extent, but only to the extent, any portion of any such Indebtedness is subject to a contractually scheduled amortization payment, other principal payment or redemption (other than any conversion into Permitted Equity Interests) earlier than the scheduled maturity date of such Indebtedness, such portion of such Indebtedness shall be included in the Covered Debt Amount beginning upon the later of (i) nine (9) months prior to such scheduled amortization payment, other principal payment or redemption, and (ii) the date the Borrower becomes aware that such Indebtedness is required to be paid or redeemed). For the avoidance of doubt, for purposes of calculating the Covered Debt Amount, any convertible securities included in the Covered Debt Amount will be included at the then outstanding principal balance thereof.
“Covered Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Credit Default Swap” means any credit default swap entered into as a means to hedge the default risk of bonds, notes, loans, debentures or securities of the Borrower or any Obligor.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loans at such time plus such Lender’s Revolving Credit Exposure at such time.
“Currency” means Dollars or any Foreign Currency.
“Custodian” means State Street Bank and Trust Company, or any other financial institution mutually agreeable to the Collateral Agent and the Borrower, as custodian holding documentation for Portfolio Investments, and accounts of the Obligors holding Portfolio Investments, on behalf of the Obligors and, pursuant to a Control Agreement, the Collateral Agent. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian pursuant to the terms of the Custodian Agreement.
“Custodian Account” means an account subject to a Custodian Agreement.
“Custodian Agreement” means (i) that certain Master Custodian Agreement, dated as of August 2, 2018, by and among the Borrower, the Custodian and the other parties thereto, (ii) that certain Custody Services Agreement, dated as of October 8, 2020, by and among BCIC Holdings, Inc. and the Custodian and (iii) such other custodian or custody agreements as may be entered into by and among an Obligor and a Custodian, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.
“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may (in consultation with the Borrower) establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA. Any change in Daily Compounded CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower.
“Daily Simple RFR” means, for any day (an “RFR Rate Day”), an interest rate per annum equal to, for any RFR Loan denominated in (a) Pounds Sterling, SONIA for the day that is five (5) RFR Business Days prior to (x) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day, or (y) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, and (b) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (x) if such RFR Rate Day is an RFR Business Day, such RFR Rate

Day, or (y) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion in consultation with the Borrower.
“Danish Krone” or “DKK” is the lawful currency of Denmark.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulted Obligation” has the meaning assigned to such term in Section 5.13.
“Defaulting Lender” means any Lender that has, as reasonably determined by the Administrative Agent, (a) failed to fund any portion of its Loans or participations in Letters of Credit within two (2) Business Days of the date required to be funded by it hereunder, unless, in the case of any Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such Lender’s failure is based on such Lender’s reasonable determination that the conditions precedent to funding such Loan under this Agreement have not been met, such conditions have not otherwise been waived in accordance with the terms of this Agreement and such Lender has advised the Administrative Agent and the Borrower in writing (with reasonable detail of those conditions that have not been satisfied) prior to the time at which such funding was to have been made, (b) notified the Borrower, the Administrative Agent, the Issuing Bank or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s reasonable determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in then outstanding Letters of Credit (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within two (2) Business Days of the date when due, unless the subject of a good faith dispute, or (e) other than via an Undisclosed Administration, either (i) has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or has a parent company that has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action (unless in the case of any Lender referred to in this clause (e), the Borrower, the Administrative Agent and the Issuing Bank shall be satisfied in the exercise of their respective reasonable discretion that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof, or solely as a result of an Undisclosed Administration, so long as such ownership interest or Undisclosed Administration does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“DIP Loan” has the meaning assigned to such term in Section 5.13.
“Directing Body” means the Borrower’s Board of Directors (or appropriate committee thereof with the necessary delegated authority).
“Disqualified Equity Interests” means Equity Interests of the Borrower that after issuance are subject to any agreement between the holder of such Equity Interests and the Borrower whereby the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate such Equity Interests, other than (x) as a result of a change of control, or (y) in connection with any purchase, redemption, retirement, acquisition, cancellation or termination with, or in exchange for, shares of Equity Interests that are not Disqualified Equity Interests.
“Disqualified Lenders” means (i) any Person identified by name on the “Disqualified Lender” list provided by the Borrower to the Administrative Agent on or before the Original Effective Date as a direct competitor of the Borrower, (ii) any Person identified in writing by name by the Borrower to the Administrative Agent as a direct competitor from time to time after the Original Effective Date that is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (iii) any Affiliates of any such Person identified above that are either identified in writing to the Administrative Agent by the Borrower from time to time or readily identifiable solely based on similarity of such Affiliate’s name; provided that no update of the list of Disqualified Lenders shall apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Loan or Commitments (or any Person that, prior to such identification, has entered into a bona fide and binding trade for either of the foregoing and has not yet acquired such assignment or participation) pursuant to the terms hereof; provided, further that any designation of a Person as a Disqualified Lender shall not be effective until the third (3rd) Business Day after written notice thereof is received by the Administrative Agent.
“Dollar Commitment” means, with respect to each Dollar Lender, the commitment of such Dollar Lender to make Revolving Loans denominated in Dollars hereunder, expressed as an amount representing the maximum aggregate amount of such Lenders’ Revolving Dollar Credit Exposure permitted hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 or reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Dollar Commitment as of the Second Restatement Effective Date is set forth on Schedule 1.01(b) or in the Incremental Commitment Agreement or the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable, after the Second Restatement Effective Date. The aggregate amount of the Revolving Lenders’ Dollar Commitments as of the Second Restatement Effective Date is $129,929,580.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Agreed Foreign Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of dollars with the Agreed Foreign Currency in the London foreign exchange market at or about 11:00 a.m. London time (or New York time, as applicable) on a particular day as displayed by ICE Data Services as the “ask price”, or as displayed on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services (or if such service ceases to be available, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems reasonably appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems reasonably appropriate in its sole discretion.
“Dollar Lender” means the Persons listed on Schedule 1.01(b) as having Dollar Commitments and any other Person that shall have become a party hereto pursuant to an Incremental Commitment Agreement or an Assignment and Assumption that provides for it to assume Dollar Commitments or to acquire Revolving Dollar Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.
“Dollar Loan” means a Loan denominated in Dollars made under the Dollar Commitments.
“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” has the meaning assigned to such term in Section 5.13.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Liens” means any right of offset, banker’s lien, security interest or other like rights against the Portfolio Investments held by the Custodian pursuant to or in connection with its rights and obligations relating to the Custodian Account, provided that such rights are subordinated, pursuant to the terms of a Control Agreement, to the first priority perfected security interest in the Collateral created in favor of the Collateral Agent, except to the extent expressly provided therein.
“Eligible Portfolio Investment” means any Portfolio Investment held by any Obligor (and solely for purposes of determining the Borrowing Base, Cash (other than Cash Collateral) and Cash Equivalents held by any Obligor) that, in each case, meets all of the criteria set forth on Schedule 1.01(c); provided, that no Portfolio Investment, Cash or Cash Equivalent shall constitute an Eligible Portfolio Investment or be included in the Borrowing Base if the Collateral Agent does not at all times maintain a first priority, perfected Lien (subject to no other Liens other than Eligible Liens) on such Portfolio Investment, Cash or Cash Equivalent or if such Portfolio Investment, Cash or Cash Equivalent has not been or does not at all times continue to be Delivered (as defined in the Guarantee and Security Agreement). Without limiting the generality of the foregoing, it is understood and agreed that any Portfolio Investments that have been contributed or sold, purported to be contributed or sold or otherwise transferred to any Financing Subsidiary, Immaterial Subsidiary, CFC, Transparent Subsidiary or any other Person that is not a Subsidiary Guarantor, or held by any Financing Subsidiary, Immaterial Subsidiary, CFC, Transparent Subsidiary or any other Person that is not a Subsidiary Guarantor shall not be treated as Eligible Portfolio Investments until distributed, sold or otherwise transferred to any Obligor free and clear of all Liens (other than Eligible Liens). Notwithstanding the foregoing, nothing herein shall limit the provisions of Section 5.12(b)(i), which provide that, for purposes of this Agreement, all determinations of whether a Portfolio Investment is to be included as an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such Portfolio Investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest. As used in this Agreement, “Equity Interests” shall not include convertible debt unless and until such debt has been converted to capital stock.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standards set forth in Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4041(c) or Section 4042 of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of Withdrawal Liability; (g) the occurrence of any non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan which would result in liability to a Lender; (h) the failure to make any required contribution to a Multiemployer Plan or to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302, 303 or 4068 of ERISA; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice concerning a determination that a Multiemployer Plan is insolvent as defined in Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR Screen Rate” means, for any Interest Period, in the case of any Term Benchmark Borrowing denominated in Euros, the European Interbank Offered Rate administered by the European Money Markets Institute (or any other entity which takes over the administration of that rate, or any such benchmark that would replace such rate) for the relevant period and displayed on Page EURIBOR01 of the Reuters Screen or, in the event that such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “EURIBOR Screen Rate”); provided that, if the EURIBOR Screen Rate so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Euro” or “€” refers to the lawful money of the Participating Member States.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or the Issuing Bank or required to be withheld or deducted from a payment to the Administrative Agent, any Lender or the Issuing Bank, (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes, in each case, imposed (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a), (d) Taxes attributable to such recipient’s failure to comply with Section 2.15(f), and (e) any withholding Taxes imposed under FATCA.
“Existing Credit Agreement” has the meaning assigned to such term in the preamble of this Agreement.
“External Quoted Value” has the meaning assigned to such term in Section 5.12(b)(ii)(A).
“FATCA” means Sections 1471 through 1474 of the Code, as of the Second Restatement Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, and any fiscal or regulatory legislation, rules, or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the NYFRB, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that if the Federal Funds Effective Rate is less than zero, such rate shall be zero for purposes of this Agreement.
“Financial Officer” means the chief executive officer, president, chief operating officer, chief financial officer, chief legal officer, principal accounting officer, treasurer, assistant treasurer, controller or chief compliance officer of the Borrower, in each case, who has been authorized by the Board of Directors of the Borrower to execute the applicable document or certificate.
“Financing Subsidiary” means (i) any Structured Subsidiary or (ii) any SBIC Subsidiary.
“First Lien Bank Loan” has the meaning assigned to such term in Section 5.13.
“Floor” means zero.
“Foreign Currency” means at any time any currency other than Dollars.
“Foreign Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars the equivalent amount thereof in the applicable Foreign Currency as reasonably determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Foreign Currency with Dollars.
“Foreign Lender” means any Lender or Issuing Bank that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).
“Gross Borrowing Base” has the meaning assigned to such term in Section 5.13(e).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary indemnification agreements entered into in the ordinary course of business in connection with obligations that do not constitute Indebtedness. The amount of any Guarantee at any time shall be deemed to be an amount equal to the maximum stated or determinable amount of the primary obligation in respect of which such Guarantee is incurred, unless the terms of such Guarantee expressly provide that the maximum amount for which such Person may be liable thereunder is a lesser amount (in which case the amount of such Guarantee shall be deemed to be an amount equal to such lesser amount).
“Guarantee and Security Agreement” means that certain Amended and Restated Guarantee, Pledge and Security Agreement, dated as of the Second Restatement Effective Date, among the Borrower, the Subsidiary Guarantors, the Administrative Agent, each holder (or a representative, agent or trustee therefor) from time to time of any Secured Longer-Term Indebtedness, and the Collateral Agent.
“Guarantee Assumption Agreement” means a Guarantee Assumption Agreement substantially in the form of Exhibit B to the Guarantee and Security Agreement (or such other form that is reasonably acceptable to the Collateral Agent) between the Collateral Agent and an entity that pursuant to Section 5.08 is required to become a “Subsidiary Guarantor” under the Guarantee and Security Agreement (with such changes as the Administrative Agent shall request consistent with the requirements of Section 5.08, or to which the Collateral Agent shall otherwise consent).
“Hedging Agreement” means any interest rate protection agreement, Credit Default Swap, foreign currency exchange protection agreement, commodity price protection agreement or other credit, interest or currency exchange rate or commodity price hedging arrangement.
“High Yield Securities” has the meaning assigned to such term in Section 5.13.
“Immaterial Subsidiaries” means those Subsidiaries of the Borrower that are designated as “Immaterial Subsidiaries” by the Borrower from time to time (it being understood that the Borrower may at any time change any such designation); provided that such designated Immaterial Subsidiaries shall collectively meet all of the following criteria as of the date of (x) the designation of each such Immaterial Subsidiary and (y) the most recent balance sheet required to be delivered pursuant to Section 5.01 (and the Borrower shall in each case deliver to the Administrative Agent a certificate of a Financial Officer to such effect setting forth reasonably detailed calculations demonstrating such compliance): (a) such Subsidiaries and their Subsidiaries do not hold any Eligible Portfolio Investment included in the Borrowing Base, (b) the aggregate assets of all such Subsidiaries and their Subsidiaries (on a consolidated basis) as of such date do not exceed an amount equal to 3% of the consolidated assets of the Borrower and its Subsidiaries as of such date; and (c) the aggregate revenues of all such Subsidiaries and their Subsidiaries (on a consolidated basis) for the fiscal quarter ending on such date do not exceed an amount equal to 3% of the consolidated revenues of the Borrower and its Subsidiaries for such period.

Notwithstanding the foregoing, no Immaterial Subsidiary that is later designated as a Subsidiary Guarantor may be an Immaterial Subsidiary.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “Term Benchmark Rate”.
“Increasing Lender” has the meaning assigned to such term in Section 2.07(e)(i).
“Incremental Commitment Agreement” has the meaning assigned to such term in Section 2.07(e)(ii).
“Incremental Term Commitment” means, as to each Incremental Term Lender, the obligations of such Incremental Term Lender to make, on and subject to the terms and conditions hereof, an Incremental Term Loan to the Borrower in Dollars pursuant to Section 2.07(e)(ii)(z) in an aggregate principal amount up to but not exceeding the amount set forth in the applicable Incremental Commitment Agreement. The initial amount of each Incremental Lender’s Incremental Term Commitment shall be set forth in the applicable Incremental Commitment Agreement.
“Incremental Term Lender” means each Lender having an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loans” means any term loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.07(e)(ii)(z).
“Indebtedness” of any Person means, without duplication, (a) (i) all obligations of such Person for borrowed money or (ii) with respect to deposits, loans or advances of any kind that are required to be accounted for under GAAP as a liability on the financial statements of an Obligor (other than deposits received in connection with a Portfolio Investment in the ordinary course of the Obligor’s business (including, but not limited to, any deposits or advances in connection with expense reimbursement, prepaid agency fees, other fees, indemnification, work fees, tax distributions or purchase price adjustments)), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar debt instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade accounts payable and accrued expenses in the ordinary course of business not past due for more than ninety (90) days after the date on which such trade account payable was due or that are being contested in good faith), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (with the value of such debt being the lower of the outstanding amount of such debt and the fair market value of the property subject to such Lien), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) the net amount such Person would be obligated for under any Hedging Agreement if such Hedging Agreement was terminated at the time of determination, (j) all obligations, contingent or otherwise, with respect to Disqualified Equity Interests, and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor (or such Person is not otherwise liable for such Indebtedness). Notwithstanding the foregoing, “Indebtedness” shall not include (x) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset or Investment to satisfy unperformed obligations of the seller of such asset or Investment, (y) a commitment arising in the ordinary course of business to make a future Portfolio Investment or fund the delayed draw or unfunded portion of any existing Portfolio Investment or (z) indebtedness of an Obligor on account of the sale by an Obligor of the first out tranche of any First Lien Bank Loan that arises solely as an accounting matter under ASC 860, provided that such indebtedness (i) is non-recourse to the Borrower and its Subsidiaries and (ii) would not represent a claim against the Borrower or any of its Subsidiaries in a bankruptcy, insolvency or liquidation proceeding of the Borrower or its Subsidiaries, in each case in excess of the amount sold or purportedly sold.
“Independent” when used with respect to any specified Person means that Person (a) does not have any direct financial interest (other than ownership of a de minimis amount of the Equity Interests of such Person) or any material indirect financial interest in the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof) and (b) is not an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions of the Borrower or any of its Subsidiaries or Affiliates (including its investment advisor or any Affiliate thereof).
“Independent Valuation Provider” means any of Alvarez & Marsal, Houlihan Lokey Howard & Zukin Capital, Inc., Duff & Phelps LLC, Citrin Cooperman, Lincoln International LLC, Stout Risius Ross, LLC and Valuation Research Corporation, or any other Independent nationally recognized third-party appraisal firm selected by the Administrative Agent, and reasonably acceptable to the Borrower.
“Industry Classification Group” means (a) any of the Moody’s classification groups set forth on Schedule 1.01(d), together with any classification groups that may be subsequently established by Moody’s and provided by the Borrower to the Administrative Agent and (b) any additional industry group classifications established by the Borrower pursuant to Section 5.12.
“ING” means ING Capital LLC.
“Initial Term Commitment” means, as to each Term Lender, the obligation of such Term Lender to make Initial Term Loans hereunder in an aggregate amount not to exceed the amount set forth opposite to such Term Lender’s name on Schedule 1.01(b) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Initial Term Commitment. The aggregate amount of the Term Lenders’ Initial Term Commitments as of the Second Restatement Effective Date is $300,000,000.

“Initial Term Lender” means each Lender having an Initial Term Commitment or an outstanding Initial Term Loan.
“Initial Term Loans” means the term loans made by the Initial Term Lenders to the Borrower pursuant to Section 2.01(c).
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06 substantially in the form of Exhibit E or such other form that is reasonably acceptable to the Administrative Agent.
“Interest Payment Date” means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Term Benchmark Loan, the last day of each Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at three-month intervals after the first day of such Interest Period and (c) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month).
“Interest Period” means, for any Term Benchmark Loan or Borrowing, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months (other than with respect to a Term Benchmark Loan or Term Benchmark Borrowing denominated in Dollars or Canadian Dollars, which shall not be available for a period of six months’ duration) thereafter or, with respect to such portion of any such Loan or Borrowing that is scheduled to be repaid on the Maturity Date, a period of less than one month’s duration commencing on the date of such Loan or Borrowing and ending on the Maturity Date, as specified in the applicable Borrowing Request or Interest Election Request; provided, that, in each case, (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period (other than an Interest Period that ends on the Maturity Date that is permitted to be of less than one month’s duration as provided in this definition) that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan, and the date of a Borrowing comprising Loans that have been converted or continued shall be the effective date of the most recent conversion or continuation of such Loans.
“Internal Revenue Service” or “IRS” means the United States Internal Revenue Service.
“Internal Value” has the meaning assigned to such term in Section 5.12(b)(ii)(C).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which the applicable Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the applicable Screen Rate for the shortest period (for which that applicable Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“Investment” means, for any Person: (a) Equity Interests, bonds, notes, debentures or other securities of any other Person (including convertible securities) or any agreement to acquire any Equity Interests, bonds, notes, debentures or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) deposits, advances, loans or other extensions of credit made to any other Person (including purchases of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person); or (c) Hedging Agreements.
“Investment Advisor” means (i) Barings, (ii) an Affiliate of Barings reasonably satisfactory to the Administrative Agent or (iii) another investment advisor reasonably satisfactory to the Administrative Agent and approved by the Required Lenders.
“Investment Company Act” means the Investment Company Act of 1940, as amended from time to time.
“Investment Policies” means the Borrower’s written investment objectives, policies, restrictions and limitations as in existence on the Original Restatement Date, delivered to the Administrative Agent prior to the Original Restatement Date, as may be amended or modified from time to time by a Permitted Policy Amendment.
“Issuing Bank” means ING, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(j).
“IVP Supplemental Cap” has the meaning assigned to such term in Section 9.03(a).
“Junior Investment” has the meaning assigned to such term in Section 5.13.
“Last Out Loan” has the meaning assigned to such term in Section 5.13.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time (including any Letter of Credit for which a draft has been presented but not yet honored by the Issuing Bank) plus (b) the aggregate amount of all LC Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Multicurrency Percentage of the total LC Exposure at such time. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or a document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
“Lenders” means, collectively, the Term Lenders and the Revolving Lenders.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (other than on market terms at fair value so long as in the case of any Portfolio Investment, the Value used in determining the Borrowing Base is not greater than the purchase or call price), except in favor of the issuer thereof (and in the case of Portfolio Investments that are equity securities, excluding customary drag-along, tag-along, right of first refusal, restrictions on assignments or transfers and other similar rights in favor of other equity holders of the same issuer). For the avoidance of doubt, in the case of Investments that are loans or other debt obligations, customary restrictions on assignments or transfers thereof on customary and market based terms pursuant to the underlying documentation relating to such Investment shall not be deemed to be a “Lien”.
“Loan Documents” means, collectively, this Agreement, the Letter of Credit Documents, any promissory notes delivered pursuant to Section 2.08(f), the Security Documents and any fee letter between the Borrower and the Administrative Agent (or between the Borrower and any of the Lenders) relating to this Agreement.
“Loans” means any loans made by the Lenders to the Borrower pursuant to this Agreement, including the Revolving Loans and the Term Loans.
“Local Rate” means (i) for Loans or Letters of Credit in AUD, the AUD Rate, (ii) for Loans or Letters of Credit in NZD, the NZD Rate, (iii) for Loans or Letters of Credit in Swedish Krona, the STIBOR Rate, (iv) for Loans or Letters of Credit in Norwegian Krone, the NIBOR Rate and (v) for Loans or Letters of Credit in Danish Krone, the CIBOR Rate.

“Local Screen Rate” means the AUD Screen Rate, the NZD Screen Rate, the STIBOR Screen Rate, the NIBOR Screen Rate, the CIBOR Screen Rate, SONIA, SARON and CORRA as published on the CORRA Administrator’s Website (following a Benchmark Transition Event with respect to Term CORRA), collectively and individually as the context may require.
“Long-Term U.S. Government Securities” has the meaning assigned to such term in Section 5.13.
“Margin Stock” means “margin stock” within the meaning of Regulations D, T, U and X.
“Material Adverse Effect” means a material adverse effect on (a) the business, Portfolio Investments of the Obligors (taken as a whole) and other assets, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower and its Subsidiaries (other than any Financing Subsidiary), taken as a whole, or (b) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder or the ability of the Obligors to perform their respective obligations thereunder.
“Material Indebtedness” means (a) Indebtedness (other than the Loans, Letters of Credit and Hedging Agreements), of any one or more of the Borrower and its Subsidiaries (including each Financing Subsidiary) in an aggregate outstanding principal amount exceeding $20,000,000 and (b) obligations in respect of one or more Hedging Agreements or other swap or derivative transactions under which the maximum aggregate amount (after giving effect to any netting agreements) that the Borrower and its Subsidiaries would be required to pay if such Hedging Agreement(s) or other swap or derivative transactions were terminated at such time would exceed $20,000,000.
“Maturity Date” means the earliest of (i) the date that is one year after the Revolver Termination Date, (ii) the occurrence of a Liquidity Event (as defined in the Borrower PPM) and (iii) June 30, 2028.
“Maximum Rate” has the meaning assigned to such term in Section 2.19.
“Mezzanine Investments” has the meaning assigned to such term in Section 5.13.
“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
“Multicurrency Commitment” means, with respect to each Multicurrency Lender, the commitment of such Multicurrency Lender to make Revolving Loans, and to acquire participations in Letters of Credit denominated in Dollars and in Agreed Foreign Currencies hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Multicurrency Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.07 or reduced from time to time pursuant to Section 2.09 or as otherwise provided in this Agreement and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of each Lender’s Multicurrency Commitment as of the Second Restatement Effective Date is set forth on Schedule 1.01(b) or in the Incremental Commitment Agreement or Assignment

Assumption pursuant to which such Lender shall have assumed its Multicurrency Commitment, as applicable, after the Second Restatement Effective Date. The aggregate amount of the Revolving Lenders’ Multicurrency Commitments as of the Second Restatement Effective Date is $280,070,420.
“Multicurrency Lender” means the Persons listed on Schedule 1.01(b) as having Multicurrency Commitments and any other Person that shall have become a party hereto pursuant to an Incremental Commitment Agreement or an Assignment and Assumption that provides for it to assume a Multicurrency Commitment or to acquire Revolving Multicurrency Credit Exposure, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise in accordance with the terms hereof.
“Multicurrency Loan” means a Loan denominated in Dollars or in an Agreed Foreign Currency made under the Multicurrency Commitments.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA in respect of which the Borrower or any ERISA Affiliate makes or is required to make any contributions.
“National Currency” means the currency, other than the Euro, of a Participating Member State.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to (a) the sum of Cash payments and Cash Equivalents received by the Obligors from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (b) any costs, fees, commissions, premiums and expenses actually incurred by any Obligor directly incidental to such Asset Sale and payable in cash to a Person that is not an Affiliate of any Obligor (or if payable to an Affiliate, only to the extent such expenses are reasonable and customary), including reasonable legal fees and expenses, minus (c) all taxes paid or reasonably estimated to be payable by any Obligor (other than any income tax) as a result of such Asset Sale (after taking into account any applicable tax credits or deductions that are reasonably expected to be available), minus (d) reserves for indemnification, purchase price adjustments or analogous arrangements reasonably estimated by the Borrower or the relevant Subsidiary in connection with such Asset Sale; provided that (i) such reserved amount shall not be included in the Borrowing Base and (ii) if the amount of any estimated reserves pursuant to this clause (d) exceeds the amount actually required to be paid in cash in respect of indemnification, purchase price adjustments or analogous arrangements for such Asset Sale, the aggregate amount of such excess shall constitute Net Asset Sale Proceeds (as of the date the Borrower determines such excess exists), minus (e) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time, or within thirty (30) days after, the date of such Asset Sale.
“Net Return of Capital” means an amount equal to (i) (a) any Cash amount (and proceeds of any non-Cash amount) received by any Obligor at any time in respect of the outstanding principal of any Portfolio Investment (whether at stated maturity, by acceleration or otherwise), (b) without duplication of amounts received under clause (a), any Cash proceeds

(including Cash proceeds of any non-Cash consideration) received by any Obligor at any time from the sale of any property or assets pledged as collateral in respect of any Portfolio Investment to the extent such Cash proceeds are less than or equal to the outstanding principal balance of such Portfolio Investment, (c) solely to the extent such proceeds, along with any such proceeds previously received (other than on account of taxes paid or reasonably estimated to be payable), are less than or equal to the Obligor’s investments therein, any cash amount (and Cash proceeds of any non-Cash amount) received by any Obligor at any time in respect of any Portfolio Investment that is an Equity Interest (x) upon the liquidation or dissolution of the Portfolio Company of such Portfolio Investment, (y) as a distribution of capital made on or in respect of such Portfolio Investment (other than, in the case of a Portfolio Investment that is capital stock, any distribution on account of actual taxes paid or reasonably estimated to be payable by an Obligor solely in its capacity as a holder of such Equity Interest (and not on account of such Obligor’s status as a RIC)), or (z) pursuant to the recapitalization or reclassification of the capital of the Portfolio Company of such Portfolio Investment or pursuant to the reorganization of such Portfolio Company or (d) any similar return of capital received by any Obligor in Cash (and Cash proceeds of any non-Cash amount) in respect of any Portfolio Investment minus (ii) any costs, fees, commissions, premiums and expenses incurred by any Obligor directly incidental to such Cash receipts, including reasonable legal fees and expenses.
“New Zealand Dollars” and “NZD” refers to the lawful currency of New Zealand.
“NIBOR Rate” means, with respect to any Interest Period, in the case of any Term Benchmark Borrowing denominated in NOK, a rate per annum equal to the Norwegian Interbank Offered Rate administered by Norske Finansielle Referanser (or any other person that takes over administration of that rate) for deposits in NOK with a term equivalent to such Interest Period as displayed on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “NIBOR Screen Rate”) as of the Specified Time two (2) Business Days prior to the commencement of such Interest Period. If the NIBOR Rate shall be less than zero, the NIBOR Rate shall be deemed to be zero for purposes of this agreement.
“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
“Non-Core Investments” has the meaning assigned to such term in Section 5.13.
“Norwegian Krone” and “NOK” refers to the lawful currency of Norway.
“NYFRB” means the Federal Reserve Bank of New York.
“NZD Rate” means, for any Loans in New Zealand Dollars, the (a) NZD Screen Rate plus (b) 0.30%.
“NZD Screen Rate” means, with respect to any Interest Period, the rate per annum determined by the Administrative Agent which is equal to the average bank bill reference rate as administered by the New Zealand Financial Markets Association (or any other Person that takes over the administration of such rate) for bills of exchange with a tenor equal in length to such

Interest Period as displayed on page BKBM of the Reuters screen (or, in the event such rate does not appear on such page, on any successor or substitute page on such screen that displays such rate or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about the Specified Time on the first day of such Interest Period. If the NZD Screen Rate shall be less than zero, the NZD Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors.
“OFAC” has the meaning assigned to such term in Section 3.20.
“Original Effective Date” means January 15, 2021.
“Original Restatement Date” means April 30, 2021.
“Other Connection Taxes” means, with respect to any recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Covered Indebtedness” means, collectively, Secured Longer-Term Indebtedness, Special Unsecured Longer-Term Indebtedness and Unsecured Shorter-Term Indebtedness.
“Other Taxes” means any and all present or future stamp, court, documentary, intangible, recording or filing Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency transactions by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided, that if the Overnight Bank Funding Rate is less than zero, such rate shall be zero for purposes of this Agreement.
“Participant” has the meaning assigned to such term in Section 9.04(f).
“Participant Register” has the meaning assigned to such term in Section 9.04(f).

“Participating Member State” means any member state of the European Community that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.
“Payment” has the meaning assigned to such term in Section 8.13(b)(i).
“Payment Notice” has the meaning assigned to such term in Section 8.13(b)(ii).
“Payor” has the meaning assigned to such term in Section 8.13(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performing” has the meaning assigned to such term in Section 5.13.
“Performing Broadly Syndicated Loan” has the meaning assigned to such term in Section 5.13.
“Performing Common Equity” has the meaning assigned to such term in Section 5.13
“Performing DIP Loans” has the meaning assigned to such term in Section 5.13.
“Performing First Lien Bank Loans” has the meaning assigned to such term in Section 5.13.
“Performing First Lien Covenant-Lite Loans” has the meaning assigned to such term in Section 5.13.
“Performing First Lien Middle Market Loans” has the meaning assigned to such term in Section 5.13.
“Performing High Yield Securities” has the meaning assigned to such term in Section 5.13.
“Performing Last Out Loans” has the meaning assigned to such term in Section 5.13.
“Performing Mezzanine Investments” has the meaning assigned to such term in Section 5.13.
“Performing PIK Obligations” has the meaning assigned to such term in Section 5.13.
“Performing Preferred Stock” has the meaning assigned to such term in Section 5.13.

“Performing Second Lien Bank Loans” has the meaning assigned to such term in Section 5.13.
“Performing Subordinated Covenant-Lite Loans” has the meaning assigned to such term in Section 5.13.
“Periodic Term CORRA Determination Day” has the meaning specified in the definition of “Term CORRA”.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Equity Interests” means common stock of the Borrower that after its issuance is not subject to any agreement between the holder of such common stock and the Borrower where the Borrower is required to purchase, redeem, retire, acquire, cancel or terminate any such common stock at any time prior to the first anniversary of the later of the Maturity Date (as in effect from time to time) and the Termination Date.
“Permitted Foreign Jurisdiction” has the meaning assigned to such term in Section 5.13.
“Permitted Foreign Jurisdiction Portfolio Investment” has the meaning assigned to such term in Section 5.13.
“Permitted Liens” means (a) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (b) Liens of clearing agencies, broker-dealers and similar Liens incurred in the ordinary course of business, provided that such Liens (i) attach only to the securities (or proceeds) being purchased or sold and (ii) secure only obligations incurred in connection with such purchase or sale, and not any obligation in connection with margin financing; (c)  Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmens’, storage, landlord, and repairmen’s Liens and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) not yet due or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP; (d) Liens incurred or pledges or deposits made to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or other similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (e) Liens securing the performance of, or payment in respect of, bids, insurance premiums, deductibles or co-insured amounts, tenders, government or utility contracts (other than for the repayment of borrowed money), surety, stay, customs and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; (f) Liens arising out of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as such judgments or awards do not constitute an Event of Default; (g) customary rights of setoff and liens upon (i) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (ii) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (iii) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (i) through (iii) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; (h) Liens arising solely from precautionary filings of financing statements under the Uniform Commercial Code of the applicable jurisdictions in respect of operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (i) Eligible Liens; (j) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Obligor in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder); (k) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate (including leasehold title), in each case which do not interfere with or affect in any material respect the ordinary course conduct of the business of the Borrower and its Subsidiaries; (l) purchase money Liens on specific equipment and fixtures, provided that (i) such Liens only attach to such equipment and fixtures and (ii) the Indebtedness secured thereby does not exceed the lesser of the cost and the fair market value of such equipment and fixtures at the time of the acquisition thereof; (m) deposits of money securing leases to which Borrower is a party as lessee made in the ordinary course of business; and (n) precautionary Liens and filing of financing statements under the Uniform Commercial Code covering assets sold or contributed to any Person not prohibited hereunder.
“Permitted Policy Amendment” is an amendment, modification, termination or restatement of the Investment Policies or Valuation Policy, in each case that is any of (i) approved in writing by the Administrative Agent (with the consent of the Required Lenders), (ii) required by applicable law or Governmental Authority, or (iii) is not or could not reasonably be expected to be materially adverse to the Lenders.
“Permitted Prior Working Capital Lien” has the meaning assigned to such term in Section 5.13.
“Permitted SBIC Guarantee” means a guarantee by the Borrower of SBA Indebtedness of an SBIC Subsidiary on the SBA’s then applicable form; provided that the recourse to the Obligors thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary (it being understood that, as provided in paragraph (q) of Article VII, it shall be an Event of Default hereunder if any such event or condition giving rise to such recourse occurs).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Obligation” has the meaning assigned to such term in Section 5.13.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Portfolio Company” means the issuer or obligor under any Portfolio Investment held by any Obligor.
“Portfolio Investment” means any Investment held by the Borrower and its Subsidiaries in their asset portfolio and included on the schedule of investments on the financial statements of the Borrower delivered pursuant to Section 5.01(a) or (b) (or, for any Investment made during a given quarter and before a schedule of investments is required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such quarter, is intended to be included on the schedule of investments when such Investment is made) (and, for the avoidance of doubt, shall not include any Subsidiary of the Borrower).
“Pounds Sterling” or “£” means the lawful currency of England.
“Preferred Stock” has the meaning assigned to such term in Section 5.13.
“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section, as the “U.S. Prime Rate” (or its successor), as in effect from time to time or, if The Wall Street Journal ceases to quote such rate, the highest per annum rate published by the Federal Reserve Board in the Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.
“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Administrative Agent.
“Pro-Rata Borrowing” has the meaning assigned to such term in Section 2.03(a).
“Pro-Rata Dollar Portion” means, in connection with any Pro-Rata Borrowing in Dollars, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Dollar Commitments of all Dollar Lenders at such time divided by (iii) the aggregate Revolving Commitments of all Revolving Lenders at such time.
“Pro-Rata Multicurrency Portion” means, in connection with any Pro-Rata Borrowing in Dollars, an amount equal to (i) the aggregate amount of such Pro-Rata Borrowing multiplied by (ii) the aggregate Multicurrency Commitments of all Multicurrency Lenders at such time divided by (iii) the aggregate Revolving Commitments of all Revolving Lenders at such time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to such term in Section 9.18(b)(iv).
“QFC Credit Support” has the meaning assigned to such term in Section 9.18.
“Quarterly Dates” means the last Business Day of March, June, September and December in each year, commencing on December 31, 2024.
“Quotation Day” means, with respect to any Term Benchmark Borrowing (other than any Term Benchmark Borrowing denominated in Dollars or Canadian Dollars) for any Interest Period, (i) if the Currency is AUD, the first day of such Interest Period, (ii) if the Currency is Euro, two (2) TARGET Days before the first day of such Interest Period and (iii) for any other Currency (other than Dollars or Canadian Dollars), two (2) Business Days prior to the first day of such Interest Period, unless, in each case, market practice differs in the relevant market where the Term Benchmark Rate for such Currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day shall be the last of those days).
“Quoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(A).
“Register” has the meaning assigned to such term in Section 9.04(c).
“Regulations D, T, U and X” means, respectively, Regulations D, T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, partners, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.
“Relevant Consolidated Asset Coverage Ratio” has the meaning assigned to such term in Section 5.13.
“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto, (b) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto, (c) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Pounds Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England, or any successor thereto, (d) with respect to a Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euro, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank, or any successor thereto and (e) with respect to any Benchmark Replacement in respect of obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Currency (other than Dollars, Canadian Dollars, Euros and Pounds Sterling), (i) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time. The Required Lenders of a Class (which shall include the terms “Required Dollar Lenders” and “Required Multicurrency Lenders”) means Lenders having Credit Exposures and unused Commitments of such Class representing more than 50% of the sum of the total Credit Exposures and unused Commitments of such Class; provided that the Credit Exposures and unused Commitments of any Defaulting Lenders shall be disregarded in the determination of Required Lenders to the extent provided for in Section 2.17.
“Required Payment” has the meaning assigned to such term in Section 8.13(b).
“Required Revolving Lenders” means, at any time, Revolving Lenders having Revolving Credit Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time; provided that the Revolving Credit Exposures and unused Revolving Commitments of any Defaulting Lenders shall be disregarded in the determination of Required Revolving Lenders to the extent provided for in Section 2.17.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of Capital Stock of the Borrower or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of Capital Stock of the Borrower or any option, warrant or other right to acquire any such shares of Capital Stock of the Borrower (other than any equity awards granted to employees, officers, directors and consultants of the Borrower and its Affiliates); provided, for clarity, neither the conversion of convertible debt into Permitted Equity Interests nor the purchase, redemption, retirement, acquisition, cancellation or termination of convertible debt made solely with Permitted Equity Interests (other than interest or expenses or fractional shares, which may be payable in cash) shall be a Restricted Payment hereunder.

“Restructured Investment” has the meaning assigned to such term in Section 5.13.
“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Term Benchmark Loan or RFR Loan denominated in an Agreed Foreign Currency, (ii) each date of a continuation of a Term Benchmark Loan denominated in an Agreed Foreign Currency and (iii) such additional dates as the Administrative Agent shall reasonably and in good faith determine or the Required Revolving Lenders shall reasonably and in good faith require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Agreed Foreign Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Agreed Foreign Currency and (iv) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably and in good faith determine or the Required Revolving Lenders shall reasonably and in good faith require.
“Revolver Termination Date” means the earlier of (i) the last day of the Commitment Period (as defined in the Borrower PPM) and (ii) June 30, 2027.
“Revolving Commitments” means, collectively, the Dollar Commitments and the Multicurrency Commitments.
“Revolving Credit Exposure” means, with respect to any Revolving Lender at any time, the sum of the Revolving Dollar Credit Exposure and Revolving Multicurrency Credit Exposure of such Revolving Lender at such time.
“Revolving Dollar Credit Exposure” means, with respect to any Dollar Lender at any time, the sum of the outstanding principal amount of such Lender’s Dollar Loans at such time made or incurred under such Lender’s Dollar Commitments.
“Revolving Lenders” means the Dollar Lenders and the Multicurrency Lenders.
“Revolving Loan” means any revolving loan made by the Revolving Lenders to the Borrower pursuant to Section 2.01(a) or (b).
“Revolving Multicurrency Credit Exposure” means, with respect to any Multicurrency Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time made or incurred under such Lender’s Multicurrency Commitments and such Lender’s LC Exposure.
“RFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to Adjusted Daily Simple RFR.
“RFR Business Day” means, for any RFR Loan denominated in (a) Pounds Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, and (c) Canadian Dollars, any day except (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed; provided that, for purposes of notice requirements in Sections 2.03(a) and 2.09(g), in each case, such day is also a Business Day.
“RFR Rate Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RIC” means a Person qualifying for treatment as a “regulated investment company” under Subchapter M of the Code.
“S&P” means S&P Global Ratings, a division of S&P Global Inc., a New York corporation, or any successor thereto.
“Sanctioned Country” means, at any time, a country, territory or region that is, or whose government is, the subject or target of any comprehensive Sanctions (which are, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic and the Crimea region of Ukraine).
“Sanctions” has the meaning assigned to such term in Section 3.20.
“SARON” means, with respect to any RFR Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such RFR Business Day published by the SIX Swiss Exchange AG (or any successor administrator for the Swiss Average Rate Overnight) on the SIX Swiss Exchange AG’s website, currently at http://www.six-group.com (or any successor source for the Swiss Average Rate Overnight identified as such by the administrator for the Swiss Average Rate Overnight from time to time).
“SARON Adjustment” means with respect to SARON, -0.0571% (-5.71 basis points).
“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.
“SBIC Subsidiary” means any Subsidiary of the Borrower or any other Obligor (or such Subsidiary’s general partner or manager entity) that is (x) either (i) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, or (ii) any wholly-owned, direct or indirect, Subsidiary of an entity referred to in clause (x)(i) of this definition, and (y) designated in writing by the Borrower (as provided below) as an SBIC Subsidiary, so long as:
(a)    other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower or such Obligor make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness (provided that such contribution is permitted by Section 6.03(e) or 6.03(i) and is made substantially contemporaneously with such incurrence), no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof, other than Equity Interests in any SBIC Subsidiary pledged to secure such Indebtedness;
(b)    other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;
(c)    neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results; and
(d)    such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the Equity Interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of any one or more of the Obligors.
Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with the foregoing conditions.
“Screen Rate” means the Term SOFR Reference Rate, the EURIBOR Screen Rate, the Term CORRA Reference Rate and the Local Screen Rates collectively and individually as the context may require.
“SEC” means the United States Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions thereof.
“Second Lien Bank Loan” has the meaning assigned to such term in Section 5.13.
“Second Restatement Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date is November 15, 2024.
“Secured Longer-Term Indebtedness” means, as at any date, Indebtedness of the Borrower (other than Indebtedness hereunder) (which may be Guaranteed by Subsidiary Guarantors) that:
(a)    has no amortization (other than for amortization in an amount not greater than 1% of the aggregate initial principal amount of such Indebtedness per annum (or an amount in excess of 1% of the aggregate initial principal amount of such

Indebtedness per annum on terms mutually agreeable to the Borrower and the Required Lenders)) or mandatory redemption, repurchase or prepayment prior to, and a final maturity date not earlier than, six months after the Maturity Date (it being understood that any amortization, mandatory redemption, repurchase or prepayment obligation or put right that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a Change in Control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this paragraph (a)); provided that any payment prior to the Termination Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12);
(b)    is incurred pursuant to documentation containing (i) financial covenants, covenants governing the borrowing base, if any, covenants regarding portfolio valuations, and events of default that are no more restrictive in any respect upon the Borrower and its Subsidiaries, at any time that any Commitments or Loans are outstanding hereunder (including pursuant to any maturity extensions), than those set forth in this Agreement (other than, if such Indebtedness is governed by a customary indenture or similar instrument, events of default that are customary in indentures or similar instruments and that have no analogous provisions in this Agreement or credit agreements generally) (provided that, upon the Borrower’s request, this Agreement will be deemed to be automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower and the Lenders shall enter into a document evidencing such amendment), mutatis mutandis, to make such covenants more restrictive in this Agreement as may be necessary to meet the requirements of this clause (b)(i)) and (ii) other terms (other than interest and any commitment or related fees) that are no more restrictive in any material respect upon the Borrower and its Subsidiaries, at any time that any Commitments or Loans are outstanding hereunder (including pursuant to any maturity extensions), than those set forth in this Agreement; and
(c)    ranks pari passu with the obligations under this Agreement and is not secured by any assets of any Person other than any assets of any Obligor pursuant to the Security Documents and the holders of which, or the agent, trustee or representative of such holders on behalf of and for the benefit of such holders, have agreed to either (x) be bound by the provisions of the Security Documents by executing the joinder attached as Exhibit E to the Guarantee and Security Agreement or (y) be bound by the provisions of the Security Documents in a manner reasonably satisfactory to the Administrative Agent and the Collateral Agent. For the avoidance of doubt, (i) Secured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Secured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition and (ii) any payment on account of Secured Longer-Term Indebtedness shall be subject to Section 6.12.
“Secured Obligations” has the meaning assigned to such term in the Guarantee and Security Agreement.
“Secured Parties” has the meaning assigned to such term in the Guarantee and Security Agreement.

“Security Documents” means, collectively, the Guarantee and Security Agreement, the Control Agreements, all Uniform Commercial Code financing statements filed with respect to the security interests in personal property created pursuant to the Guarantee and Security Agreement, and all other assignments, pledge agreements, security agreements, control agreements and other instruments executed and delivered at any time by any of the Obligors pursuant to the Guarantee and Security Agreement or otherwise providing or relating to any collateral security for any of the Secured Obligations.
“Senior Investments” has the meaning assigned to such term in Section 5.13.
“Senior Securities” means senior securities (as such term is defined and determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder as in effect on the Second Restatement Effective Date).
“Settlement-Date Basis” means that any Investment that has been purchased will not be treated as an Eligible Portfolio Investment until such purchase has settled, and any Eligible Portfolio Investment which has been sold will not be excluded as an Eligible Portfolio Investment until such sale has settled.
“Short-Term U.S. Government Securities” has the meaning assigned to such term in Section 5.13.
“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.
“SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a Term Benchmark Loan denominated in Dollars, a percentage per annum equal to 0.10% (10 basis points).
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means, with respect to any Obligor, that as of the date of determination, both (i) (a) the sum of such Obligor’s debt and liabilities (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Obligor’s capital is not unreasonably small in relation to its business as contemplated on the Second Restatement Effective Date and reflected in any projections delivered to the Lenders or with respect to any transaction contemplated or undertaken after the Second Restatement Effective Date, and (c) such Obligor has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Obligor is “solvent” within the meaning given to such term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“SONIA” means, with respect to any RFR Business Day, a rate per annum equal to the Sterling Overnight Index Average for such RFR Business Day published by the Bank of England (or any successor administrator or the Sterling Overnight Index Average) on the Bank of England’s website, currently at http://www.bankofengland.co.uk (or any successor source for the Sterling Overnight Index Average identified as such by the administrator for the Sterling Overnight Index Average).
“SONIA Adjustment” means with respect to SONIA, 0.0326% (3.26 basis points).
“Special Unsecured Longer-Term Indebtedness” means (a) the 2027 Notes, and (b) other Indebtedness of an Obligor incurred after the Second Restatement Effective Date that satisfies all of the criteria specified in the definition of “Unsecured Longer-Term Indebtedness” other than paragraph (a) thereof so long as such Indebtedness has a maturity date of at least five (5) years from the date of the initial issuance of such Indebtedness.
“Specified Time” means (i) in relation to a Loan in Euros, 11:00 a.m., Brussels time, (ii) in relation to a Loan in AUD, as of 11:00 a.m., Sydney, Australia, (iii) in relation to a Loan in Swedish Krona, as of 11:00 a.m., London time, (iv) in relation to a Loan in Norwegian Krone, 11:00 a.m., London time, (v) in relation to a Loan in New Zealand Dollars, 11:00 a.m., Wellington, New Zealand time, and (vi) in relation to a Loan in Danish Krone, 11:00 a.m., Copenhagen, Denmark time.
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Agreed Foreign Currency.
“Standard Securitization Undertakings” means, collectively, (a) customary arms-length servicing obligations (together with any related performance guarantees), (b) obligations (together with any related performance guarantees) to refund the purchase price or grant purchase price credits for breach of representations and warranties referred to in the succeeding clause (c), and (c) representations, warranties, covenants and indemnities (together with any related performance guarantees) of a type that are reasonably customary in commercial loan securitizations (in each case in clauses (a), (b) and (c) excluding obligations related to the collectability of the assets sold or the creditworthiness of the underlying obligors and excluding obligations that constitute credit recourse).
“Statutory Reserve Rate” means, for the Interest Period for any Term Benchmark Borrowing denominated in an Agreed Foreign Currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the applicable maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Term Benchmark Loans denominated in an Agreed Foreign Currency shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“STIBOR Rate” means, in the case of any Term Benchmark Borrowing denominated in SEK, with respect to any Interest Period, the Stockholm Interbank Offered Rate administered by the Swedish Bankers’ Association (or any other person that takes over administration of that rate) for deposits in Swedish Krona with a term equivalent to such Interest Period as displayed on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (the “STIBOR Screen Rate”) as of the Specified Time two (2) Business Days prior to the commencement of such Interest Period. If the STIBOR Rate shall be less than zero, the STIBOR Rate shall be deemed to be zero for purposes of this Agreement.
“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of stockholders’ equity for the Borrower and its Subsidiaries at such date.
“Structured Finance Obligations” has the meaning assigned to such term in Section 5.13.
“Structured Subsidiaries” means:
(a)    a direct or indirect Subsidiary of the Borrower which is formed (including prior to the Second Restatement Effective Date) in connection with, and which continues to exist for the sole purpose of, obtaining and maintaining third-party financings and which engages in no material activities other than in connection with the purchase and financing of assets from the Obligors or any other Person, and which is designated by the Borrower (as provided below), as a Structured Subsidiary, so long as:
(i)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Subsidiary (i) is Guaranteed by any Obligor (other than Guarantees in respect of Standard Securitization

Undertakings), (ii) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property of any Obligor (other than property that has been contributed or sold or otherwise transferred to such Subsidiary in accordance with the terms Section 6.03(e) or 6.03(i)), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or any Guarantee thereof;
(ii)    no Obligor has any material contract, agreement, arrangement or understanding with such Subsidiary other than on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of any Obligor, other than fees payable in the ordinary course of business in connection with servicing loan assets; and
(iii)    no Obligor has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; and
(b)    any passive holding company that is designated by the Borrower (as provided below) as a Structured Subsidiary, so long as:
(i)    such passive holding company is the direct parent of a Structured Subsidiary referred to in paragraph (a);
(ii)    such passive holding company engages in no activities and has no assets (other than in connection with the transfer of assets to and from a Structured Subsidiary referred to in paragraph (a), and its ownership of all of the Equity Interests of a Structured Subsidiary referred to in paragraph (a)) or liabilities;
(iii)    all of the Equity Interests of such passive holding company are owned directly by an Obligor and are pledged as Collateral for the Secured Obligations and the Collateral Agent has a first-priority perfected Lien (subject to no other Liens other than Eligible Liens) on such Equity Interests; and
(iv)    no Obligor has any obligation to maintain or preserve such passive holding company’s financial condition or cause such entity to achieve certain levels of operating results.
Any designation of a Structured Subsidiary by the Borrower shall be effected pursuant to a certificate of a Financial Officer delivered to the Administrative Agent, which certificate shall include a statement to the effect that, to the best of such Financial Officer’s knowledge, such designation complied with each of the conditions set forth in paragraph (a) or (b) above, as applicable.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Anything herein to the contrary notwithstanding, the term “Subsidiary” shall not include any Person that constitutes an Investment held by any Obligor in the ordinary course of business and that is not, under GAAP, consolidated on the financial statements of the Borrower and its Subsidiaries. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantor” means any Subsidiary that is or is required to be a Guarantor under the Guarantee and Security Agreement. It is understood and agreed that, subject to Section 5.08(a), no CFC, Transparent Subsidiary, Immaterial Subsidiary or Financing Subsidiary shall be required to be a Subsidiary Guarantor as long as it remains a CFC, Transparent Subsidiary, Immaterial Subsidiary or Financing Subsidiary, as applicable, each as defined and described herein.
“Supported QFC” has the meaning set forth in Section 9.18.
“Swedish Krona” and “SEK” refers to the lawful currency of Sweden.
“Swiss Francs” and “CHF” refers to the lawful currency of Switzerland.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system determined by the Administrative Agent to be a suitable replacement.
“TARGET Day” means any day on which T2 is open for the settlement of payments in Euros.
“Tax Amount” has the meaning assigned to such term in Section 6.05(b).
“Tax Damages” has the meaning assigned to such term in Section 2.15(d).
“Taxes” means any and all present or future taxes levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans constituting such Borrowing are, bearing interest at a rate determined by reference to an Adjusted Term Benchmark Rate.

“Term Benchmark Rate” means, with respect to (A) any Term Benchmark Borrowing denominated in Dollars for any applicable Interest Period, Term SOFR for such Interest Period, (B) any Term Benchmark Borrowing denominated in Euros for any applicable Interest Period, the EURIBOR Screen Rate as of the Specified Time on the Quotation Day for such Interest Period, (C) any Term Benchmark Borrowing denominated in Canadian Dollars for any applicable Interest Period, Term CORRA for such Interest Period, and (D) any Term Benchmark Borrowing denominated in any other Foreign Currency and for any applicable Interest Period, the applicable Local Rate as of the Specified Time and on the Quotation Day for such Foreign Currency and Interest Period. If the applicable Screen Rate shall not be available for such Interest Period at the applicable time (the “Impacted Interest Period”), then the Term Benchmark Rate for such Interest Period for such Term Benchmark Borrowing shall be the Interpolated Rate at such time, subject to Section 2.12; provided, that if the applicable Screen Rate shall not be available with respect to any Term Benchmark Borrowing for any other reason, then the rate determined in accordance with Section 2.12 shall be the Term Benchmark Rate for such Term Benchmark Borrowing; provided, further that, if the Term Benchmark Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Term Commitment” means any Initial Term Commitment and any Incremental Term Commitment.
“Term CORRA” means,
(a)    for any calculation with respect to a Term Benchmark Loan in Canadian Dollars for any Interest Period, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a replacement of the Term CORRA Reference Rate has not occurred pursuant to Section 2.12(d), then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day; and
(b)    for any calculation with respect to a Loan with a Benchmark equal to the Canadian Prime Rate on any day, the Term CORRA Reference Rate for a tenor of one (1) month on the day (such day, the “Prime Rate CORRA Determination Day”) that is two (2) Business Days prior to such day, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 5:00 p.m. (Toronto time) on any Prime Rate CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a replacement of the Term CORRA Reference Rate has not occurred pursuant to Section 2.12(d), then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA

Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Prime Rate CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc. (or a successor administrator of the Term CORRA Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Lender” means any Initial Term Lender and any Incremental Term Lender.
“Term Loans” means the Initial Term Loans and, if applicable, any Incremental Term Loans.
“Term SOFR” means,
(a)    for any calculation with respect to a Term Benchmark Loan in Dollars, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a replacement of the Term SOFR Reference Rate has not occurred pursuant to Section 2.12(d), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a replacement of the Term SOFR Reference Rate has not occurred pursuant to Section 2.12(d), then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Termination Date” means the date on which the Commitments have expired or been terminated and the principal of and accrued interest on each Loan and all fees and other amounts payable hereunder by the Borrower or any other Obligor shall have been paid in full in cash (excluding, for the avoidance of doubt, any amount in connection with any contingent, unasserted indemnification obligations), all Letters of Credit shall have (w) expired, (x) terminated, (y) been Cash Collateralized or (z) otherwise been backstopped in a manner acceptable to the Issuing Bank and the Administrative Agent in their sole discretion and, in each case, all LC Disbursements then outstanding have been reimbursed.
“Third Party Finance Company” has the meaning assigned to such term in Section 5.13.
“Total Assets” means, as of any date of determination, the value of the total assets of the Obligors, less all liabilities and indebtedness of the Obligors not represented by senior securities, in each case, as of such date of determination; provided that, for purposes of calculating the Borrower Asset Coverage Ratio, if the value of the Obligors’ interest in any Financing Subsidiary would be less than zero, it shall be deemed to be zero.
“Total Assets Concentration Limitation” means, as of any date of determination, the amount by which the aggregate value of Equity Interests in Financing Subsidiaries held by the Obligors included in the calculation of Total Assets as of such date of determination exceeds 10% of the Total Assets as of such date of determination.
“Total Eligible Portfolio” has the meaning assigned to such term in Section 5.13(b).
“Total Secured Debt” means, as of any date of determination, the aggregate amount of senior securities representing secured indebtedness of the Obligors (including any Indebtedness outstanding under this Agreement) as of such date of determination, in each case as determined pursuant to the Investment Company Act and any orders of the SEC issued to or with respect to Borrower.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and other Loan Documents, the borrowing of Loans, and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Transferable” has the meaning assigned to such term in Section 5.13.
“Transparent Subsidiary” means a Subsidiary classified as a partnership or as a disregarded entity for U.S. federal income tax purposes directly or indirectly owned by an Obligor that has no material assets other than Equity Interests (held directly or indirectly through other Transparent Subsidiaries) in one or more CFCs.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted Term Benchmark Rate, Adjusted Daily Simple RFR or the Alternate Base Rate.
“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States or any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States and in the form of conventional bills, bonds, and notes.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for the purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.18.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or its direct or indirect parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed and such appointment has not been publicly disclosed (including, without limitation, under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation)).
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Unquoted Investments” has the meaning assigned to such term in Section 5.12(b)(ii)(B).

“Unsecured Longer-Term Indebtedness” means any Indebtedness of an Obligor that:
(a)    has no amortization, or mandatory redemption, repurchase or prepayment prior to, and a final maturity date not earlier than, six months after the Maturity Date (it being understood that (i) the conversion features into Permitted Equity Interests under convertible notes (as well as the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, except in the case of interest, fractional shares pursuant to customary and market conversion and other provisions or expenses (which may be payable in cash)) shall not constitute “amortization”, “redemption”, “repurchase” or “prepayment” for the purposes of this definition and (ii) that any amortization, mandatory redemption, repurchase or prepayment obligation or put right that is contingent upon the happening of an event that is not certain to occur (including, without limitation, a Change in Control or bankruptcy) shall not in and of itself be deemed to disqualify such Indebtedness under this paragraph (a) (notwithstanding the foregoing, in this clause (ii), the Borrower acknowledges that any payment prior to the Termination Date in respect of any such obligation or right shall only be made to the extent permitted by Section 6.12)),
(b)    is incurred pursuant to documentation containing (i) financial covenants, covenants governing the borrowing base, if any, covenants regarding portfolio valuation, and events of default that are no more restrictive in any respect upon the Borrower and its Subsidiaries, at any time that any Commitments or Loans are outstanding hereunder (including pursuant to any maturity extensions), than those set forth in this Agreement (other than, if such Indebtedness is governed by a customary indenture or similar instrument, events of default that are customary in indentures or similar instruments and that have no analogous provisions in this Agreement or credit agreements generally) (provided that, upon the Borrower’s request, this Agreement will be deemed to be automatically amended (and, upon the request of the Administrative Agent or the Required Lenders, the Borrower and the Lenders shall enter into a document evidencing such amendment), mutatis mutandis, to make such covenants more restrictive in this Agreement as may be necessary to meet the requirements of this clause (b)(i)) (it being understood that put rights or repurchase or redemption obligations (x) in the case of convertible securities, in connection with the suspension or delisting of the Equity Interests of the Borrower or the failure of the Borrower to satisfy a continued listing rule with respect to its Equity Interests or (y) arising out of circumstances that would constitute a “fundamental change” (as such term is customarily defined in convertible note offerings) or an Event of Default shall not be deemed to be more restrictive for purposes of this definition) and (ii) other terms that are substantially comparable to, or more favorable to the Borrower than, market terms for substantially similar debt of other similarly situated borrowers as reasonably determined in good faith by the Borrower, and
(c)    is not secured by any assets of any Person. For the avoidance of doubt, (a) Unsecured Longer-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Longer-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition and (b) any payment on account of Unsecured Longer-Term Indebtedness shall be subject to Section 6.12.
“Unsecured Shorter-Term Indebtedness” means, collectively, (a) any Indebtedness of the Borrower or any Subsidiary (other than a Financing Subsidiary) that is not secured by any assets of any Person and that does not constitute Unsecured Longer-Term Indebtedness or Special Unsecured Longer-Term Indebtedness and (b) any Indebtedness for borrowed money of the Borrower or any Subsidiary (other than a Financing Subsidiary) that is designated as “Unsecured Shorter-Term Indebtedness” pursuant to Section 6.11. For the avoidance of doubt, Unsecured Shorter-Term Indebtedness shall also include any refinancing, refunding, renewal or extension of any Unsecured Shorter-Term Indebtedness so long as such refinanced, refunded, renewed or extended Indebtedness continues to satisfy the requirements of this definition.
“USA PATRIOT Act” has the meaning assigned to such term in Section 3.21.
“Valuation Policy” means the Borrower’s valuation policy as in existence on the Original Restatement Date and delivered to the Administrative Agent prior to the Original Restatement Date, as may be amended or modified from time to time in a manner consistent with standard industry practice by a Permitted Policy Amendment.
“Valuation Testing Date” has the meaning assigned to such term in Section 5.12(b)(iii)(A).
“Value” has the meaning assigned to such term in Section 5.13.
“wholly owned Subsidiary” of any person means a Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person and/or one or more wholly owned Subsidiaries of such person. Unless the context otherwise requires, “wholly owned Subsidiary Guarantor” shall mean a wholly owned Subsidiary that is a Subsidiary Guarantor.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a “complete withdrawal” or “partial withdrawal” from such Multiemployer Plan, as defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Obligor and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”, a “Revolving Loan”, a “Dollar Loan” or a “Multicurrency Loan”), by Type (e.g., an “ABR Loan”, an “RFR Loan” or a “Term Benchmark Loan”) or by Class and Type (e.g., a “Multicurrency Term Benchmark Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Borrowing”, a “Revolving Borrowing”, a “Dollar Borrowing” or a “Multicurrency Borrowing”), by Type (e.g., an “ABR Borrowing”, an “RFR Borrowing” or a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Multicurrency Term Benchmark Borrowing”). Loans and Borrowings may also be identified by Currency.
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on such successors and assigns set forth herein), (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Solely for purposes of this Agreement, any references to “obligations” owed by any Person under any Hedging Agreement shall refer to the amount that would be required to be paid by such Person if such Hedging Agreement were terminated at such time (after giving effect to any netting agreement).
SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Second Restatement Effective Date in GAAP or in the application or interpretation thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then the Borrower, Administrative Agent and the Lenders agree to enter into negotiations in good faith in order to amend such provisions of the Agreement so as to equitably reflect such change to comply with GAAP with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such change to comply with GAAP as if such change had not been made; provided, however, until such amendments to equitably reflect such changes are effective and agreed to by the Borrower, Administrative Agent and the Required Lenders, the Borrower’s compliance with such financial covenants shall be determined on the basis of GAAP as in effect and applied immediately before such change in GAAP becomes effective. Notwithstanding the foregoing or anything herein to the contrary, the Borrower covenants and agrees with the Lenders that whether or not the Borrower may at any time adopt Financial Accounting Standard Board Accounting Standards Codification 825, all determinations relating to fair value accounting for liabilities or compliance with the terms and conditions of this Agreement shall be made on the basis that the Borrower has not adopted Accounting Standard Codification 825. In addition, notwithstanding Accounting Standards Update 2015-03, GAAP or any other matter, for purposes of calculating any financial or other covenants hereunder, debt issuance costs shall not be deducted from the related debt obligation. Notwithstanding any other provision contained herein, the definitions set forth in the Loan Document and any financial calculations required by the Loan Documents shall be computed to exclude any effects on lease accounting as a result of ASU No. 2016-02 Leases (Topic 842) (or any other Financial Accounting Standard having a similar result or effect), regardless of the date enacted, adopted or issued and regardless of any delayed implementation thereof, and all determinations of Capital Lease Obligations shall be made consistently therewith (i.e., ignoring any such changes in GAAP pursuant to ASU No. 2016-02 Leases (Topic 842) (or any other Financial Accounting Standard having a similar result or effect)).
SECTION 1.05    Currencies; Currency Equivalents.
(a)    Currencies Generally. At any time, any reference in the definition of the term “Agreed Foreign Currency” or in any other provision of this Agreement to the Currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the Second Restatement Effective Date. Except as provided in Section 2.09(b) and the last sentence of Section 2.16(a), for purposes of determining (i) whether the amount of any Borrowing or Letter of Credit under the Multicurrency Commitments, together with all other Borrowings and Letters of Credit under the Multicurrency Commitments, then outstanding or to be borrowed at the same time as such Borrowing, would exceed the aggregate amount of Multicurrency Commitments, (ii) the aggregate unutilized amount of the Multicurrency Commitments, (iii) the Revolving Multicurrency Credit Exposure, (iv) the LC Exposure, (v) the Covered Debt Amount and (vi) the Borrowing Base or the Value of any Portfolio Investment, the outstanding principal amount of any Borrowing or Letter of Credit that is denominated in any Foreign Currency or the Value of any Portfolio Investment that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount of the Foreign Currency of such Borrowing, Letter of Credit or Portfolio Investment, as the case may be, determined as of the date of such Borrowing or Letter of Credit (determined in accordance with the last sentence of the definition of the term “Interest Period”) or the date of valuation of such Portfolio Investment, as the case may be; provided that in connection with the delivery of any Borrowing Base Certificate pursuant to Section 5.01(d) or (e), such amounts shall be determined as of the date of delivery of such Borrowing Base Certificate. Wherever in this Agreement in connection with a Borrowing or Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Foreign Currency). Without limiting the generality of the foregoing, for purposes of determining compliance with any basket in this Agreement, in no event shall any Obligor be deemed to not be in compliance with any such basket solely as a result of a change in exchange rates.
(b)    Special Provisions Relating to Euro. Each obligation hereunder of any party hereto that is denominated in the National Currency of a state that is not a Participating Member State on the Second Restatement Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in Euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in Euros or such National Currency, such party shall be entitled to pay or repay such amount either in Euros or in such National Currency. If the basis of accrual of interest or fees expressed in this Agreement with respect to an Agreed Foreign Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Agreed Foreign Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the Euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Borrowing denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.
Without prejudice to the liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the Euro in any country that becomes a Participating Member State after the Second Restatement Effective Date; provided that the Administrative Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.
(c)    Exchange Rates; Currency Equivalents. The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Loans, Letters of Credit and Credit Exposure denominated in Agreed Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered pursuant to Section 5.01 or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable. Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan, RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Term Benchmark Loan, RFR Loan or Letter of Credit is denominated in an Agreed Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Agreed Foreign Currency, with 0.5 of a unit being rounded upward).
SECTION 1.06    Outstanding Indebtedness. For the avoidance of doubt, to the extent that any Indebtedness is repaid, redeemed, repurchased, defeased or otherwise retired or discharged, such Indebtedness shall be deemed to be paid off and not to be outstanding for any purpose hereunder to the extent of the amount of such repayment, redemption, repurchase, defeasance, retirement or discharge.
SECTION 1.07    Rates; Screen Rate Notification. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Term CORRA Reference Rate, Adjusted Term CORRA, Term CORRA, the Daily Simple RFR, Daily Simple SOFR, Daily Compounded CORRA, the Term Benchmark Rate, the Adjusted Term Benchmark Rate or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Term CORRA Reference Rate, Adjusted Term CORRA, the Term Benchmark Rate, the Adjusted Term Benchmark Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Term CORRA Reference Rate, Term CORRA, Adjusted Term CORRA, the Term Benchmark Rate, the Adjusted Term Benchmark Rate or any other Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, the Term CORRA Reference Rate, Term CORRA, Adjusted Term CORRA, the Term Benchmark Rate, the Adjusted Term Benchmark Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.
THE CREDITS
SECTION 2.01    The Commitments.
(a)    Subject to the terms and conditions set forth herein, each Dollar Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Dollar Credit Exposure exceeding such Lender’s Dollar Commitment, (ii) the aggregate Revolving Dollar Credit Exposure of all of the Dollar Lenders exceeding the aggregate Dollar Commitments or (iii) a Borrowing Base Deficiency.
(b)    Subject to the terms and conditions set forth herein, each Multicurrency Lender severally agrees to make Revolving Loans in Dollars and in Agreed Foreign Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Multicurrency Credit Exposure exceeding such Lender’s Multicurrency Commitment, (ii) the aggregate Revolving Multicurrency Credit Exposure of all of the Multicurrency Lenders exceeding the aggregate Multicurrency Commitments or (iii) a Borrowing Base Deficiency.
(c)    Subject to the terms and conditions set forth herein, each Initial Term Lender severally agrees to make Initial Term Loans in Dollars to the Borrower on the Second Restatement Effective Date in an aggregate principal amount (i) up to but not exceeding such Lender’s Initial Term Commitment and (ii) that will not result in a Borrowing Base Deficiency.
(d)    Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid with respect to Term Loans may not be reborrowed.
SECTION 2.02    Loans and Borrowings.
(a)    Obligations of Lenders. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class, Currency and Type made by the Lenders ratably in accordance with their respective Commitments of the same Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Type of Loans. Subject to Section 2.12, each Borrowing of a Class shall be constituted entirely of ABR Loans, RFR Loans or Term Benchmark Loans of such Class denominated in a single Currency as the Borrower may request in accordance herewith. Each Borrowing denominated in Dollars (including any Pro-Rata Borrowing) shall be constituted entirely of ABR Loans or Term Benchmark Loans. Each Borrowing denominated in an Agreed Foreign Currency (other than Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars) shall be constituted entirely of Term Benchmark Loans. Each Borrowing denominated in Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars shall be constituted entirely of RFR Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.14 shall apply).
(c)    Minimum Amounts. Each Borrowing (whether Term Benchmark, RFR or ABR) shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, with respect to any Agreed Foreign Currency, such smaller minimum amount as may be agreed to by the Administrative Agent; provided that a Borrowing of a Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class or that is required to finance the reimbursement of an LC Disbursement of such Class as contemplated by Section 2.04(f). Borrowings of more than one Class, Currency and Type may be outstanding at the same time.
(d)    Limitations on Interest Periods. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request (or to elect to convert to or continue as a Term Benchmark Borrowing) any Term Benchmark Borrowing if the Interest Period requested therefor would end after the Maturity Date.
SECTION 2.03    Requests for Borrowings.
(a)    Notice by the Borrower. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by delivery of a signed Borrowing Request or by telephone or e-mail (in each case, followed promptly by delivery of a signed Borrowing Request) (i) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 12:00 p.m., New York City time, two (2) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of (x) an ABR Borrowing not in excess of $50,000,000, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing and (y) any other ABR Borrowing, not later than 12:00 p.m., New York City time, one (1) Business Day before the date of the proposed Borrowing, (iii) in the case of a Term Benchmark Borrowing denominated in a Foreign Currency, not later than 12:00 p.m., New York City time, four (4) Business Days before the date of the proposed Borrowing or (iv) in the case of an RFR Borrowing, not later than 12:00 p.m., New York City time, five (5) Business Days before the date of the proposed Borrowing. Each such request for a Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or by email to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding the other provisions of this Agreement, in the case of any Revolving Borrowing denominated in Dollars, the Borrower may request that such Revolving Borrowing be split into a Dollar Loan in an aggregate principal amount equal to the Pro-Rata Dollar Portion and a Multicurrency Loan in an aggregate principal amount equal to the Pro-Rata Multicurrency Portion (any such Borrowing, a “Pro-Rata

Borrowing”). Except as set forth in this Agreement, a Pro-Rata Borrowing shall be treated as being comprised of two separate Revolving Borrowings, a Dollar Borrowing under the Dollar Commitments and a Multicurrency Borrowing under the Multicurrency Commitments.
(b)    Content of Borrowing Requests. Each request for a Borrowing (whether a written Borrowing Request, a telephonic request or e-mail request) shall specify the following information in compliance with Section 2.02:
(i)    whether such Borrowing is to be made under the Term Commitments, the Dollar Commitments or the Multicurrency Commitments or is a Pro-Rata Borrowing;
(ii)    in the case of a Revolving Borrowing, if such Revolving Borrowing is a Pro-Rata Borrowing, the Pro-Rata Dollar Portion and the Pro-Rata Multicurrency Portion;
(iii)    the aggregate principal amount and Currency of such Borrowing;
(iv)    the date of such Borrowing, which shall be a Business Day;
(v)    in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;
(vi)    in the case of a Term Benchmark Borrowing, the Interest Period therefor, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d); and
(vii)    the location and number of the Borrower’s account (or such other account(s) as the Borrower may designate in a written Borrowing Request accompanied by information reasonably satisfactory to the Administrative Agent as to the identity and purpose of such other account(s)) to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
(c)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Borrowing Request in accordance with this Section 2.02, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amounts of such Lender’s Loan to be made as part of the requested Borrowing.
(d)    Failure to Elect. If no election as to the Class of a Revolving Borrowing is specified in a Borrowing Request, then the requested Revolving Borrowing shall be denominated in Dollars and shall be a Pro-Rata Borrowing. If no election as to the Currency of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be denominated in Dollars. If no election as to the Type of a Borrowing is specified in a Borrowing Request, then the requested Borrowing shall be a Term Benchmark Borrowing having an Interest Period of one month’s duration and, in the case of a Revolving Borrowing, if an Agreed Foreign Currency has been specified, the requested Revolving Borrowing shall be a Term Benchmark Borrowing denominated in such Agreed Foreign Currency having an Interest Period of one month’s duration; provided, however, if the specified Agreed Foreign Currency is Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars, the requested

Revolving Borrowing shall be an RFR Borrowing denominated in Pounds Sterling, Swiss Francs or Canadian Dollars, as applicable. If a Term Benchmark Borrowing is requested but no Interest Period is specified, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
SECTION 2.04    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the Issuing Bank to issue, and the Issuing Bank agrees to issue, at any time and from time to time during the Availability Period and under the Multicurrency Commitments, Letters of Credit denominated in Dollars or in any Agreed Foreign Currency for its own account or for the account of its designee (provided the Obligors shall remain primarily liable to the Lenders hereunder for payment and reimbursement of all amounts payable in respect of such Letter of Credit hereunder) for the purposes set forth in Section 5.09 in such form as is acceptable to the Issuing Bank in its reasonable determination and for the benefit of such named beneficiary or beneficiaries as are specified by the Borrower. Letters of Credit issued hereunder shall constitute utilization of the Multicurrency Commitments up to the aggregate amount then available to be drawn thereunder.
(b)    Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.04), the amount of such Letter of Credit, stating that such Letter of Credit is to be issued under the Multicurrency Commitments, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent will promptly notify all Multicurrency Lenders following the issuance of any Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(c)    Limitations on Amounts. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Bank (determined for these purposes without giving effect to the participations therein of the Lenders pursuant to paragraph (e) of this Section 2.04) shall not exceed $25,000,000, (ii) the total Revolving Multicurrency Credit Exposures shall not exceed the aggregate Multicurrency

Commitments and (iii) the total Covered Debt Amount shall not exceed the Borrowing Base then in effect.
(d)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date); provided that any Letter of Credit with a one-year term may provide (pursuant to customary “evergreen” provisions) for the renewal thereof for additional one-year periods; provided, further, that (x) in no event shall any Letter of Credit have an expiration date that is later than the Revolver Termination Date unless the Borrower (1) Cash Collateralizes such Letter of Credit on or prior to the date that is two (2) Business Days prior to the Revolver Termination Date (by reference to the undrawn face amount of such Letter of Credit) that will remain outstanding as of the close of business on the Revolver Termination Date and (2) pays in full, on or prior to the Revolver Termination Date, all commissions required to be paid with respect to any such Letter of Credit through the then-current expiration date of such Letter of Credit and (y) no Letter of Credit shall have an expiration date after the Maturity Date.
(e)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by the Issuing Bank, and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Multicurrency Lender, and each Multicurrency Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Multicurrency Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Multicurrency Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph (e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Multicurrency Commitments, provided that no Multicurrency Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.04(e) if (x) the conditions set forth in Section 4.02 would not be satisfied in respect of a Borrowing at the time such Letter of Credit was issued and (y) the Required Multicurrency Lenders shall have so notified the Issuing Bank in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist.
In consideration and in furtherance of the foregoing, each Multicurrency Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for account of the Issuing Bank, such Lender’s Applicable Multicurrency Percentage of each LC Disbursement made by the Issuing Bank in respect of Letters of Credit promptly upon the request of the Issuing Bank at any time from the time of such LC Disbursement until such LC Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.05 with respect to Loans made by such Multicurrency Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Multicurrency Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to paragraph (f), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that the Multicurrency Lenders have made payments pursuant to this paragraph (e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Multicurrency Lender pursuant to this paragraph (e) to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Term Benchmark Borrowing having an Interest Period of one month’s duration or an RFR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Term Benchmark Borrowing having an Interest Period of one month’s duration or an RFR Borrowing, as applicable.
If the Borrower fails to make such payment when due, the Administrative Agent shall notify each applicable Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Multicurrency Percentage thereof.
(g)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.
None of the Administrative Agent, the Lenders, the Issuing Bank or any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:
(i)    the Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;
(ii)    the Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iii)    this sentence shall establish the standard of care to be exercised by the Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).
(h)    Disbursement Procedures. The Issuing Bank shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or by email) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Multicurrency Lenders with respect to any such LC Disbursement.
(i)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Term Benchmark Loans denominated in Dollars having an Interest Period of one month’s duration (or, if such LC Disbursement is denominated in an Agreed Foreign Currency (other than Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars), the rate per annum then applicable to Term Benchmark Loans for such Agreed Foreign Currency having an Interest Period of one month’s duration for the applicable Currency or, if such LC Disbursement is denominated in Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars, the rate per annum then applicable to RFR Loans for the applicable Currency); provided that, if the Borrower fails to reimburse such LC Disbursement within two (2) Business Days following the date when due pursuant to Section 2.04(f), then the provisions of Section 2.11(d) shall apply. Interest accrued pursuant to this paragraph shall be for account of the Issuing Bank, except that interest accrued on and after the date of payment by any Multicurrency Lender pursuant to Section 2.04(f) to reimburse the Issuing Bank shall be for account of such Multicurrency Lender to the extent of such payment.
(j)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. In addition to the foregoing, if a Lender becomes, and during the period in which it remains, a Defaulting Lender, and any Default has arisen from a failure of the Borrower to comply with Section 2.17(c), then the Issuing Bank may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank, effective at the close of business New York City time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice). On or after the effective date of any such resignation, the Borrower and the Administrative Agent may, by written agreement, appoint a successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement under any of the foregoing circumstances shall become effective, the Borrower shall pay all unpaid fees accrued for account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(k)    Cash Collateralization. If the Borrower shall be required or shall elect, as the case may be, to provide cover for LC Exposure pursuant to Section 2.04(d), Section 2.09(b), Section 2.17(c)(ii) or the last paragraph of Article VII, the Borrower shall immediately Cash Collateralize such LC Exposure. Such Cash Collateral shall be held by the Administrative Agent in the first instance as collateral for LC Exposure under this Agreement and thereafter for the payment of the Secured Obligations, and for these purposes the Borrower hereby grants a security interest to the Administrative Agent for the benefit of the Issuing Bank and the Revolving Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.
SECTION 2.05    Funding of Borrowings.
(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that Borrowings made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(f) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.05 and, in reliance upon such assumption, the Administrative Agent may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the corresponding Currency with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate and (ii) in the case of the Borrower, (x) with respect to Term Benchmark Borrowings, the interest rate applicable to Term Benchmark Loans denominated in such Currency having an Interest Period of one month’s duration and (y) with respect to Borrowings denominated in Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars, the interest rate applicable to RFR Loans denominated in such Currency, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this paragraph (b) shall relieve any Lender of its obligation to fulfill its commitments hereunder, and shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.06    Interest Elections.
(a)    Elections by the Borrower for Borrowings. Subject to Section 2.03(d), the Loans constituting each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, subject to Section 2.06(e), the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Term Benchmark Borrowing, may elect the Interest Period therefor, all as provided in this Section 2.06; provided, however that (i) a Borrowing of a Class may only be continued or converted into a Borrowing of the same Class, (ii) a Borrowing denominated in one Currency may not be continued as, or converted into, a Borrowing in a different Currency, (iii) no Term Benchmark Borrowing denominated in a Foreign Currency may be continued if, after giving effect thereto, the aggregate Revolving Multicurrency Credit Exposures would exceed the aggregate Multicurrency Commitments and (iv) a Term Benchmark Borrowing denominated in a Foreign Currency or an RFR Borrowing may not be converted into a Borrowing of a different Type. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders of the respective Class holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing.

(b)    Notice of Elections. To make an election pursuant to this Section 2.06, the Borrower shall notify the Administrative Agent of such election by delivery of a signed Interest Election Request in a form approved by the Administrative Agent or by telephone (followed promptly, but no later than the close of business on the date of such request, by a signed Interest Election Request in a form approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable.
(c)    Content of Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing (including the Class) to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph (c) shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    in the case of a Borrowing denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and
(iv)    if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period” and permitted under Section 2.02(d).
(d)    Notice by the Administrative Agent to the Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such Event of Default is continuing, (i) any outstanding Term Benchmark Borrowing denominated in Dollars shall, at the end of the applicable Interest Period for such Term Benchmark Borrowing be converted to an ABR Borrowing and (ii) no outstanding Term Benchmark Borrowing denominated in a Foreign Currency may have an Interest Period of more than one month’s duration.
SECTION 2.07    Termination, Reduction or Increase of the Commitments.
(a)    Scheduled Termination.

(i)    The Term Commitment of each Term Lender shall automatically terminate upon such Term Lender fully funding its Term Commitment.
(ii)    Unless previously terminated in accordance with the terms of this Agreement, the Revolving Commitments of each Class (A) shall automatically be reduced on the Revolver Termination Date to an amount equal to the Revolving Credit Exposure of such Class outstanding on the Revolver Termination Date, (B) thereafter, shall be reduced automatically as and to the extent of prepayments, repayments or other reductions in the Revolving Credit Exposure of such Class, and (C) shall terminate on the Maturity Date; provided that, for clarity, except as expressly provided for herein (including, without limitation, Section 2.04(e)), no Revolving Lender shall have any obligation to make new Revolving Loans nor shall the Issuing Bank have any obligation to issue, amend or renew an existing Letter of Credit on or after the Revolver Termination Date, and Revolving Loans outstanding on the Revolver Termination Date shall be due and payable on the Maturity Date in accordance with Section 2.08.
(b)    Voluntary Termination or Reduction of Revolving Commitments. The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments ratably among each Class; provided that (i) each reduction of Revolving Commitments pursuant to this Section 2.07(b) shall be in a minimum amount of at least $5,000,000 (or an amount less than $1,000,000 if the Revolving Commitments are being reduced to zero) and (ii) the Borrower shall not terminate or reduce the Revolving Commitments of a Class if, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.09, the total Revolving Credit Exposures of such Class would exceed the total Revolving Commitments of such Class.
(c)    Notice of Voluntary Termination or Reduction of Revolving Commitments. The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.07(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.07(c) shall be irrevocable; provided that a notice of termination of the Revolving Commitments of a Class delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(d)    Effect of Termination or Reduction of Revolving Commitments. Any termination or reduction of the Commitments shall be permanent. Each reduction of Revolving Commitments of a Class shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments of such Class.
(e)    Increase of the Commitments.
(i)    Requests for Increase by Borrower. The Borrower shall have the right, at any time after the Second Restatement Effective Date but prior to the Revolver Termination

Date, to propose that the Revolving Commitments of a Class hereunder be increased or a new Class of Incremental Term Commitments be added (each such proposed increase or addition being a “Commitment Increase”) by notice to the Administrative Agent specifying each existing Lender that shall have agreed to an additional Commitment of the same Class as its existing Commitment (each, an “Increasing Lender”) and/or each additional lender that shall have agreed to a new Commitment or existing Lender that shall have agreed to a new Commitment of a different Class than its existing Commitment (each, an “Assuming Lender”) and the date on which such increase or addition, as applicable, is to be effective (the “Commitment Increase Date”), which date shall be a Business Day at least three (3) Business Days (or such lesser period as the Administrative Agent may reasonably agree) after delivery of such notice and at least thirty (30) days prior to the Revolver Termination Date; provided that, subject to the foregoing, each Commitment Increase shall become effective only upon satisfaction of the following conditions:
(A)    the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing Lender, as part of such Commitment Increase shall be $5,000,000 or a larger multiple of $1,000,000 in excess thereof (or, in each case, in such other amounts as agreed by the Administrative Agent);
(B)    immediately after giving effect to such Commitment Increase, the aggregate amount of all Revolving Commitments and outstanding Term Loans of all of the Lenders hereunder shall not exceed $1,000,000,000;
(C)    each Assuming Lender shall be consented to by the Administrative Agent and, in the case of an Assuming Lender with a new Multicurrency Commitment, by the Issuing Bank, and the Commitment Increase shall be consented to by the Administrative Agent (which consent shall, in each case specified in this clause (C), not be unreasonably withheld or delayed);
(D)    no Default or Event of Default shall have occurred and be continuing on the applicable Commitment Increase Date or shall result from the proposed Commitment Increase; and
(E)    the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the applicable Commitment Increase Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
For the avoidance of doubt, no Lender shall be obligated to agree to an increased or new Commitment requested by the Borrower pursuant to this Section 2.07(e).
(ii)    Effectiveness of Commitment Increase by Borrower. On the Commitment Increase Date for any Commitment Increase, each Assuming Lender, if any, providing a

Commitment as part of such Commitment Increase shall become a Lender hereunder as of such Commitment Increase Date with a Commitment in the amount and of the Class set forth in the applicable Incremental Commitment Agreement and the Commitment of each Increasing Lender, if any, increasing its Commitment as part of such Commitment Increase shall be increased as of such Commitment Increase Date to the amount set forth in the applicable Incremental Commitment Agreement; provided that:
(x)    the Administrative Agent shall have received on or prior to 12:00 p.m., New York City time, on such Commitment Increase Date a certificate of a duly authorized officer of the Borrower stating that each of the applicable conditions to such Commitment Increase set forth in the foregoing clause (i) has been satisfied;
(y)    each Assuming Lender and/or Increasing Lender providing or increasing a Commitment, respectively, as part of such Commitment Increase shall have delivered to the Administrative Agent, on or prior to 12:00 p.m., New York City time on such Commitment Increase Date, an agreement, in form and substance reasonably satisfactory to the Administrative Agent (each, an “Incremental Commitment Agreement”), pursuant to which each such Assuming Lender and/or Increasing Lender shall, effective as of such Commitment Increase Date, provide or increase its Commitment of the applicable Class, respectively, duly executed by such Assuming Lender and/or Increasing Lender, as applicable, and the Borrower and acknowledged by the Administrative Agent; and
(z)    in the case of a Commitment Increase consisting of new Incremental Term Commitments, each Assuming Lender and/or Increasing Lender providing such Incremental Term Commitments shall make its respective Incremental Term Loans to the Borrower on such Commitment Increase Date pursuant to procedures reasonably established by the Administrative Agent.
Promptly following satisfaction of such conditions, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) thereof and of the occurrence of the Commitment Increase Date by facsimile transmission or electronic messaging system.
(iii)    Recordation into Register. Upon its receipt of an Incremental Commitment Agreement duly executed by each Assuming Lender and/or each Increasing Lender providing or increasing a Commitment, respectively, as part of such Commitment Increase, and the Borrower, together with the certificate referred to in clause (ii)(x) above, and, if applicable, upon the making of any Incremental Term Loans pursuant to clause (ii)(z) above, the Administrative Agent shall, if such Incremental Commitment Agreement has been completed, (x) accept such Incremental Commitment Agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.
(iv)    Adjustments of Borrowings upon Effectiveness of Increase. In the case of a Commitment Increase under the Revolving Commitments, on each Commitment Increase Date, the Borrower shall (A) prepay the outstanding Revolving Loans of the affected Class

(if any) in full, (B) simultaneously borrow new Revolving Loans of such Class hereunder in an amount equal to such prepayment; provided that with respect to subclauses (A) and (B), (x) the prepayment to, and borrowing from, any existing Revolving Lender may be effected by book entry to the extent that any portion of the amount prepaid to such Revolving Lender will be subsequently borrowed from such Revolving Lender and (y) the existing Revolving Lenders, the applicable Increasing Lenders and applicable Assuming Lenders shall make and receive payments among themselves, in a manner acceptable to the Administrative Agent, so that, after giving effect thereto, the Revolving Loans of such Class are held ratably by the Revolving Lenders of such Class in accordance with the respective Revolving Commitments of such Class of such Revolving Lenders (after giving effect to such Commitment Increase) and (C) pay to the Revolving Lenders of such Class the amounts, if any, payable under Section 2.14 as a result of any such prepayment. Notwithstanding the foregoing, unless otherwise consented in writing by the Borrower, no Commitment Increase Date in respect of a Commitment Increase under the Revolving Commitments shall occur on any day other than the last day of an Interest Period. Concurrently with any Commitment Increase under the Multicurrency Commitments, the Revolving Lenders with Multicurrency Commitments shall be deemed to have adjusted their participation interests in any outstanding Letters of Credit so that such interests are held ratably in accordance with their Multicurrency Commitments as so increased. The Administrative Agent shall amend Schedule 1.01(b) to reflect the aggregate amount of each Lender’s Commitments (including Increasing Lenders and Assuming Lenders). Each reference to Schedule 1.01(b) in this Agreement shall be to Schedule 1.01(b) as amended pursuant to this Section 2.07.
(v)    Terms of Loans issued on the Commitment Increase Date. For the avoidance of doubt, the terms and provisions of any new Loans issued by any Assuming Lender or Increasing Lender, and the Commitment Increase of any Assuming Lender or Increasing Lender, (A) in the case of a Commitment Increase under the Revolving Commitments, shall be identical to terms and provisions of the Revolving Loans of the applicable Class issued by, and the Revolving Commitments of the applicable Class of, the Revolving Lenders immediately prior to the applicable Commitment Increase Date (except that any upfront or similar one-time fee may be different), and (B) in the case of a Commitment Increase consisting of Incremental Term Commitments, shall be identical to terms and provisions of the Initial Term Loans (except that any upfront or similar one-time fee may be different).
SECTION 2.08    Repayment of Loans; Evidence of Debt.
(a)    Repayment. Subject to, and in accordance with, the terms of this Agreement, the Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders the outstanding principal amount of each Class of Loans and all other amounts due and owing hereunder and under the other Loan Documents on the Maturity Date.
(b)    Manner of Payment. Prior to any repayment or prepayment of any Borrowings to any Lenders of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of such Class to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy or e-mail) of such selection not later than the time set forth in Section

2.09(g) prior to the scheduled date of such repayment. Subject to Section 2.09 and to the proviso to Section 2.16(c), if the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is specified (or if no Class is specified and there is only one Class of Loans with Borrowings in Dollars outstanding), such repayment or prepayment shall be applied ratably between or among, as applicable, the Loans of such Class (based on the outstanding principal amount of such Loans), in each case first to repay or prepay any outstanding ABR Borrowings of such Loans and second to repay or prepay the remaining Borrowings denominated in Dollars of such Loans, if applicable, in the order of the remaining duration of their respective Interest Period (the Borrowing with the shortest remaining Interest period to be repaid or prepaid first). Subject to Section 2.09 and to the proviso to Section 2.16(c), if the repayment or prepayment is denominated in Dollars and the Class to be repaid or prepaid is not specified, such repayment or prepayment shall be applied (i) ratably between or among, as applicable, the Dollar denominated ABR Loans of the Multicurrency Lenders (based on the then outstanding principal amounts of such Loans), (ii) once the outstanding principal amount of all Dollar denominated ABR Loans of the Multicurrency Lenders is paid in full, ratably between or among, as applicable, the ABR Loans of the Dollar Lenders (based on the then outstanding principal amount of such Loans), (iii) once the outstanding principal amount of all ABR Loans of the Dollar Lenders is paid in full, ratably between or among, as applicable, the remaining Dollar denominated Revolving Loans of the Multicurrency Lenders, if applicable, in the order of the remaining duration of their respective Interest Period (the Borrowings with the shortest remaining Interest period to be repaid or prepaid first), (iv) once the outstanding principal amount of all Dollar denominated Revolving Loans of the Multicurrency Lenders referred to in clause (iii) above is paid in full, ratably between or among, as applicable, the remaining Revolving Loans of the Dollar Lenders, if applicable, in the order of the remaining duration of their respective Interest Period (the Borrowings with the shortest remaining Interest period to be repaid or prepaid first), and (v) once the outstanding principal amount of all Revolving Loans of the Dollar Lenders referred to in clause (iv) above is paid in full, ratably between or among, as applicable, the Term Loans of the Term Lenders (based on the then outstanding principal amount of such Loans), in each case (x) first to repay or prepay any outstanding ABR Borrowings of the Term Lenders and (y) then second to repay or prepay the remaining Borrowings of the Term Lenders, if applicable. Subject to Section 2.09 and to the proviso Section 2.16(c), if the repayment or prepayment is denominated in a particular Agreed Foreign Currency, such repayment or prepayment shall be applied ratably between or among, as applicable, any remaining Borrowings denominated in such Agreed Foreign Currency (based on the then outstanding principal amount of such Loans), in each case in the order of the remaining duration of their respective Interest Periods (the Borrowings with the shortest remaining Interest Period to be repaid first). Each payment specified as a payment on account of the Pro-Rata Borrowings shall be applied ratably between the Dollar Loans and the Multicurrency Loans (based on the then outstanding principal amount of such Loans), in each case, if applicable, in the order of the remaining duration of their respective Interest Periods (the Borrowings with the shortest remaining Interest Period to be repaid first). Each payment of a Borrowing of a Class shall be applied ratably to the Loans of such Class included in such Borrowing.
(c)    Maintenance of Records by Lenders. Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and Currency of principal and interest payable and paid to such Lender from time to time hereunder.

(d)    Maintenance of Records by the Administrative Agent. The Administrative Agent shall maintain records in which it shall record (i) the Currency and amount of each Loan made hereunder, the Class and Type thereof and, if applicable, each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders with respect to each Loan and each Lender’s share thereof.
(e)    Effect of Entries. The entries made in the records maintained pursuant to paragraph (c) or (d) of this Section 2.08 shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(f)    Promissory Notes. Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its permitted registered assigns) and in substantially the form attached hereto as Exhibit C. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its permitted registered assigns).
SECTION 2.09    Prepayment of Loans.
(a)    Optional Prepayments. The Borrower shall have the right at any time and from time to time (but subject to Section 2.09(g)) to prepay any Borrowing in whole or in part, without premium or fee (but subject to Section 2.14), subject to the requirements of this Section 2.09. Each prepayment in part under this Section 2.09(a) shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000 (or such lesser amount as is then outstanding).
(b)    Mandatory Prepayments due to Changes in Exchange Rates; Mandatory Prepayments related to Revolving Credit Exposure.
(i)    Determination of Amount Outstanding. On each Quarterly Date and, in addition, promptly upon the receipt by the Administrative Agent of a Currency Valuation Notice (as defined below), the Administrative Agent shall determine the aggregate Revolving Multicurrency Credit Exposure. For the purpose of this determination, the outstanding principal amount of any Revolving Loan or LC Exposure that is denominated in any Foreign Currency shall be deemed to be the Dollar Equivalent of the amount in the Foreign Currency of such Revolving Loan or LC Exposure, determined as of such Quarterly Date or, in the case of a Currency Valuation Notice received by the Administrative Agent prior to 11:00 a.m., New York City time, on a Business Day, on such

Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received. Upon making such determination, the Administrative Agent shall promptly notify the Multicurrency Lenders and the Borrower thereof.
(ii)    Prepayment. If, on the date of such determination, the aggregate Revolving Multicurrency Credit Exposure minus the Cash Collateralized LC Exposure exceeds 105% of the aggregate amount of the Multicurrency Commitments then in effect, the Borrower shall prepay the Multicurrency Loans (and/or Cash Collateralize LC Exposure as contemplated by Section 2.04(k)) within  fifteen (15) Business Days following such date of determination in such aggregate amounts as shall be necessary so that after giving effect thereto the aggregate Revolving Multicurrency Credit Exposure does not exceed the Multicurrency Commitments.
For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Multicurrency Lenders to the Administrative Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Administrative Agent determine the aggregate Revolving Multicurrency Credit Exposure. The Administrative Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three-month period.
Any prepayment made pursuant to clause (ii) of this Section 2.09(b) shall be applied first, to the Multicurrency Loans outstanding and second, as cover for LC Exposure.
(iii)    Revolving Dollar Credit Exposure; Revolving Multicurrency Credit Exposure. In the event that (A) the amount of the total Revolving Dollar Credit Exposure exceeds the total Dollar Commitments and/or (B) the amount of the total Revolving Multicurrency Credit Exposure exceeds the total Multicurrency Commitments (other than as a result of a change in exchange rates pursuant to Section 2.09(b)(ii)), the Borrower shall prepay Revolving Loans (and/or Cash Collateralize Letters of Credit as contemplated by Section 2.04(k)) in such amounts as shall be necessary so that (x) in the case of clause (A), the amount of total Revolving Dollar Credit Exposure does not exceed the total Dollar Commitments and (y) in the case of clause (B), the amount of total Revolving Multicurrency Credit Exposure does not exceed the total Multicurrency Commitments.
(c)    Mandatory Prepayments due to Borrowing Base Deficiency. In the event that at any time any Borrowing Base Deficiency shall exist, promptly (but in no event later than five (5) Business Days), the Borrower shall either prepay (x) Revolving Loans (and/or Cash Collateralize Letters of Credit as contemplated by Section 2.04(k)) so that the Borrowing Base Deficiency is promptly cured or (y) reduce the other Indebtedness that is included in the Covered Debt Amount in such amounts as shall be necessary so that such Borrowing Base Deficiency is promptly cured; provided, that (i) the aggregate amount of such prepayment of Revolving Loans (and Cash Collateral for Letters of Credit) shall be at least equal to the Revolving Credit Exposure’s ratable share (such ratable share being determined based on the outstanding principal amount of the Revolving Credit Exposures as compared to the other Indebtedness that is included in the Covered Debt Amount) of the aggregate prepayment and reduction of the other Indebtedness that is included in the Covered Debt Amount, and (ii) any payment or repayment of Revolving Loans denominated in Dollars shall be made and applied ratably (based on the aggregate outstanding principal amounts of such Revolving Loans denominated in Dollars) between Dollar Lenders and Multicurrency Lenders; provided, further, that if within such five (5) Business Day period, the Borrower shall present to the Administrative Agent a reasonably feasible plan, which plan is reasonably satisfactory to the Administrative Agent, that will enable any such Borrowing Base Deficiency to be cured within thirty (30) Business Days of the occurrence of such Borrowing Base Deficiency (which 30-Business Day period shall include the five (5) Business Days permitted for delivery of such plan), then such prepayment or reduction shall be effected in accordance with such plan (subject, for the avoidance of doubt, to the limitations as to the allocation of such prepayments set forth above in this Section 2.09(c)). Notwithstanding the foregoing, the Borrower shall pay interest in accordance with Section 2.11(d) for so long as the Covered Debt Amount exceeds the Borrowing Base during such 30-Business Day period. For clarity, in the event that the Borrowing Base Deficiency is not cured prior to the end of such 5-Business Day period (or, if applicable, such 30-Business Day period), it shall constitute an Event of Default under paragraph (a) of Article VII.
(d)    Mandatory Prepayments due to Certain Events Following Availability Period. Subject to Section 2.09(e):
(i)    Asset Sales. In the event that any Obligor shall receive any Net Asset Sale Proceeds at any time after the Availability Period, the Borrower shall, no later than the third Business Day following the receipt of such Net Asset Sale Proceeds, prepay the Loans and/or Cash Collateralize Letters of Credit in an amount equal to such Net Asset Sale Proceeds (and the Revolving Commitments corresponding to the principal amount of Revolving Loans so prepaid shall be permanently reduced by such amount); provided, that with respect to Asset Sales of assets that are not Portfolio Investments, the Borrower shall not be required to prepay the Loans unless and until (and to the extent that) the aggregate Net Asset Sale Proceeds relating to all such Asset Sales are greater than $2,000,000.
(ii)    Returns of Capital. In the event that any Obligor shall receive any Net Return of Capital at any time after the Availability Period, the Borrower shall, no later than the third Business Day following the receipt of such Net Return of Capital, prepay the Loans and/or Cash Collateralize Letters of Credit in an amount equal to 100% of such Net Return of Capital (and the Revolving Commitments corresponding to the principal amount of Revolving Loans so prepaid shall be permanently reduced by such amount).
(iii)    Equity Issuances. In the event that the Borrower shall receive any Cash proceeds from the issuance of Equity Interests (other than pursuant to any dividend reinvestment plan) of the Borrower at any time after the Availability Period, the Borrower shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans and/or Cash Collateralize Letters of Credit in an amount equal to 75% of such Cash proceeds, net of underwriting discounts and commissions or other similar payments and other reasonable costs, fees, premiums and expenses directly associated therewith, including, without limitation, reasonable legal fees and expenses (and the

Revolving Commitments corresponding to the principal amount of Revolving Loans so prepaid shall be permanently reduced by such amount).
(iv)    Indebtedness. In the event that any Obligor shall receive any Cash proceeds from the issuance of Indebtedness (excluding Hedging Agreements permitted by Section 6.01 and other Indebtedness permitted by Section 6.01(a), (d), (e), (f), (g), (h) and (j)) at any time after the Availability Period, such Obligor shall, no later than the third Business Day following the receipt of such Cash proceeds, prepay the Loans and/or Cash Collateralize Letters of Credit in an amount equal to 100% of such Cash proceeds, net of underwriting discounts and commissions or other similar payments and other reasonable costs, fees, commissions, premiums and expenses directly associated therewith, including, without limitation, reasonable legal fees and expenses (and the Revolving Commitments corresponding to the principal amount of Revolving Loans so prepaid shall be permanently reduced by such amount).
(e)    Mandatory Prepayment of Term Benchmark Loans. If the Loans to be prepaid pursuant to Section 2.09(d)(ii) are Term Benchmark Loans, the Borrower may defer such prepayment (and permanent Revolving Commitment reduction, if any) until the last day of the Interest Period applicable to such Loans, so long as the Borrower deposits an amount equal to an amount required to be prepaid, no later than the third Business Day following the receipt of such amount, into a segregated collateral account in the name and under the dominion and control (within the meaning of Section 9-104 of the Uniform Commercial Code) of the Administrative Agent pending application of such amount to the prepayment of the Loans (and permanent reduction of the Revolving Commitments, if any) on the last day of such Interest Period.
(f)    Payments Following Availability Period or During an Event of Default. Notwithstanding any provision to the contrary in Section 2.08 or this Section 2.09 or otherwise herein, following the end of the Availability Period (with respect to clauses (i) and (ii)) or following the occurrence and during the continuance of an Event of Default (with respect to clause (iii)):
(i)    no optional prepayment of the Loans made of any Class shall be permitted unless at such time, the Borrower also prepays its Loans of each other Class or, in the case of a prepayment of Dollar Loans and to the extent no Multicurrency Loans are outstanding, provides Cash Collateral as contemplated by Section 2.04(k) for the outstanding Letters of Credit, which prepayment (and Cash Collateral) shall be made on a pro-rata basis (based on the outstanding principal amounts of such Indebtedness) between each outstanding Class of Credit Exposure;
(ii)    any prepayment of Loans in Dollars required to be made in connection with any of the events specified in Section 2.09(d) shall be applied (x) first, to prepay Revolving Loans, ratably between the Dollar Lenders and the Multicurrency Lenders based on the then outstanding principal amounts of Revolving Loans denominated in Dollars, and (y) second, to prepay Term Loans, ratably among the Term Lenders; provided, that, so long as no Event of Default has occurred and is continuing, each prepayment in an Agreed Foreign Currency (including as a result of the Borrower’s receipt of proceeds from a prepayment event in such Agreed Foreign Currency (it being the understanding that any receipt of proceeds in an Agreed Foreign Currency shall first be used to make a payment on account of the Revolving Loans denominated in such Agreed Foreign Currency)) shall be applied ratably among just the Multicurrency Lenders to prepay the Revolving Loans denominated in such Agreed Foreign Currency and, if after such payment, if applicable, or otherwise, the balance of the Revolving Loans denominated in such Agreed Foreign Currency remaining is zero, then, if there are any remaining proceeds, the Borrower shall prepay (in Dollars) (A) first, the remaining Dollar Loans on a pro rata basis (based on the aggregate outstanding Dollar Equivalent principal amount of such Dollar Loans) between each outstanding Class of Dollar Loans, and (B) second, the remaining Term Loans on a pro rata basis (based on the aggregate outstanding Dollar Equivalent principal amount of such Term Loans) between each outstanding Class of Term Loans; and
(iii)    notwithstanding any other provision to the contrary in this Agreement, if an Event of Default has occurred and is continuing, then any payment or repayment of the Loans shall be made and applied ratably (based on the aggregate Dollar Equivalents of the outstanding principal amounts of such Loans) between Term Loans, Dollar Loans, Multicurrency Loans and Letters of Credit.
(g)    Notices, Etc. The Borrower shall notify the Administrative Agent in writing or by telephone (followed promptly by written confirmation) of any prepayment hereunder (i) in the case of a prepayment of a Term Benchmark Borrowing under Section 2.09(a), not later than 12:00 p.m., New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of repayment or prepayment of an RFR Borrowing under Section 2.09(a), not later than 12:00 p.m., New York City time, five (5) Business Days before the date of repayment or prepayment, (iii)  in the case of prepayment of an ABR Borrowing under Section 2.09(a), or in the case of any prepayment under Section 2.09(b), (c), or (d), not later than 12:00 p.m., New York City time, on the Business Day of prepayment, or (iv) in each case of the notice periods described in clauses (i), (ii) and (iii) above, such lesser period as the Administrative Agent may reasonably agree with respect to notices given in connection with any of the events specified in Section 2.09(d)(ii). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided, that, (1) if a notice of prepayment is given in connection with a conditional notice of termination or reduction of the Revolving Commitments as contemplated by Section 2.07(c), then such notice of prepayment may be revoked if such notice of termination or reduction is revoked in accordance with Section 2.07(c) and (2) any such notices given in connection with any of the events specified in Section 2.09(d) may be conditioned upon (x) the consummation of the Asset Sale or the issuance of Equity Interests or Indebtedness (as applicable) or (y) the receipt of net cash proceeds from Asset Sales or Net Returns of Capital. Promptly following receipt of any such notice of prepayment, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. In the event the Borrower is required to make any concurrent prepayments under both paragraph (c) and also another paragraph of this Section 2.09, any such prepayments shall be applied toward a prepayment pursuant to paragraph (c) before any prepayment pursuant to any other paragraph of this Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in Section 2.08(b).

(h)    RIC Tax Distributions. Notwithstanding anything herein to the contrary, Net Asset Sale Proceeds and Net Return of Capital required to be applied to the prepayment of the Loans pursuant to Section 2.09(d) shall exclude the amounts estimated in good faith by the Borrower to be necessary for the Borrower to make distributions on account of such Net Asset Sale Proceeds and Net Returns of Capital sufficient in amount to achieve the objectives set forth in clauses (i), (ii) and (iii) of Section 6.05(b)(1) solely to the extent that the Tax Amount in or with respect to any taxable year (or any calendar year, as relevant) is increased as a result of the receipt of such Net Asset Sale Proceeds or Net Return of Capital, as the case may be.
SECTION 2.10    Fees.
(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at a rate equal to 0.375% per annum on the daily unused amount of the Revolving Commitment of such Revolving Lender during the period from (and including) the Second Restatement Effective Date to (but excluding) the earlier of the date such Lender’s Revolving Commitment terminates and the Revolver Termination Date. Accrued commitment fees shall be payable in arrears (x) within one Business Day after each Quarterly Date and (y) on the earlier of the date the Commitments of the respective Class terminate and the Revolver Termination Date, commencing on the first such date to occur after the Second Restatement Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, the Revolving Commitments of any Class of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Class and LC Exposure of such Class of all Lenders.
(b)    Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for account of each Multicurrency Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin applicable to interest on Term Benchmark Loans (or, if such Letter of Credit is denominated in Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars, RFR Loans) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Restatement Effective Date to but excluding the later of the date on which such Lender’s Multicurrency Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of one-half of one percent (0.50%) per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Second Restatement Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such date to occur after the Second Restatement Effective Date; provided that all such fees with respect to the Letters of Credit shall be payable on earlier of the

Revolver Termination Date and the date on which all Multicurrency Commitments are otherwise terminated in accordance with the terms hereof (such earlier date, the “termination date”) and the Borrower shall pay any such fees that have accrued and that are unpaid on the termination date and, in the event any Letters of Credit shall be outstanding that have expiration dates after the termination date, the Borrower shall prepay on the termination date the full amount of the participation and fronting fees that will accrue on such Letters of Credit subsequent to the termination date through but not including the date such outstanding Letters of Credit are scheduled to expire (and in that connection, the Multicurrency Lenders agree not later than the date two (2) Business Days after the date on which the last such Letter of Credit shall expire or be terminated to rebate to the Borrower the excess, if any, of the aggregate participation and fronting fees that ultimate accrue through the date of such expiration or termination). Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances absent manifest error.
SECTION 2.11    Interest.
(a)    ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
(b)    Term Benchmark Loans. The Loans constituting each Term Benchmark Borrowing shall bear interest at a rate per annum equal to the Adjusted Term Benchmark Rate for the related Interest Period for such Borrowing plus the Applicable Margin.
(c)    RFR Loans.    The Loans constituting each RFR Borrowing shall bear interest at a rate per annum equal to Adjusted Daily Simple RFR for the applicable Currency plus the Applicable Margin.
(d)    Default Interest. Notwithstanding the foregoing, (x) automatically, if any Event of Default described in paragraph (a), (b), (d) (only with respect to Section 6.07), (h) or (i) of Article VII has occurred and is continuing, or if the Covered Debt Amount exceeds the Borrowing Base during the 5-Business Day period (or, if applicable, the 30-Business Day period) referred to in Section 2.09(c), and (y) upon the demand of the Administrative Agent or the Required Lenders when any other Event of Default has occurred and is continuing, the interest rates applicable to the Loans shall accrue, and any fee or other amount due and payable (after giving effect to any grace or cure period) by the Borrower hereunder shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided above, (ii) in the case of any other amount, 2.00% plus (x) if such other amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.11, (y) if such other amount is denominated in a Foreign Currency (other than Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars), the rate applicable to the applicable Term Benchmark Loans as provided in paragraph (b) of this Section 2.11 or (z) if such other amount is denominated in Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars, the rate applicable to RFR Loans for the applicable Currency as provided in paragraph (c) of this Section 2.11.
(e)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan in the Currency in which such Loan is denominated and upon the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.11 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.
(f)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that (A) Term Benchmark Borrowings in Canadian Dollars or AUD shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day), (B) RFR Borrowings shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and (C) ABR Borrowings, at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The basis on which interest hereunder shall be computed on Term Benchmark Borrowings in an Agreed Foreign Currency other than Canadian Dollars, Euros, Pounds Sterling, AUD, New Zealand Dollars, Swiss Francs, Danish Krone, Norwegian Krone and Swedish Krona shall be agreed by each Multicurrency Lender and the Borrower at the time such Agreed Foreign Currency is consented to in accordance with the definition of “Agreed Foreign Currency”. The applicable Alternate Base Rate, Adjusted Daily Simple RFR or Adjusted Term Benchmark Rate and each other Benchmark shall be determined by the Administrative Agent and such determination shall be conclusive absent manifest error.
SECTION 2.12    Certain Borrowing Provisions.
(a)    (a)    If, at any time that the Administrative Agent shall seek to determine the relevant Screen Rate on (1) the Quotation Day for any Interest Period for a Term Benchmark Borrowing (other than any Term Benchmark Borrowing denominated in Dollars or Canadian Dollars), (2) the RFR Rate Day for an RFR Borrowing, (3) the Periodic Term SOFR Determination

Day for a Term Benchmark Borrowing denominated in Dollars, or (4) the Periodic Term CORRA Determination Day for a Term Benchmark Loan denominated in Canadian Dollars, the applicable Screen Rate shall not be available for such RFR Borrowing or such Interest Period for the applicable Currency with respect to such Term Benchmark Borrowing, as applicable, for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), (i) if the Administrative Agent is seeking to determine the relevant Screen Rate in the context of a Borrowing Request or an Interest Election Request electing the applicable Interest Period (A) if such Borrowing is in Dollars then either, at the Borrower’s election, (u) the applicable Borrowing Request or Interest Election Request shall be deemed ineffective or (v) such Borrowing shall be made as or converted to an ABR Borrowing at the Alternate Base Rate, (B) if such Borrowing is in Canadian Dollars then either, at the Borrower’s election, (w) such Borrowing Request or Interest Election Request shall be deemed ineffective or (x) such Borrowing shall be made as or converted to a Term Benchmark Borrowing for which the Term Benchmark Rate shall be equal to the Canadian Prime Rate and (C) if such Borrowing is in any Agreed Foreign Currency (other than Canadian Dollars) then the applicable Borrowing Request or Interest Election Request shall be deemed ineffective and (ii) if the Administrative Agent is seeking to determine the relevant Screen Rate in the context of a Term Benchmark Borrowing for which the Interest Period is continuing or an RFR Borrowing then (A) if such Borrowing is in Dollars such Borrowing shall continue as an ABR Borrowing at the Alternate Base Rate, (B) if such Borrowing is in Canadian Dollars then such Borrowing shall continue as a Term Benchmark Borrowing for which the Term Benchmark Rate shall be equal to the Canadian Prime Rate, (C) if such Borrowing is in any Agreed Foreign Currency (other than Canadian Dollars) and is not an RFR Borrowing, then such Borrowing shall, on the last day of the Interest Period applicable to such Borrowing (or the next succeeding Business Day if such day is not a Business Day) either, at the Borrower’s election prior to such day, (x) be prepaid by the Borrower on such day, or (y) be converted by the Administrative Agent to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Borrowing on such day by 12:00 noon, New York time, the Administrative Agent is authorized to effect such conversion of such Borrowing into an ABR Borrowing denominated in Dollars) and (D) if such Borrowing is in any Agreed Foreign Currency (other than Canadian Dollars) and is an RFR Borrowing, then such Borrowing shall either, at the election of the Borrower, (x) be prepaid in full immediately, or (y) be converted by the Administrative Agent to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately.
(b)    Alternate Rate of Interest. If:
(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted Term Benchmark Rate for a Loan in the applicable Currency for the applicable Interest Period or (B) at any time for an RFR Borrowing, that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple RFR for the applicable Currency; or

(ii)    the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term Benchmark Rate for a Loan in the applicable Currency for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans included in such Borrowing for such Interest Period or (B) at any time for an RFR Borrowing, Adjusted Daily Simple RFR for the applicable Currency will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for the applicable Currency;
and, in each case, the provisions of Section 2.12(d) are not applicable, then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone, telecopy or e-mail as promptly as practicable thereafter setting forth in reasonable detail the basis for such determination and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request electing the applicable Interest Period for a Term Benchmark Borrowing in the applicable Currency shall be ineffective, (ii) in the case of any Borrowing Request requesting a Term Benchmark Borrowing in the applicable Currency for the applicable Interest Period or an RFR Borrowing, as applicable, (A) if such Borrowing is in Dollars then either, at the Borrower’s election, (u) the applicable Borrowing Request shall be deemed ineffective or (v) such Borrowing shall be made as an ABR Borrowing at the Alternate Base Rate, (B) if such Borrowing is in Canadian Dollars then either, at the Borrower’s election, (w) such Borrowing Request shall be deemed ineffective or (x) such Borrowing shall be made as a Term Benchmark Borrowing for which the Term Benchmark Rate shall be equal to the Canadian Prime Rate and (C) if such Borrowing is in any Agreed Foreign Currency (other than Canadian Dollars), then the applicable Borrowing Request shall be deemed ineffective and (iii) in the case of a Term Benchmark Borrowing for which the Interest Period is continuing or an RFR Borrowing, as applicable, in each case, unless prepaid then (A) if such Borrowing is in Dollars such Borrowing shall continue as an ABR Borrowing at the Alternate Base Rate, (B) if such Borrowing is in Canadian Dollars then such Borrowing shall continue as a Term Benchmark Borrowing for which the Term Benchmark Rate shall be equal to the Canadian Prime Rate, (C) if such Borrowing is in any Agreed Foreign Currency (other than Canadian Dollars) and is not an RFR Borrowing, then such Borrowing shall, on the last day of the Interest Period applicable to such Borrowing (or the next succeeding Business Day if such day is not a Business Day) either, at the Borrower’s election prior to such day, (x) be prepaid by the Borrower on such day, or (y) be converted by the Administrative Agent to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, New York time, the Administrative Agent is authorized to effect such conversion of such Borrowing into an ABR Borrowing denominated in Dollars) and (D) if such Borrowing is in any Agreed Foreign Currency (other than Canadian Dollars) and is an RFR Borrowing, then such Borrowing shall either, at the election of the Borrower, (x) be prepaid in full immediately, or (y) be converted by the Administrative Agent to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Agreed Foreign Currency) immediately; provided that, if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Types of Borrowings shall be permitted; provided, further that, in connection with any ABR Borrowing made pursuant to the terms of this Section 2.12(b), the determination of the Alternate Base Rate shall disregard clause (d) of the definition thereof.

(c)    Illegality. Without duplication of any other rights that any Lender has hereunder, if any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful for any Lender to make, maintain or fund Loans whose interest is determined by reference to any Benchmark or to determine or charge interest rates based upon any Benchmark, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Agreed Foreign Currency in any applicable market, then, on notice thereof by such Lender to the Borrower and the Administrative Agent, (i) any obligation of such Lender to (x) make RFR Loans in the affected currency or currencies, (y) make or continue Term Benchmark Loans in the affected currency or currencies or (z) in the case of Term Benchmark Loans denominated in Dollars, to convert ABR Loans to Term Benchmark Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or continuing ABR Loans the interest rate on which is determined by the Administrative Agent by reference to the Adjusted Term SOFR component of the Alternate Base Rate, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x)(A) all applicable Term Benchmark Borrowings in Dollars of such Lender shall automatically convert to ABR Borrowings and (B) all RFR Borrowings and Term Benchmark Borrowings denominated in the affected Agreed Foreign Currency of such Lender shall automatically convert to Dollars based on the Dollar Equivalent at such time and shall be an ABR Borrowing (the interest rate on which ABR Borrowings of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Alternate Base Rate), (1) with respect to Term Benchmark Borrowings, either (I) on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Borrowings to such day, or (II) immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Borrowings (in which event Borrower shall not be required to pay any yield maintenance, breakage or similar fees) or (2) with respect to RFR Borrowings, on the immediately succeeding Business Day and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.
(d)    Benchmark Replacement Setting.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for a Currency, then (i)(x) if a Benchmark Replacement for the Term SOFR Reference Rate is determined in accordance with paragraph (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the Term SOFR Reference Rate for all purposes hereunder and under any Loan

Document in respect of such Benchmark setting and subsequent Benchmark setting, or (y) if a Benchmark Replacement for the Term CORRA Reference Rate is determined in accordance with paragraph (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace the Term CORRA Reference Rate for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, in each case of clause (x) and (y) above, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document, and (ii) if a Benchmark Replacement is determined in accordance with paragraph (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for such Currency for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising (A) in the case of a Benchmark Replacement for Dollars, the Required Lenders, (B) in the case of a Benchmark Replacement for any Agreed Foreign Currency, the Required Multicurrency Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR or Daily Compounded CORRA, all interest payments will be payable on a monthly basis.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement (or, with respect to Term SOFR, Term CORRA or Daily Simple RFR, at any time), the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d).

(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark for a Currency is a term rate (including Term SOFR Reference Rate, the Term CORRA Reference Rate or other applicable Term Benchmark Rate) and either (1) any tenor for such Benchmark for such Currency is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark for such Currency is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (1) above either (x) is subsequently displayed on a screen or information service for a Benchmark for such Currency (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark for such Currency (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings for such Currency at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued during any Benchmark Unavailability Period, and, failing that, (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing in Dollars into a request for a Borrowing of or conversion to ABR Loans, (y) any request by the Borrower for a Term Benchmark Borrowing in an Agreed Foreign Currency (other than Canadian Dollars) shall be ineffective or (z) any request by the Borrower for a Term Benchmark Borrowing denominated in Canadian Dollars shall be converted to a Term Benchmark Borrowing for which the Term Benchmark Rate shall be equal to the Canadian Prime Rate. During any Benchmark Unavailability Period, (a) if such Benchmark Unavailability Period relates to the Term SOFR Reference Rate or the Term CORRA Reference Rate, the component of Alternate Base Rate or Canadian Prime Rate, as applicable, based upon the Term SOFR Reference Rate or the Term CORRA Reference Rate, as applicable will not be used in any determination of Alternate Base Rate or Canadian Prime Rate, as applicable, and (b) if any Loan in any Currency is outstanding, (x) if such Loan is a Term Benchmark Loan denominated in Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such date, (y) if such Loan is an RFR Loan or a Term Benchmark Loan denominated in any Agreed Foreign Currency (other than Canadian Dollars), then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to, and (subject to the remainder of this subclause (2)) shall constitute, an ABR Loan denominated in Dollars (in an amount equal to the Dollar Equivalent of such Loan) on such day (it being understood and agreed that if the Borrower does not so prepay such Loan on such day by 12:00 noon, New York City time, the Administrative Agent is authorized to effect such conversion of such Term Benchmark Loan into an ABR Loan denominated in Dollars) and, in the case of this subclause (2), upon any subsequent implementation of a Benchmark Replacement in respect of such Agreed Foreign Currency pursuant to this Section 2.12(d) and with the Borrower’s consent (which may be given in its sole discretion), such ABR Loan denominated in Dollars shall then be converted by the Administrative Agent to, and shall constitute, an RFR Loan or a Term Benchmark Loan, as applicable, denominated in such original Currency (in an amount equal to the Foreign Currency Equivalent of such Loan) on the day of such implementation, giving effect to such Benchmark Replacement in respect of such Foreign Currency or (z) if such Loan is a Term Benchmark Loan denominated in Canadian Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan, at the Borrower’s election prior to such day: (1) be prepaid by the Borrower on such day or (2) be converted by the Administrative Agent to a Term Benchmark Loan for which the Term Benchmark Rate shall be equal to the Canadian Prime Rate.
SECTION 2.13    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted Term Benchmark Rate) or the Issuing Bank;
(ii)    subject any Lender to any Taxes (other than Covered Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Term Benchmark Loan or RFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then, upon the request of such Lender or Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided that no Lender will claim from the Borrower the payment of any of the amounts referred to in this paragraph (a) if not generally claiming similar compensation from its other similar customers in similar circumstances.

(b)    Capital and Liquidity Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity position), by an amount deemed to be material by such Lender or the Issuing Bank, then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, in Dollars, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c)    Certificates from Lenders. A certificate of a Lender or the Issuing Bank setting forth (in reasonable detail the basis for and calculation of) the amount or amounts, in Dollars, necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.13 shall be promptly delivered to the Borrower and shall be conclusive absent manifest error (it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information or (ii) any information to the extent prohibited by applicable law). The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Obligor shall be required to compensate a Lender or the Issuing Bank pursuant to the foregoing provisions of this Section 2.13 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the Issuing Bank notifies the Borrower in writing of any such Change in Law giving rise to such increased costs or reductions (except that, if the Change in Law giving rise to such increased costs is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
SECTION 2.14    Break Funding Payments. In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period therefor (including as a result of the occurrence of any Commitment Increase Date or an Event of Default), (b) the conversion of any Term Benchmark Loan other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (including in connection with any Commitment Increase Date and regardless of whether such notice is permitted to be revocable under Section 2.09(g) and is revoked in accordance herewith), or (d) the assignment as a result of a request by the Borrower pursuant to Section 2.18(b) of any Term Benchmark Loan other than on the last day of an Interest Period therefor, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). In the case of a Term Benchmark Loan, the loss to any Lender attributable to any such event (excluding, in any event, loss of anticipated profits) shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of:
(i)    the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan referred to in paragraph (a), (b), (c) or (d) of this Section 2.14 denominated in the Currency of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then-current Interest Period for such Term Benchmark Loan, as applicable (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the applicable Benchmark for such Currency for such Interest Period, over
(ii)    the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for deposits denominated in such Currency from other banks in the applicable interbank market or, in the case of any Agreed Foreign Currency, in the relevant market for such Agreed Foreign Currency, in each case at the commencement of such period.
Payments under this Section 2.14 shall be made upon written request of a Lender delivered not later than thirty (30) Business Days following the payment, conversion, or failure to borrow, convert, continue or prepay that gives rise to a claim under this Section 2.14 accompanied by a written certificate of such Lender setting forth in reasonable detail the amount or amounts that such Lender is entitled to receive pursuant to this Section 2.14, which certificate shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.15    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, unless otherwise required by applicable law; provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Taxes from such payments, then (i) the Withholding Agent shall make such deductions or withholdings, (ii) the Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is a Covered Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings of Covered Tax been made.
(b)    Payment of Other Taxes by the Borrower. In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank for and, within ten (10) Business Days after written demand therefor, pay the full amount of any Covered Taxes (including Covered Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) payable or paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, by the Issuing Bank or by the Administrative Agent (on its own behalf or on behalf of a Lender or the Issuing Bank), shall be conclusive absent manifest error.
(d)    Indemnification by the Lenders. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender shall, and does hereby, agree severally to indemnify the Administrative Agent, and shall make payable in respect thereof within ten (10) days after demand therefor, (i) against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) (collectively, “Tax Damages”) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective) and (ii) Tax Damages attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d). The agreements in this paragraph (d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations.
(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.15, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. If the Borrower is required by applicable law or this Agreement to pay any U.S. federal withholding Taxes (and the Administrative Agent is not so required) and the Borrower fails to pay any such U.S. federal withholding Taxes that are Excluded Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence on account of such Excluded Taxes, the Borrower shall indemnify the Administrative Agent and each Lender for any incremental Taxes that may become payable by the

Administrative Agent or such Lender as a result of such failure, but only to the extent that such incremental Taxes exceed the amount of Excluded Taxes that would have been borne by the Administrative Agent or a Lender absent such failure.
(f)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments under this Agreement or any other Loan Documents shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A) or (B) or Section 2.15(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, if the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but, in any event, only if such Foreign Lender is legally entitled to do so) whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party duly completed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, or any successor form establishing an exemption from, or reduction of, U.S. federal withholding

Tax (x) with respect to payments of interest under any Loan Document, pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, pursuant to the “business profits” or “other income” article of such tax treaty,
(2)    duly completed executed copies of Internal Revenue Service Form W-8ECI or any successor form certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States,
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, signed under penalties of perjury, to the effect that such Foreign Lender is not (I) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable (or any successor form), certifying that the Foreign Lender is not a U.S. Person, or
(4)    any other form as prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the applicable Withholding Agent to determine the withholding or deduction required to be made, including, to the extent a Foreign Lender is not the beneficial owner, duly completed executed copies of Internal Revenue Service Form W-8IMY accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, a certificate substantially similar to the certificate described in Section 2.15(f)(ii)(B)(3)(x) above, Internal Revenue Service Form W-9 and/or other certification documents from each beneficial owner, as applicable.
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign

Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.
(g)    If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, as may be necessary for the Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from any such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered under this Agreement expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If the Administrative Agent, any Lender or the Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Covered Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Covered Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, any Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund ), provided that the Borrower, upon the request of the Administrative Agent, any Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, any Lender or the Issuing Bank in the event the Administrative Agent, any Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the Administrative Agent, any Lender or the Issuing Bank be required to pay any amount to the Borrower pursuant to this paragraph (h) the payment of which would place the Administrative Agent, such Lender or the Issuing Bank in a less favorable net position after-Taxes than the Administrative Agent, such Lender or the Issuing Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its Tax returns or its books or records (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(i)    Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or replacement of, any Lender or any Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document to which the Borrower or any of its Subsidiaries is a party.
(j)    Defined Terms. For purposes of this Section 2.15, the term “applicable law” includes FATCA.
SECTION 2.16    Payments Generally; Pro Rata Treatment: Sharing of Set-offs.
(a)    Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of LC Disbursements, or under Section 2.13, 2.14 or 2.15, or otherwise) or under any other Loan Document (except to the extent otherwise expressly provided therein) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Administrative Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to the Issuing Bank as expressly provided herein and pursuant to Sections 2.13, 2.14, 2.15 and 9.03, which shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
All amounts owing under this Agreement (including commitment fees, payments required under Sections 2.13 and 2.14 (except to the extent otherwise provided therein relating to any Loan denominated in Dollars, but not including principal of, and interest on, any Loan denominated in any Foreign Currency or payments relating to any such Loan required under Section 2.14 or any reimbursement or Cash Collateralization of any LC Exposure denominated in any Foreign Currency, which are payable in such Foreign Currency)) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars. Notwithstanding the foregoing, if the Borrower shall fail to pay any principal of any Loan or LC Disbursement when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), the unpaid portion of such Loan or such LC Disbursement shall, if such Loan or such LC Disbursement is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal shall be payable on demand; and if the Borrower shall fail to pay any interest on any Loan or LC Disbursement that is not denominated in Dollars, such interest shall automatically be redenominated in Dollars on the due date therefor (or, if such due date is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest shall be payable on demand.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees of a Class then due hereunder, such funds shall be applied (i) first, to pay interest and fees of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal and unreimbursed LC Disbursements of such Class then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements of such Class then due to such parties.
(c)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing of a Class shall be made from the Lenders of such Class, pro rata according to the amounts of their respective Commitments of such Class, (ii) each termination or reduction of the amount of the Revolving Commitments of a Class under Section 2.07, 2.09 or otherwise shall be applied to the respective Revolving Commitments of the Revolving Lenders of such Class, pro rata according to the amounts of their respective Revolving Commitments of such Class; (iii) each Borrowing of a Class shall be allocated pro rata among the Lenders of such Class according to the amounts of their respective Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iv) each payment of commitment fees under Section 2.10 shall be made for the account of the Revolving Lenders pro rata according to the average daily unutilized amounts of their respective Revolving Commitments; (v) each payment or prepayment of principal of Loans of a Class by the Borrower shall be made for account of the Lenders or such Class pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (vi) each payment of interest on Loans of a Class by the Borrower shall be made for account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans of such Class then due and payable to the respective Lenders; provided, however, that, notwithstanding anything to the contrary contained herein, in the event that the Borrower wishes to make a Multicurrency Borrowing in an Agreed Foreign Currency and the Multicurrency Commitments are fully utilized, the Borrower may make a Borrowing under the Dollar Commitments (if otherwise permitted hereunder) and may use the proceeds of such Borrowing to prepay the Multicurrency Loans (without making a ratable prepayment to the Dollar Loans) solely to the extent that the Borrower substantially concurrently therewith utilizes any Multicurrency Commitments made available as a result of such prepayment to make a Multicurrency Borrowing in an Agreed Foreign Currency.
(d)    Sharing of Payments by Lenders. If any Lender of a Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, or participations in LC Disbursements of a Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, and accrued interest thereon of such Class then due than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements of such Class; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (d) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders and the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the Federal Funds Effective Rate.
(f)    Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05 or 2.16(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.17    Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    commitment fees pursuant to Section 2.10(a) shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender to the extent, and during the period in which, such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such commitment fee that otherwise would have accrued and been required to have been paid to such Defaulting Lender to the extent and during the period in which such Lender is a Defaulting Lender);
(b)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, two-thirds of the Lenders, two-thirds of the Lenders of a Class, the Required Lenders, the Required Revolving Lenders or the Required Lenders of a Class have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment or waiver pursuant to Section 9.02, except for any amendment or waiver described in Section 9.02(b)(i), (ii), (iii) or (iv)); provided that any waiver, amendment or modification requiring the consent of all Lenders, two-thirds of the Lenders or each affected Lender which affects such Defaulting Lender differently than other Lenders or affected Lenders (as applicable) shall require the consent of such Defaulting Lender.
(c)    if any LC Exposure exists at the time a Multicurrency Lender becomes a Defaulting Lender then:
(i)    all or any part of such LC Exposure shall be reallocated among the non-Defaulting Multicurrency Lenders in accordance with their respective Applicable Multicurrency Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Multicurrency Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Multicurrency Commitments, (y) no non-Defaulting Lender’s Revolving Multicurrency Credit Exposure will exceed such Lender’s Multicurrency Commitment, and (z) the conditions set forth in Section 4.02 are satisfied at such time (and unless the Borrower has notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time);
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(k) for so long as such LC Exposure is outstanding;
(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Multicurrency

Lenders’ Applicable Multicurrency Percentages in effect after giving effect to such reallocation;
(v)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.17(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and
(vi)    subject to Section 9.16, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.
(d)    so long as any Multicurrency Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Multicurrency Commitments of the non-Defaulting Multicurrency Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.17(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.17(c)(i) (and Defaulting Lenders shall not participate therein).
In the event that the Administrative Agent and the Borrower agree in writing that a Defaulting Lender that is a Dollar Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall, to the extent applicable, purchase at par such of the Loans made to the Borrower of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for the Revolving Lenders to hold such Loans in accordance with their Applicable Dollar Percentage in effect immediately after giving effect to such agreement. In the event that the Administrative Agent, the Borrower and the Issuing Bank each agrees in writing that a Defaulting Lender that is a Multicurrency Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then, on the date of such agreement, such Lender shall no longer be deemed a Defaulting Lender, the Borrower shall no longer be required to Cash Collateralize any portion of such Lender’s LC Exposure cash collateralized pursuant to Section 2.17(c)(ii) above, the LC Exposure of the Multicurrency Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Commitment and such Lender shall purchase at par the portion of the Loans of the other Multicurrency Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Multicurrency Percentage in effect immediately after giving effect to such agreement.
SECTION 2.18    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender exercises its rights under Section 2.12(b) or requests compensation under Section 2.13, or if the Borrower is required to pay any Covered Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the sole reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future, or eliminate the circumstance giving rise to such Lender exercising its rights under Section 2.12(b) and (ii) would not subject such Lender to any cost or expense not required to be reimbursed by the Borrower and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender exercises its rights under Section 2.12(b) or requests compensation under Section 2.13, or if the Borrower is required to pay any Covered Taxes or additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.18(a), or if any Lender becomes a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not be unreasonably withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    Defaulting Lenders. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05 or 9.03(c), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent or the Issuing Bank for the account of such Lender for the benefit of the Administrative Agent or the Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19    Maximum Rate. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan, the rate of interest payable in respect of such Loan hereunder, together with all related Charges, shall be limited to the Maximum Rate. To the extent lawful, the interest and Charges that would have been payable in respect of a Loan made to the Borrower, but were not payable as a result of the operation of this Section, shall be cumulated and the interest and Charges payable to such Lender by the Borrower in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
SECTION 3.01    Organization; Powers. Each of the Borrower and its Subsidiaries, as applicable, is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Borrower or such Subsidiary, as applicable. There is no existing default under any charter, by-laws or other organizational documents of the Borrower or its Subsidiaries or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.
SECTION 3.02    Authorization; Enforceability. The Transactions are within the Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary stockholder action and the Board of Directors of the Borrower and its Subsidiaries have approved the transactions contemplated in this Agreement. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each of the other Loan Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been or will be obtained or made and are in full force and effect and (ii) filings and recordings in respect of the Liens created pursuant to the

Security Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority (including the Investment Company Act and the rules, regulations and orders issued by the SEC thereunder), (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) except for the Liens created pursuant to the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.
SECTION 3.04    Financial Condition; No Material Adverse Effect.
(a)    Financial Statements. The financial statements delivered to the Administrative Agent and the Lenders by the Borrower pursuant to Section 4.01(c) and 5.01(a) and (b) present fairly, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for the applicable period in accordance with GAAP applied on a consistent basis, subject, in the case of unaudited financial statements, to year-end audit adjustments and the absence of footnotes. None of the Borrower or any of its Subsidiaries has any material contingent liabilities, material liabilities for taxes, material unusual forward or material long-term commitments or material unrealized or anticipated losses from any unfavorable commitments not reflected in such financial statements.
(b)    No Material Adverse Effect. Since June 30, 2024, there has not been any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.05    Litigation.
There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
SECTION 3.06    Compliance with Laws and Agreements.
Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Borrower could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.07    Taxes. Each of the Borrower and its Subsidiaries has timely filed or has caused to be timely filed all material U.S. federal, state and local Tax returns that are required to be filed by it and all other material Tax returns that are required to be filed by it and has paid all material Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other material Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except such Taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges are adequate in accordance with GAAP. Neither the Borrower nor any of its Subsidiaries has given or been requested to give a waiver of the statute of limitations relating to the payment of any federal, state, local and foreign Taxes or other impositions, and no Tax lien (other than Liens permitted pursuant to clause (a) of the definition of Permitted Liens) has been filed with respect to the Borrower or any of its Subsidiaries. There is no proposed Tax assessment against the Borrower or any of its Subsidiaries that has been received by the Borrower or any of its Subsidiaries in writing.
SECTION 3.08    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09    Disclosure.
(a)    All written information (other than financial projections, pro forma financial information, other forward-looking information and information of a general economic or general industry nature) which has been made available to the Administrative Agent or any Lender by the Borrower or any of its representatives on behalf of the Borrower in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, taken as a whole, is and will be (after giving effect to all written updates provided by the Borrower to the Administrative Agent for delivery to the Lenders from time to time) complete, true and correct in all material respects and does not and will not (after giving effect to all written updates provided by the Borrower to the Administrative Agent for delivery to the Lenders from time to time) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein at the time made and taken as a whole not misleading in light of the circumstances under which such statements were made; provided that, solely with respect to information furnished by the Borrower which was provided to the Borrower from a third party, such information need only be true and correct in all material respects to the knowledge of the Borrower; and
(b)    All financial projections, pro forma financial information and other forward-looking information which has been delivered to the Administrative Agent or any Lender by the Borrower or any of its representatives on behalf of the Borrower in connection with the transactions contemplated by this Agreement or delivered under any Loan Document, are based upon estimates and assumptions believed by the Borrower in good faith to be reasonable at the time made, it being recognized that (i) such projections, financial information and other forward-looking information as they relate to future events are subject to significant uncertainty and contingencies (many of which are beyond the control of the Borrower and that no assurance can be given that such projections will be realized) and therefore are not to be viewed as fact and (ii) actual results during the period or periods covered by such projections, financial information and other forward-looking information may materially differ from the projected results set forth therein.
SECTION 3.10    Investment Company Act; Margin Regulations.
(a)    Status as Business Development Company. The Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.
(b)    Compliance with Investment Company Act. The business and other activities of the Borrower and its Subsidiaries, including, without limitation, entering into this Agreement and the other Loan Documents to which each is a party, the borrowing of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrower and the consummation of the Transactions contemplated by the Loan Documents, do not result in a violation or breach of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder, except where such breaches or violations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(c)    Investment Policies. The Borrower is in compliance in all material respects with the Investment Policies and its Valuation Policies, in each case as amended by Permitted Policy Amendments.
(d)    Use of Credit. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any Margin Stock in violation of law, rule or regulation. The Borrower does not own or intend to carry or purchase any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.
SECTION 3.11    Material Agreements and Liens.
(a)    Material Agreements. Schedule 3.11(a) is a complete and correct list of each credit agreement, loan agreement, indenture, purchase agreement, guarantee, letter of credit or other arrangements providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Borrower or any of its Subsidiaries outstanding on the Original Restatement Date (in each case, other than Indebtedness hereunder or under any other Loan Document), and the aggregate principal or face amount outstanding or that is, or may become, outstanding under each such arrangement is correctly described in Schedule 3.11(a).
(b)    Liens. Schedule 3.11(b) is a complete and correct list of each Lien securing Indebtedness of any Person outstanding on the Original Restatement Date (other than any Liens hereunder or under any other Loan Document) covering any property of the Borrower or any of its Subsidiaries, and the aggregate principal amount of such Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien as of the Original Restatement Date is correctly described in Schedule 3.11(b).
SECTION 3.12    Subsidiaries and Investments.
(a)    Subsidiaries. Set forth in Schedule 3.12(a) is a complete and correct list of all of the Subsidiaries of the Borrower as of the Second Restatement Effective Date together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 3.12(a), as of the Second Restatement Effective Date, (x) the Borrower owns, free and clear of Liens (other than Eligible Liens and Liens permitted pursuant to Section 6.02(b) or (e)), and has the unencumbered right to vote, all outstanding ownership interests in each Subsidiary shown to be held by it in Schedule 3.12(a), and (y) all of the issued and outstanding capital stock of each such Subsidiary organized as a corporation is validly issued, fully paid and nonassessable (to the extent such concepts are applicable).
(b)    Investments. Set forth in Schedule 3.12(b) is a complete and correct list of all Investments (other than Investments of the types referred to in paragraphs (b), (c), (d), (e), (f) (solely with respect to Portfolio Investments), (g) and (i) of Section 6.04) held by the Borrower or any of its Subsidiaries in any Person on the Original Restatement Date and, for each such Investment, (i) the identity of the Person or Persons holding such Investment and (ii) the nature of such Investment. Except as disclosed in Schedule 3.12(b), as of the Original Restatement Date each of the Borrower and its Subsidiaries owns, free and clear of all Liens (other than Liens permitted pursuant to Section 6.02), all such Investments.
SECTION 3.13    Properties.
(a)    Title Generally. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Intellectual Property. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.14    Solvency. On the Second Restatement Effective Date, and upon the incurrence of any extension of credit hereunder, on any date on which this representation and warranty is made, (a) the Borrower will be Solvent on an unconsolidated basis, and (b) each Obligor will be Solvent on a consolidated basis with the other Obligors.
SECTION 3.15    No Default. No Default or Event of Default has occurred and is continuing under this Agreement.

SECTION 3.16    Use of Proceeds. The proceeds of (a) the Loans made on the Second Restatement Effective Date shall be used solely to refinance loans outstanding under the Existing Credit Agreement immediately prior to the Second Restatement Effective Date, and (b) Loans made after the Second Restatement Effective Date and Letters of Credit issued on or after the Second Restatement Effective Date shall be used for the general corporate purposes of the Borrower and its Subsidiaries (other than Financing Subsidiaries except as expressly permitted under Section 6.03(e) or 6.03(i)) in the ordinary course of its business, including making distributions not prohibited by this Agreement, making payments on Indebtedness of the Obligors to the extent permitted under this Agreement and the acquisition and funding (either directly or indirectly as expressly permitted hereunder) of leveraged loans, mezzanine loans, high yield securities, convertible securities, preferred stock, common stock and other Investments, but excluding, for clarity, Margin Stock in violation of applicable law, rule or regulation.
SECTION 3.17    Security Documents. The Guarantee and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable first-priority Liens on, and security interests in, the Collateral and, (i) when all appropriate filings or recordings are made in the appropriate offices as may be required for perfection by filing under applicable law and, as applicable, and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Guarantee and Security Agreement), the Liens created by the Guarantee and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
SECTION 3.18    Financing Subsidiaries.
(a)    Any Structured Subsidiary complies with each of the conditions set forth in paragraph (a) or (b) in the definition of “Structured Subsidiary”, as applicable.
(b)    Any SBIC Subsidiary complies with each of the conditions set forth in the definition of “SBIC Subsidiary.”
(c)    As of the Second Restatement Effective Date, the Borrower has no Financing Subsidiaries.
SECTION 3.19    Affiliate Agreements. As of the Second Restatement Effective Date, the Borrower has heretofore delivered to each of the Lenders true and complete copies of each of the Affiliate Agreements (including any schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the Second Restatement Effective Date, (a) each of the Affiliate Agreements is in full force and effect and (b) other than the Affiliate Agreements, there is no contract, agreement or understanding, in writing, between the Borrower or any of its Subsidiaries, on the one hand, and any Affiliate of the Borrower, on the other hand.

SECTION 3.20    Compliance with Sanctions. Neither the Borrower nor any of its Subsidiaries, nor any executive officer or director thereof, nor, to the knowledge of the Borrower, any Affiliate of the Borrower or any of their respective employees or agents, (i) is subject to, or subject of, any sanctions or trade embargoes (or similar measures) (collectively, “Sanctions”) imposed, administered or enforced from time to time by the United States of America (including the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the U.S. Department of State), the European Union, any European Union member state, His Majesty’s Treasury, the United Nations Security Council, or any other relevant sanctions authority, (ii) is located, organized or resident in a Sanctioned Country or (iii) is in violation of Sanctions. Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, or made available by the Borrower to any Person to cause any Person to violate Sanctions or to finance or facilitate any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions.
SECTION 3.21    Anti-Money Laundering and Sanctions Program. The Borrower has implemented an anti-money laundering program to the extent required by the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism, as amended (the “USA PATRIOT Act”) and by any other applicable anti-money laundering laws, and the rules and regulations thereunder and maintains in effect and enforces policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries (and, when acting on behalf of the Borrower and its Subsidiaries, their respective directors, officers, employees and agents) with applicable Sanctions. Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, by the Borrower or any Subsidiary or Affiliate of the Borrower, or by any of their respective directors, officers, agents or employees acting on behalf of the Borrower or any Subsidiary of the Borrower, to finance or facilitate a transaction in violation of the anti-money laundering laws.
SECTION 3.22    Anti-Corruption Laws. The Borrower, its Subsidiaries, its Affiliates, its directors and officers and, to the Borrower’s knowledge, the employees and agents acting on behalf of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and Anti-Corruption Laws and each of the Borrower and any Subsidiary and Affiliate of the Borrower has instituted and maintained policies and procedures reasonably designed to ensure, and which are reasonably expected to continue to ensure, compliance therewith. Furthermore, no part of the proceeds of a Loan will be used, directly or indirectly, by the Borrower or any Subsidiary or Affiliate of the Borrower or by any of their respective directors, officers, agents or employees acting on behalf of the Borrower or any Subsidiary of the Borrower, to finance or facilitate a transaction in violation of the Anti-Corruption Laws.
SECTION 3.23    Beneficial Ownership Certification. As of the Second Restatement Effective Date, the information included in any Beneficial Ownership Certification provided on or prior to the Second Restatement Effective Date to any Lender in connection with this Agreement is true and correct in all respects.
SECTION 3.24    Affected Financial Institutions. No Obligor is an Affected Financial Institution.

ARTICLE IV.
CONDITIONS
SECTION 4.01    Second Restatement Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until completion of each of the following conditions precedent (unless a condition shall have been waived in accordance with Section 9.02):
(a)    Documents. Administrative Agent shall have received each of the following documents, each of which shall be reasonably satisfactory to the Administrative Agent (and to the extent specified below to each Lender) in form and substance:
(i)    Executed Counterparts. From each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement.
(ii)    Guarantee and Security Agreement. The Guarantee and Security Agreement duly executed and delivered by each of the parties thereto, and all other documents or instruments required to be delivered by the Guarantee and Security Agreement in connection with the execution thereof.
(iii)    Opinion of Counsel to the Borrower. A favorable written customary opinion (addressed to the Administrative Agent and the Lenders and dated the Second Restatement Effective Date) of Dechert LLP, New York counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent may reasonably request (and the Borrower hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent).
(iv)    Corporate Documents. A certificate of the secretary or assistant secretary of each Obligor, dated the Second Restatement Effective Date, certifying that attached thereto are (v) true and complete copies of the organizational documents of each Obligor certified as of a recent date by the appropriate governmental official, (w) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party, (x) true and complete resolutions of the Board of Directors of each Obligor approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Second Restatement Effective Date and, in the case of the Borrower, authorizing the borrowings hereunder, and that such resolutions are in full force and effect without modification or amendment, (y) a good standing certificate from the applicable Governmental Authority of each Obligor’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Second Restatement Effective Date, and (z) such other documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Obligors, and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(v)    Officer’s Certificate. A certificate, dated the Second Restatement Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.01(e), (h) and (n) and Sections 4.02 (a), (b), (c) and (d).
(b)    Liens. The Administrative Agent shall have received results of a recent lien search in each relevant jurisdiction with respect to the Obligors, confirming the priority of the Liens in favor of the Collateral Agent created pursuant to the Security Documents and revealing no liens on any of the assets of the Obligors except for Liens permitted under Section 6.02. All UCC financing statements, control agreements, stock certificates and other documents or instruments required to be filed or executed and delivered in order to create in favor of the Collateral Agent, for the benefit of the Administrative Agent and the Lenders, a first-priority perfected (subject to Eligible Liens) security interest in the Collateral (to the extent that such a security interest may be perfected by filing, possession or control under the Uniform Commercial Code) shall have been properly filed (or provided to the Administrative Agent) or executed and delivered in each jurisdiction required.
(c)    Financial Statements. The Administrative Agent and the Lenders shall have received, prior to the execution of this Agreement, (i) the audited consolidated balance sheet, audited consolidated statement of operations, audited consolidated statement of changes in net assets, audited consolidated statement of cash flows and related audited consolidated schedule of investments of the Borrower and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2023, and (ii) the unaudited consolidated balance sheet, unaudited consolidated statement of operations, unaudited consolidated statement of changes in net assets, unaudited consolidated statement of cash flows and related unaudited consolidated schedule of investments of the Borrower and its consolidated Subsidiaries as of and for the nine-month and three-month period ended September 30, 2024, in each case certified in writing by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. The Administrative Agent and the Lenders shall have received any other financial statements of the Borrower and its Subsidiaries as they shall have reasonably requested.
(d)    Consents. The Borrower shall have obtained and delivered to the Administrative Agent certified copies of all consents, approvals, authorizations, registrations, or filings (other than any filing required under the Exchange Act or the rules or regulations promulgated thereunder, including any filing required on Form 8-K) required to be made or obtained by the Borrower and all other Obligors in connection with the Transactions and any other evidence reasonably requested by, and reasonably satisfactory to, the Administrative Agent as to compliance with all material legal and regulatory requirements applicable to the Obligors, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired and no investigation or inquiry by any Governmental Authority regarding the Transactions or any transaction being financed with the proceeds of the Loans shall be ongoing.

(e)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments pending or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority (including any SEC investigation) that relates to the Transactions or that could reasonably be expected to have a Material Adverse Effect.
(f)    Solvency Certificate. On the Second Restatement Effective Date, the Administrative Agent shall have received a solvency certificate of a Financial Officer of the Borrower dated as of the Second Restatement Effective Date and addressed to the Administrative Agent and the Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that both before and after giving effect to the Transactions, (i) the Borrower will be Solvent on an unconsolidated basis and (ii) each Obligor will be Solvent on a consolidated basis with the other Obligors.
(g)    Due Diligence. All customary confirmatory due diligence on the Borrower and its Subsidiaries shall have been completed by the Administrative Agent and the Lenders and the results of such due diligence shall be satisfactory to the Administrative Agent and the Lenders. No information shall have become available which the Administrative Agent reasonably believes has had, or could reasonably be expected to have, a Material Adverse Effect.
(h)    Default. No Default or Event of Default shall have occurred and be continuing under this Agreement, nor any default or event of default that permits (or which upon notice, lapse of time or both, would permit) the acceleration of any Material Indebtedness, immediately before and after giving effect to the Transactions, any incurrence of Indebtedness hereunder and the use of the proceeds hereof.
(i)    USA PATRIOT Act. The Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, as reasonably requested by the Administrative Agent or such Lender.
(j)    Investment Policies; Valuation Policy. The Administrative Agent shall have received the Investment Policies and Valuation Policy as in effect on the Second Restatement Effective Date in form and substance reasonably satisfactory to the Administrative Agent.
(k)    Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, dated as of the Second Restatement Effective Date, showing a calculation of the Borrowing Base as of the date immediately prior to the Second Restatement Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.
(l)    Borrowing Request. The Administrative Agent shall have received a Borrowing Request with respect to the Initial Term Loans duly executed and delivered by the Borrower in accordance with Section 2.03.
(m)    Beneficial Ownership Regulation. The Administrative Agent shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial

Ownership Regulation, at least five (5) days prior to the Second Restatement Effective Date, a Beneficial Ownership Certification.
(n)    Fees and Expenses. The Borrower shall have paid in full to the Administrative Agent, the Arranger and the Lenders all fees and expenses (including reasonable legal fees to the extent invoiced) related to this Agreement owing on or prior to the Second Restatement Effective Date, including any upfront fee due to any Lender on or prior to the Second Restatement Effective Date.
(o)    Other Documents. The Administrative Agent shall have received such other documents, instruments, certificates, opinions and information as the Administrative Agent may reasonably request or require in form and substance reasonably satisfactory to the Administrative Agent.
The contemporaneous exchange and release of executed signature pages by each of the Persons contemplated to be a party hereto shall render this Agreement effective and any such exchange and release of such executed signature pages by all such persons shall constitute satisfaction or waiver (as applicable) of any condition precedent to such effectiveness set forth above. Each Lender on the Second Restatement Effective Date acknowledges receipt of, and satisfaction with, each of the documents set forth above.
SECTION 4.02    Conditions to Each Credit Event. The obligation of each Lender to make any Loan, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, including in each case any such extension of credit on the Second Restatement Effective Date, is additionally subject to the satisfaction of the following conditions:
(a)    the representations and warranties of the Obligors set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (other than any representation or warranty already qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) on and as of the date of such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, or, as to any such representation or warranty that refers to a specific date, as of such specific date;
(b)    at the time of and immediately after giving effect to such Loan or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing or would result from such extension of credit after giving effect thereto and to the use of proceeds thereof on a pro forma basis;
(c)    no Borrowing Base Deficiency shall exist at the time of and immediately after giving effect to such extension of credit and either (i) the aggregate Covered Debt Amount (after giving effect to such Loan) shall not exceed the Borrowing Base reflected on the Borrowing Base Certificate most recently delivered to the Administrative Agent or (ii) the Borrower shall have delivered an updated Borrowing Base Certificate demonstrating that the Covered Debt Amount (after giving effect to such Loan) shall not exceed the Borrowing Base after giving effect to such Loan as well as any concurrent acquisitions of Portfolio Investments by the Borrower or payment of outstanding Loans or Other Covered Indebtedness;

(d)    after giving effect to such extension of credit, the Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.07; and
(e)    the proposed date of such extension of credit shall take place during the Availability Period.
Each Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in the preceding sentence.
ARTICLE V.
AFFIRMATIVE COVENANTS
Until the Termination Date, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender (provided that, the Administrative Agent shall not be required to distribute any document or report to any Lender to the extent such distribution would cause the Administrative Agent to breach or violate any agreement that it has with another Person (including any non-reliance or non-disclosure letter with any Approved Third-Party Appraiser)):
(a)    within ninety (90) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2024), the audited consolidated balance sheet and the related audited consolidated statements of operations, audited consolidated statements of changes in net assets, audited consolidated statements of cash flows and related audited consolidated schedule of investments of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent full fiscal year information is available), all reported on by KPMG LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (which report shall be unqualified as to going concern and scope of audit and shall not contain any explanatory paragraph or paragraph of emphasis with respect to going concern); provided that the requirements set forth in this paragraph (a) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-K for the applicable fiscal year;
(b)    within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2025), the consolidated balance sheet and the related consolidated statements of operations, consolidated statements of changes in net assets, consolidated statements of cash flows and related consolidated schedule of investments of the Borrower and its Subsidiaries on a consolidated basis as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the statement of assets and liabilities, as of the end of) the corresponding period or periods of the previous fiscal year (to the extent such information is available for the previous fiscal year), all certified by a Financial Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the requirements set forth in this paragraph (b) may be fulfilled by providing to the Administrative Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period;
(c)    concurrently with any delivery of financial statements under paragraph (a) or (b) of this Section 5.01, a certificate of a Financial Officer of the Borrower (i) to the extent the requirements in paragraphs (a) and (b) of this Section 5.01 are not fulfilled by the Borrower delivering the applicable report delivered to (or filed with) the SEC, certifying that such statements are consistent with the financial statements filed by the Borrower with the SEC, (ii) certifying as to whether the Borrower has knowledge that a Default has occurred and is continuing during the most recent period covered by such financial statements and, if a Default has occurred and is continuing during such period (or has occurred and is continuing from a prior period), specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations (which reconcile to the financial statements) demonstrating compliance with Sections 6.01(b), (h), (k) and (l), 6.03(e), (g) and (i), 6.04(j), 6.05(b) and (d) and 6.07, (iv) stating whether any change in GAAP as applied by (or in the application of GAAP by) the Borrower has occurred since the Second Restatement Effective Date (but only if the Borrower has not previously reported such change to the Administrative Agent and if such change has had a material effect on the financial statements) and, if any such change has occurred (and has not been previously reported to the Administrative Agent), specifying the effect of such change on the financial statements accompanying such certificate, and (v) attaching a list of Subsidiaries as of the date of delivery of such certificate or a confirmation that there is no change in such information since the date of the last such list;
(d)    as soon as available and in any event not later than thirty (30) calendar days after the end of each monthly accounting period (ending on the last day of each calendar month) of the Borrower and its Subsidiaries, commencing with the monthly accounting period ending October 31, 2024, a Borrowing Base Certificate as of the last day of such accounting period (which Borrowing Base Certificate shall include: (i) an Excel schedule containing information substantially similar to the information included on the Excel schedule included in the Borrowing Base Certificate delivered to the Administrative Agent on the Second Restatement Effective Date and (ii) a calculation of the External Quoted Value in accordance with methodologies described in Sections 5.12(b)(ii)(A)(w), (x), (y) and (z));
(e)    promptly but no later than two (2) Business Days after any Financial Officer of the Borrower shall at any time have knowledge (based upon facts and circumstances known to him) that there is a Borrowing Base Deficiency or knowledge that the Borrowing Base has declined by more than 15% from the Borrowing Base stated in the Borrowing Base Certificate last delivered by the Borrower to the Administrative Agent (other than in connection with an asset sale or return of capital the proceeds of which are used to prepay the Loans), a Borrowing Base Certificate as at the date such Financial Officer has knowledge of such Borrowing Base Deficiency or decline indicating the amount of the Borrowing Base Deficiency or decline as at the date such Financial Officer obtained knowledge of such deficiency or decline;
(f)    promptly upon receipt thereof copies of all significant and non-routine written reports submitted to the management or Board of Directors of the Borrower by the Borrower’s independent public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Borrower or any of its Subsidiaries delivered by such accountants to the management or board of directors of the Borrower (other than the periodic reports that the Borrower’s independent auditors provide, in the ordinary course, to the audit committee of the Borrower’s Board of Directors);
(g)    [reserved];
(h)    to the extent not previously delivered, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and within ninety (90) days after the end of the fourth fiscal quarter of each fiscal year of the Borrower, all final internal and external valuation reports relating to the Eligible Portfolio Investments (including all valuation reports delivered by an Approved Third-Party Appraiser in connection with the quarterly appraisals of Unquoted Investments in accordance with Section 5.12(b)(ii)(B), but excluding any valuation reports provided to the Administrative Agent by the Independent Valuation Provider), and any other information relating to the Eligible Portfolio Investments as reasonably requested by the Administrative Agent or any other Lender;
(i)    to the extent not otherwise provided by the Custodian, within thirty (30) days after the end of each month, full, correct and complete updated copies of custody reports (including, to the extent available, (i) activity reports with respect to Cash and Cash Equivalents included in the calculation of the Borrowing Base, (ii) an itemized list of each account and the amounts therein with respect to Cash and Cash Equivalents included in the calculation of the Borrowing Base and (iii) an itemized list of each Portfolio Investment held in any Custodian Account owned by the Borrower or any of its Subsidiary reflecting all assets being held in any Custodian Account owned by the Borrower or any of its Subsidiaries);
(j)    within forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower and ninety (90) days after the end of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower certifying that attached thereto is a complete and correct description of all Portfolio Investments as of the date thereof, including, with respect to each such Portfolio Investment, the name of the Borrower or Subsidiary holding such Portfolio Investment and the amounts held by each;
(k)    to the extent such information is not otherwise available in the financial statements delivered pursuant to paragraph (a) or (b) of this Section 5.01, upon the reasonable request of the Administrative Agent, within five (5) Business Days of the due date set forth in paragraph (a) or (b) of this Section 5.01 for any quarterly or annual financial statements, as the case may be, a schedule prepared in accordance with GAAP setting forth in reasonable detail with respect to each Portfolio Investment owned by the Borrower or any of its Subsidiaries (other than

Financing Subsidiaries) where there has been a realized gain or loss in the most recently completed fiscal quarter, (i) the cost basis of such Portfolio Investment, (ii) the realized gain or loss associated with such Portfolio Investment, (iii) the associated reversal of any previously unrealized gains or losses associated with such Portfolio Investment, (iv) the proceeds received with respect to such Portfolio Investment representing repayments of principal during the most recently ended fiscal quarter, and (v) any other amounts received with respect to such Portfolio Investment representing exit fees or prepayment penalties during the most recently ended fiscal quarter;
(l)    any change in the information provided in the Beneficial Ownership Certification, if any, delivered to a Lender that would result in a change to the list of beneficial owners identified in such certificate;
(m)    information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation; and
(n)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02    Notices of Material Events. Promptly after the Borrower becoming aware of any of the following, the Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)    the occurrence of any Default or Event of Default (unless the Borrower first became aware of such Default from a notice delivered by the Administrative Agent); provided that if such Default is subsequently cured (i) within the time periods set forth herein and (ii) before the Borrower became aware of such Default, the failure to provide notice of such Default shall not itself result in an Event of Default hereunder;
(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Affiliates that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
(d)    any other development (excluding matters of a general economic, financial or political nature to the extent that they could not reasonably be expected to have a disproportionate effect on the Borrower) that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including material contractual obligations, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05    Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries (other than Immaterial Subsidiaries) to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by externally managed business development companies and (c) upon the reasonable request of the Administrative Agent, promptly deliver to the Administrative Agent any certificate or certificates from the Borrower’s insurance broker or other documentary evidence, in each case, demonstrating the effectiveness of, or any changes to, such insurance.
SECTION 5.06    Books and Records; Inspection and Audit Rights.
(a)    Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep, or cause to be kept, books of record and account in accordance with GAAP. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice to the Borrower and, in the case of representatives designated by the Administrative Agent, at the sole expense of the Borrower, to (i) visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, and (ii) discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, in each case to the extent such information can be provided or discussed without violation of law, rule or regulation (it being understood that the Obligors will use their commercially reasonable efforts to be able to provide such information not in violation of law, rule or regulation); provided that the Borrower or such Subsidiary shall be entitled to have its representatives and advisors present during any inspection of its books and records; provided, further, that the Borrower shall not be required to pay for more than two (2) such visits and inspections in any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent visits and inspections during such calendar year.
(b)    Audit Rights. The Borrower will, and will cause each of its Subsidiaries (other than Financing Subsidiaries) to, permit any representatives designated by Administrative Agent (including any consultants, accountants and lawyers retained by the Administrative Agent) to conduct evaluations of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base (including, for clarity, audits of any Agency Accounts, funds transfers and custody procedures), all at such reasonable times and as often as reasonably requested. The Borrower shall pay the reasonable, documented out-of-pocket fees and expenses of representatives retained by the Administrative Agent to conduct any such evaluation; provided that the Borrower shall not be required to pay such fees and expenses for more than one such evaluation during any calendar year unless an Event of Default has occurred and is continuing at the time of any subsequent evaluation during such calendar year. The Borrower also agrees to modify or adjust the computation of the Borrowing Base and/or the assets included in the Borrowing Base, to the extent required by the Administrative Agent or the Required Lenders as a result of any such evaluation indicating that such computation or inclusion of assets is not consistent with the terms of this Agreement, provided that if the Borrower demonstrates that such evaluation is incorrect, the Borrower shall be permitted to re-adjust its computation of the Borrowing Base.
(c)    Notwithstanding the foregoing, nothing contained in this Section 5.06 shall impair or affect the rights of the Administrative Agent under Section 5.12(b)(ii) in any respect.
SECTION 5.07    Compliance with Laws and Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, including the Investment Company Act (if applicable to such Person), and orders of any Governmental Authority applicable to it (including orders issued by the SEC) or its property and all indentures, agreements and other instruments, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Policies and procedures will be maintained and enforced by or on behalf of the Borrower that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Borrower, by the Borrower and each of its Subsidiaries and, when acting on behalf of the Borrower or any of its Subsidiaries, their respective directors, officers, employees and agents with any applicable Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08    Certain Obligations Respecting Subsidiaries; Further Assurances.
(a)    Subsidiary Guarantors.
(i)    In the event that (1) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than a Financing Subsidiary, a CFC, an Immaterial Subsidiary or a Transparent Subsidiary), or any other Person shall become a “Subsidiary” within the meaning of the definition thereof (other than a Financing Subsidiary, a CFC, an Immaterial Subsidiary or a Transparent Subsidiary); (2) any Structured Subsidiary shall no longer constitute a “Structured Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); (3) any SBIC Subsidiary shall no longer constitute an “SBIC Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); (4) any CFC shall no longer constitute a “CFC” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); (5) any Transparent Subsidiary shall no longer constitute a “Transparent Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08); or (6) any Immaterial Subsidiary shall no longer constitute an “Immaterial Subsidiary” pursuant to the definition thereof (in which case such Person shall be deemed to be a “new” Subsidiary for purposes of this Section 5.08), the Borrower will, in each case, on or before thirty (30) days (or, in each case, such longer period as may be agreed to by the Administrative Agent in its sole discretion) following such Person becoming a Subsidiary or such Financing Subsidiary, CFC, Transparent Subsidiary or Immaterial Subsidiary, as the case may be, no longer qualifying as such, cause such new Subsidiary or former Financing Subsidiary, former CFC, former Transparent Subsidiary or former Immaterial Subsidiary, as the case may be, to become a “Subsidiary Guarantor” (and, thereby, an “Obligor”) under the Guarantee and Security Agreement pursuant to a Guarantee Assumption Agreement and to deliver such proof of corporate or other action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 on the Second Restatement Effective Date and as the Administrative Agent shall have reasonably requested.
(ii)    The Borrower acknowledges that the Administrative Agent and the Lenders have agreed to exclude each Structured Subsidiary, each SBIC Subsidiary, each CFC, each Transparent Subsidiary and each Immaterial Subsidiary as an Obligor only for so long as such Person qualifies as a “Structured Subsidiary”, “SBIC Subsidiary”, “CFC”, “Transparent Subsidiary” or “Immaterial Subsidiary”, respectively, pursuant to the definition thereof, and thereafter such Person shall no longer constitute a “Structured Subsidiary”, “SBIC Subsidiary”, “CFC”, “Transparent Subsidiary” or “Immaterial Subsidiary”, as applicable, for any purpose of this Agreement or any other Loan Document.
(b)    Ownership of Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, take such action from time to time as shall be necessary to ensure that each of its Subsidiaries is a direct or indirect wholly owned Subsidiary; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.04, so long as after giving effect to such permitted transaction each of the remaining Subsidiaries is a direct or indirect wholly owned Subsidiary.
(c)    Further Assurances. The Borrower will, and will cause each of the Subsidiary Guarantors to, take such action from time to time as shall reasonably be requested by the Administrative Agent to effectuate the purposes and objectives of this Agreement. Without limiting the generality of the foregoing, the Borrower will, and will cause each of the Subsidiary Guarantors, to:

(i)    take such action from time to time (including filing appropriate Uniform Commercial Code financing statements and executing and delivering such assignments, security agreements and other instruments) as shall be reasonably requested by the Administrative Agent to create, in favor of the Collateral Agent for the benefit of the Lenders (and any affiliate thereof that is a party to any Hedging Agreement entered into with the Borrower) and the holders of any Secured Longer-Term Indebtedness, perfected first-priority security interests and Liens in the Collateral; provided that any such security interest or Lien shall be subject to the relevant requirements of the Security Documents;
(ii)    with respect to each deposit account or securities account of the Obligors (other than (A) any such account that is maintained by the Borrower in its capacity as “servicer” for a Financing Subsidiary or any Agency Account, (B) any such accounts which hold solely money or financial assets of a Financing Subsidiary, (C) any payroll account so long as such payroll account is coded as such, (D) withholding tax and fiduciary accounts or any trust account maintained solely on behalf of a Portfolio Investment, (E) any checking account of the Obligors in which the aggregate value of deposits therein, together with all other such accounts under this clause (E), does not at any time exceed $1,000,000, provided that the Borrower will, and will cause each of its Subsidiary Guarantors to, use commercially reasonable efforts to obtain control agreements governing any such account in this clause (E), and (F) any account in which the aggregate value of deposits therein, together with all other such accounts under this clause (F), does not at any time exceed $75,000; provided that in the case of each of the foregoing clauses (A) through (F), no other Person (other than the depository institution at which such account is maintained) shall have “control” (within the meaning of the Uniform Commercial Code) over such account, cause each bank or securities intermediary (within the meaning of the Uniform Commercial Code)) to enter into such arrangements with the Collateral Agent as shall be appropriate in order that the Collateral Agent has “control” (within the meaning of the Uniform Commercial Code) over each such deposit account or securities account (each, a “Control Account”) and in that connection, the Borrower agrees, subject to Sections 5.08(c)(iv) and (v), to cause all cash and other proceeds of Portfolio Investments received by any Obligor to be immediately deposited into a Control Account (or otherwise delivered to, or registered in the name of, the Collateral Agent) and, both prior to and following such deposit, delivery or registration such cash and other proceeds shall be held in trust by the Borrower for the benefit and as the property of the Collateral Agent and shall not be commingled with any other funds or property of such Obligor or any other Person (including with any money or financial assets of the Borrower in its capacity as “servicer” for a Financing Subsidiary, or any money or financial assets of a Financing Subsidiary, or any money or financial assets of the Borrower in its capacity as an “agent” or “administrative agent” for any other Bank Loans subject to Section 5.08(c)(v));
(iii)    cause the Financing Subsidiaries to execute and deliver to the Administrative Agent such certificates and agreements, in form and substance reasonably satisfactory to the Administrative Agent, as it shall determine are necessary to confirm that such Financing Subsidiary qualifies or continues to qualify as a “Structured Subsidiary” or an “SBIC Subsidiary”, as applicable, pursuant to the definitions thereof;

(iv)    in the case of any Portfolio Investment consisting of a Bank Loan that does not constitute all of the credit extended to the underlying borrower under the relevant underlying loan documents and a Financing Subsidiary holds any interest in the loans or other extensions of credit under such loan documents, (x) cause such Financing Subsidiary to be party to such underlying loan documents as a “lender” having a direct interest (or a participation interest not acquired from the Borrower or another Obligor) in such underlying loan documents and extensions of credit thereunder; and (y) ensure that, subject to Section 5.08(c)(v), all amounts owing to any Obligor by the underlying borrower or other obligated party are remitted by the underlying borrower or obligated party (or the applicable administrative agents, collateral agents or equivalent Person) directly to the Custodian Account and no other amounts owing by such underlying borrower or obligated party are remitted to the Custodian Account;
(v)    in the event that any Obligor is acting as an agent or administrative agent under any loan documents with respect to any Bank Loan (or is acting in an analogous agency capacity under any agreement related to any Portfolio Investment) and such Obligor does not hold all of the credit extended to the underlying borrower or issuer under the relevant underlying loan documents or other agreements, ensure that (1) all funds held by such Obligor in such capacity as agent or administrative agent are segregated from all other funds of such Obligor and clearly identified as being held in an agency capacity (an “Agency Account”); (2) all amounts owing on account of such Bank Loan or Portfolio Investment by the underlying borrower or other obligated party are remitted by such borrower or obligated party to either (A) such Agency Account or (B) directly to an account in the name of the underlying lender to whom such amounts are owed (for the avoidance of doubt, no funds representing amounts owing to more than one underlying lender may be remitted to any single account other than the Agency Account); and (3) within two (2) Business Days after receipt of such funds, such Obligor acting in its capacity as agent or administrative agent shall distribute any such funds belonging to any Obligor to the Custodian Account (provided that if any distribution referred to in this clause (v) is not permitted by applicable bankruptcy law to be made within such two (2) Business Day period as a result of the bankruptcy of the underlying borrower, such Obligor shall use commercially reasonable efforts to obtain permission to make such distribution and shall make such distribution as soon as legally permitted to do so); and
(vi)    in the case of any Portfolio Investment held by any Financing Subsidiary, including any cash collection related thereto, ensure that such Portfolio Investment shall not be held in any Custodian Account, or any other account of any Obligor.
SECTION 5.09    Use of Proceeds. The Borrower will use the proceeds of the Loans and the issuances of Letters of Credit (i) in the case of Loans made on the Second Restatement Effective Date solely to refinance loans outstanding under the Existing Credit Agreement immediately prior to the Second Restatement Effective Date, and (ii) in the case of Loans made after the Second Restatement Effective Date and Letters of Credit issued on or after the Second Restatement Effective Date only for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business, including making distributions not prohibited by this Agreement and the acquisition and funding (either directly or indirectly as permitted hereunder) of leveraged loans, mezzanine loans, high-yield securities, convertible securities, preferred stock, common stock and other Investments in each case to the extent otherwise permitted hereunder; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds. No part of the proceeds of any Loan will be used in violation of applicable law, rule or regulation or, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. On the Second Restatement Effective Date, the first day (if any) an Obligor acquires any Margin Stock and at any other time requested by the Administrative Agent or any Lender, the Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U. Margin Stock shall be purchased by the Obligors only with the proceeds of Indebtedness not directly or indirectly secured by Margin Stock (within the meaning of Regulation U), or with the proceeds of equity capital of the Borrower. No Obligor will (and each Obligor will procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not) directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds (I) to any Person for the purpose of financing the activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of any Sanctions or in any other manner that would result in a violation of Sanctions by any Person or (II) in violation of Anti-Corruption Laws or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Anti-Corruption Laws. For the avoidance of doubt, Letters of Credit may be issued to support obligations of any Portfolio Company; provided that the underlying obligations of such Portfolio Company to the applicable Obligors in respect of such Letters of Credit shall not be included in the Borrowing Base.
SECTION 5.10    Status of RIC and BDC. The Borrower shall at all times maintain its status as a “business development company” under the Investment Company Act and as a RIC under the Code.
SECTION 5.11    Investment Policies; Valuation Policy. The Borrower shall at all times be in compliance in all material respects with its Investment Policies and its Valuation Policy, in each case as amended by Permitted Policy Amendments.
SECTION 5.12    Portfolio Valuation and Diversification Etc.
(a) Industry Classification Groups. For purposes of this Agreement, the Borrower shall assign each Eligible Portfolio Investment to an Industry Classification Group as reasonably determined by the Borrower. To the extent that the Borrower reasonably determines that any Eligible Portfolio Investment is not correlated with the risks of other Eligible Portfolio Investments in an Industry Classification Group, such Eligible Portfolio Investment may be assigned by the Borrower to an Industry Classification Group that is more closely correlated to such Eligible Portfolio Investment. In the absence of adequate correlation, the Borrower shall be permitted to, upon notice to the Administrative Agent for distribution to each Lender, create up to three additional industry classification groups for purposes of this Agreement; provided that no more than three different additional industry classification groups may be created pursuant to this paragraph (a).
(b)    Portfolio Valuation Etc.
(i)    Settlement-Date Basis. For purposes of this Agreement and the other Loan Documents, all determinations of whether a Portfolio Investment is an Eligible Portfolio Investment shall be determined on a Settlement-Date Basis, provided that no such investment shall be included as an Eligible Portfolio Investment to the extent it has not been paid for in full.
(ii)    Determination of Values. The Borrower will conduct reviews of the value to be assigned to each of its Eligible Portfolio Investments as follows:
(A)    Quoted Investments External Review. With respect to Eligible Portfolio Investments (including Cash Equivalents) traded in an active and orderly market for which market quotations are readily available (“Quoted Investments”), the Borrower shall, not less frequently than once each calendar week, determine the market value of such Quoted Investments which shall, in each case, be determined in accordance with one of the following methodologies as selected by the Borrower (each such value, an “External Quoted Value”):
(w)    in the case of public and 144A securities, the average of the most recent bid prices as determined by two (2) Approved Dealers selected by the Borrower,
(x)    in the case of Bank Loans, the average of the most recent bid prices as determined by two (2) Approved Dealers selected by the Borrower or an Approved Pricing Service which makes reference to at least two (2) Approved Dealers with respect to such Bank Loans,
(y)    in the case of any Quoted Investment traded on an exchange, the closing price for such Eligible Portfolio Investment most recently posted on such exchange, and
(z)    in the case of any other Quoted Investment, the fair market value thereof as determined by an Approved Pricing Service.
(B)    Unquoted Investments External Review. With respect to all Portfolio Investments owned by an Obligor for which market quotations are not readily available (“Unquoted Investments”), the Borrower shall value such Unquoted Investments in a manner consistent with its Valuation Policy, but in any event including the valuation of at least 35% of the Value (to be determined as of the last available Borrowing Base Certificate) of all Unquoted Investments included in the Borrowing Base by an Approved Third-Party Appraiser which shall assist the Directing Body of the Borrower in determining the fair market value of such Unquoted Investments, as of the last day of each fiscal quarter (values determined in accordance with this sub-clause (B) are referred to as “Borrower External Unquoted Values”), such assistance each quarter to include providing the Directing Body of the Borrower (with a copy to the Administrative Agent) with a written independent valuation report. Each such valuation report shall also include the information required to comply with paragraph (16) of Schedule 1.01(c).
(C)    Internal Review. The Borrower shall conduct internal reviews to determine the value of all Eligible Portfolio Investments in accordance with its Valuation Policy at least once each calendar quarter, and shall conduct internal reviews with respect to the Eligible Portfolio Investments at least once each calendar week for the purpose of reviewing and discussing the Borrower’s asset portfolio (which shall take into account any events of which the Borrower has knowledge that adversely affect the value of any Eligible Portfolio Investment (other than in an immaterial manner)) (each such value established pursuant to this clause (C), an “Internal Value”).
(D)    Failure of Borrower to Determine Values. If the Borrower shall fail to determine the value of any Portfolio Investment as at any date pursuant to the requirements (but subject to the exclusions) of the foregoing sub-clauses (A), (B) or (C) then the “Value” of such Portfolio Investment for purposes of the Borrowing Base as at such date shall be deemed to be zero for purposes of the Borrowing Base.
(E)    Value of Quoted Investments. Subject to Section 5.12(b)(iii), the “Value” of each Quoted Investment for all purposes of this Agreement shall be the lowest of (1) the Internal Value of such Quoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (2) the External Quoted Value of such Quoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(A) and (3) if such Quoted Investment is a debt investment, the par or face value of such Quoted Investment.
(F)    Value of Unquoted Investments. Subject to Section 5.12(b)(iii),
(x)    if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls below, or within the range of (as applicable), the Applicable External Value of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the Internal Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; and
(y)    if the Internal Value of any Unquoted Investment as most recently determined by the Borrower pursuant to Section 5.12(b)(ii)(C) falls above the Applicable External Value (or, as applicable, the range thereof) of such Unquoted Investment as most recently determined pursuant to Section 5.12(b)(ii)(B) (and the Applicable External Value of such Unquoted Investment is such Borrower External Unquoted Value), then the “Value” of such Unquoted Investment for all purposes of this Agreement shall be deemed to be the lower of (i) the midpoint of the range of the Borrower External Unquoted Value and (ii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment.
except that, if an Unquoted Investment is acquired during a fiscal quarter, the “Value” of such Unquoted Investment shall be deemed to be equal to the lowest of (i) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (ii) the cost of such Unquoted Investment; and (iii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment, until such time as the Borrower External Unquoted Value of such Unquoted Investment is determined (or required to be determined) in accordance with Section 5.12(b)(ii)(B).
(G)    Actions Upon a Borrowing Base Deficiency. If, based upon such weekly internal review, the Borrower determines that a Borrowing Base Deficiency exists, then the Borrower shall, promptly and in any event within two (2) Business Days as provided in Section 5.01(e), deliver a Borrowing Base Certificate reflecting the new amount of the Borrowing Base and shall take the actions, and make prepayments (and, to the extent necessary, provide Cash Collateral for Letters of Credit as contemplated by Section 2.04(k)), but only to the extent required by Section 2.09(b).
(iii)    Testing of Values.
(A)    Each February 28, April 30, July 31 and October 31 of each calendar year, commencing on October 31, 2024 (or such other dates as are agreed to by the Borrower and the Administrative Agent, but in no event less frequently than once per calendar quarter, each a “Valuation Testing Date”), the Administrative Agent through an Independent Valuation Provider will value those Portfolio Investments selected by the Administrative Agent and communicated in writing to the Borrower at least ten (10) days prior to the applicable Valuation Testing Date (and which, for the avoidance of doubt, may include Portfolio Investments other than Unquoted Investments) (values assigned pursuant to this Section 5.12(b)(iii)(A), together with values assigned by an Independent Valuation Provider pursuant to Section 5.12(b)(iii)(C), the “Agent External Values”); provided that the assets that the Administrative Agent will have the right to value under this Section 5.12(b)(ii)(A) will not exceed assets with a Value approximately equal to the Calculation Amount (as defined below). For the avoidance of doubt, Unquoted Investments that are part of the Collateral but not included in the Borrowing Base as of a Valuation Testing Date shall not be subject to testing under this Section 5.12(b)(iii); provided that such Unquoted Investment shall continue to be excluded from the Borrowing Base until such time as the Borrower determines (subject to the other terms and conditions contained herein) to include it in the Borrowing Base.
(B)    For purposes of this Agreement, the “Calculation Amount” shall be equal to the greater of (a)(i) 125% of the Adjusted Covered Debt Balance (to be determined as of the last available Borrowing Base Certificate) minus (ii) the sum of the Values of all Quoted Investments included in the Borrowing Base (the determination of fair value for such percentage thresholds to be based off of the last determination of value of the Portfolio Investments pursuant to this Section 5.12) and (b) 10% of the aggregate Value (or as near thereto as reasonably practicable) of all Unquoted Investments included in the Borrowing Base (to be determined as of the last available Borrowing Base Certificate); provided, however, that in no event shall more than 25% (or, if paragraph (b) applies, 10% or as near thereto as reasonably practicable) of the aggregate Value of the Unquoted Investments in the Borrowing Base (to be determined as of the last available Borrowing Base Certificate) be tested by the Independent Valuation Provider on any Valuation Testing Date.
(C)    Supplemental Testing of Values: Notwithstanding the foregoing, the Administrative Agent, individually or at the request of the Required Lenders, shall at any time have the right, solely for purposes of the Borrowing Base, to request in its reasonable discretion any Portfolio Investment included in the Borrowing Base with a value assigned by the Borrower (other than Portfolio Investments with Agent External Values as of the most recent Valuation Testing Date) to be independently valued by an Independent Valuation Provider for purposes of the Borrowing Base. There shall be no limit on the number of such appraisals requested by the Administrative Agent in its reasonable discretion and, subject to Section 5.12(b)(iv)(C), the costs of any such valuation shall be at the expense of the Borrower.
(D)    Value Dispute Resolution: If the difference in the Value of any Portfolio Investment determined by the Borrower pursuant to Section 5.12(b)(ii) and any Agent External Value is (1) less than or equal to 5% of the Value thereof, then the Borrower’s Value shall be used, (2) greater than 5% and less than or equal to 20% of the Value thereof, then the Value of such Portfolio Investment shall be the average of the Value determined by the Borrower pursuant to Section 5.12(b)(ii) and the Agent External Value and (3) greater than 20% of the Value thereof, then either (i) the Value shall be the lesser of the two Values or (ii) if the Borrower so elects, the Borrower and the Administrative Agent shall retain (at the Borrower’s sole cost and expense) an additional Approved Third-Party Appraiser and the Value of such Portfolio Investment shall be the average of the three valuations (with the lesser of the Agent External Value and the value determined by the Borrower pursuant to Section 5.12(b)(ii) to be used until the third Value is obtained). For purposes of this Section 5.12(b)(iii)(C), if the Agent External Value is a range, then the Value shall be deemed the midpoint of the range.

(E)    Failure of Administrative Agent to Determine Values. If the Administrative Agent shall fail to determine the value, at any date pursuant to this Section 5.12(b)(iii), of any Eligible Portfolio Investment identified to the Borrower in advance of such date as a result of any action, inaction or lack of cooperation of the Borrower or any of its Affiliates, then the “Value” of such Eligible Portfolio Investment shall be deemed to be zero. If the Administrative Agent shall fail to determine the value, at any date pursuant to this Section 5.12(b)(iii), of any Eligible Portfolio Investment identified to the Borrower in advance of such date for any other reason, then the Value of such Eligible Portfolio Investment shall be the lower of the Internal Value and, if such Unquoted Investment is a debt investment, the par or face value of such Eligible Portfolio Investment; provided, however, that if a Borrower External Unquoted Value has been obtained with respect to such asset for the quarterly period immediately preceding the current quarterly period, then the “Value” of such Eligible Portfolio Investment will be determined as provided in Section 5.02(b)(ii)(F).
(iv)    Generally Applicable Valuation Provisions.
(A)    The Value of any Portfolio Investment for which the Independent Valuation Provider’s value is used shall be the midpoint of the range (if any) determined by the Independent Valuation Provider. The Independent Valuation Provider shall apply a recognized valuation methodology that is commonly accepted in the Borrower’s industry for valuing Portfolio Investments of the type being valued and held by the Obligors. Other procedures relating to the valuation will be reasonably agreed upon by the Administrative Agent and the Borrower.
(B)    All valuations shall be on a Settlement-Date Basis. For the avoidance of doubt, the value of any Portfolio Investments determined in accordance with any provision of this Section 5.12 shall be the Value of such Portfolio Investment for purposes of this Agreement until a new Value for such Portfolio Investment is subsequently determined in good faith in accordance with this Section 5.12.
(C)    Subject to the last sentence of Section 9.03(a), the reasonable and documented out-of-pocket costs of any valuation reasonably incurred by the Administrative Agent under this Section 5.12 shall be at the expense of the Borrower; provided that the Borrower’s obligation to reimburse valuation costs incurred by the Administrative Agent under Section 5.12(b)(iii)(C) shall under no circumstances be in excess of the IVP Supplemental Cap.
(D)    The values determined by the Independent Valuation Provider shall be deemed to be “Information” hereunder and subject to Section 9.13.
(E)    The Administrative Agent shall provide a copy of the final results of any valuation received by the Administrative Agent and performed by the Independent Valuation Provider or an Approved Third-Party Appraiser to any

Lender within ten (10) Business Days after such Lender’s request, except to the extent that such recipient has not executed and delivered a non-reliance letter, confidentiality agreement or similar agreement requested or required by such Independent Valuation Provider or Approved Third-Party Appraiser, as applicable.
(F)    The foregoing valuation procedures shall only be required to be used for purposes of calculating the Borrowing Base and related concepts and shall not be required to be utilized by the Borrower for any other purpose, including, without limitation, the delivery of financial statements or valuations required under ASC820 or the Investment Company Act.
(G)    The Administrative Agent shall notify the Borrower of its receipt of the written final results of any such test within ten (10) Business Days after its receipt thereof and shall provide a copy of such results and the related report to the Borrower within ten (10) Business Days after the Borrower’s request.
(c)    Investment Company Diversification Requirements. The Borrower (together with its Subsidiaries to the extent required by the Investment Company Act) will at all times comply in all material respects with the portfolio diversification and similar requirements set forth in the Investment Company Act applicable to business development companies. The Borrower will at all times, subject to applicable grace periods set forth in the Code, comply with the portfolio diversification and similar requirements set forth in the Code applicable to RICs.
SECTION 5.13    Calculation of Borrowing Base. For purposes of this Agreement, the “Borrowing Base” shall be determined, as at any date of determination, as the sum of the products obtained by multiplying (x) the Value of each Eligible Portfolio Investment (excluding any Cash Collateral held by the Administrative Agent pursuant to Section 2.04(k)) by (y) the applicable Advance Rate; provided that:
(a)    the Advance Rate applicable to the aggregate Value of all Eligible Portfolio Investments in their entirety shall be 0% at any time when the Borrowing Base is composed entirely of Eligible Portfolio Investments issued by fewer than 20 different issuers;
(b)    if, as of the most recently ended fiscal quarter of the Borrower, the Consolidated Asset Coverage Ratio is (i) equal to or greater than 2.00:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Eligible Portfolio Investments issued by all issuers in a consolidated group of corporations or other entities in accordance with GAAP (collectively, a “Consolidated Group”) exceeding 6% of the aggregate Value of all Eligible Portfolio Investments included in the Borrowing Base (the “Total Eligible Portfolio”) (for the avoidance of doubt, the calculation of Value for purposes of this subclause shall be made without taking into account any Advance Rate) shall be 50% of the otherwise applicable Advance Rate; (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the Value of the Eligible Portfolio Investments issued by a Consolidated Group exceeding 5% of the aggregate Value of the Total Eligible Portfolio (for the avoidance of doubt, the calculation of Value for purposes of this subclause shall be made without taking into account any Advance Rate) shall be 50% of the otherwise applicable Advance Rate; or (iii) less than

1.75:1.00, the Advance Rate applicable to that portion of the Value of the Eligible Portfolio Investments issued by a Consolidated Group exceeding 4% of the aggregate Value of the Total Eligible Portfolio (for the avoidance of doubt, the calculation of Value for purposes of this subclause shall be made without taking into account any Advance Rate) shall be 50% of the otherwise applicable Advance Rate;
(c)     if, as of the last day of the most recently ended fiscal quarter of the Borrower, the Consolidated Asset Coverage Ratio is (i) equal to or greater than 2.00:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Eligible Portfolio Investments issued by a Consolidated Group exceeding 12% of the aggregate Value of the Total Eligible Portfolio (for the avoidance of doubt, the calculation of Value for purposes of this subclause shall be made without taking into account any Advance Rate) shall be 0%; (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the Value of the Eligible Portfolio Investments issued by a Consolidated Group exceeding 10% of the aggregate Value of the Total Eligible Portfolio (for the avoidance of doubt, the calculation of Value for purposes of this subclause shall be made without taking into account any Advance Rate) shall be 0%; or (iii) less than 1.75:1.00, the Advance Rate applicable to that portion of the Value of the Eligible Portfolio Investments issued by a Consolidated Group exceeding 8% of the aggregate Value of the Total Eligible Portfolio (for the avoidance of doubt, the calculation of Value for purposes of this subclause shall be made without taking into account any Advance Rate), shall be 0%;
(d)    if, as of the last day of the most recently ended fiscal quarter of the Borrower, the Consolidated Asset Coverage Ratio is (i) equal to or greater than 2.00:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Eligible Portfolio Investments issued by issuers in the same Industry Classification Group that exceeds 25% of the Total Eligible Portfolio shall be 0%; provided that, with respect to Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 25% figure shall be increased to 30%; (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Eligible Portfolio Investments issued by issuers in the same Industry Classification Group that exceeds 22.5% shall be 0%; provided that, with respect to Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 22.5% figure shall be increased to 25%; or (iii) less than 1.75:1.00, the Advance Rate applicable to that portion of the aggregate Value of the Eligible Portfolio Investments issued by issuers in the same Industry Classification Group that exceeds 20% of the Total Eligible Portfolio shall be 0%; provided that, with respect to Portfolio Investments in a single Industry Classification Group from time to time designated by the Borrower to the Administrative Agent, such 20% figure shall be increased to 22.5%;
(e)    if, as of the last day of the most recently ended fiscal quarter, (i)(A) the Borrowing Base (without giving effect to any adjustment required pursuant to this paragraph (e), the “Gross Borrowing Base”) is less than 1.5 times the Senior Debt Amount, and (B) the Consolidated Asset Coverage Ratio is less than 2.00:1.00 and greater than or equal to 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the portion of the Borrowing Base attributable to Senior Investments is not less than 60% of the Covered Debt

Amount; (ii)(A) the Gross Borrowing Base is less than 1.5 times the Senior Debt Amount, and (B) the Consolidated Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the portion of the Borrowing Base attributable to Senior Investments is not less than 75% of the Covered Debt Amount; or (iii)(A) the Gross Borrowing Base is greater than or equal to 1.5 times the Senior Debt Amount, and (B) the Consolidated Asset Coverage Ratio is less than 1.75:1.00, then the Borrowing Base shall be reduced to the extent necessary such that the portion of the Borrowing Base attributable to Senior Investments is not less than 25% of the Covered Debt Amount;
(f)    if, as of the last day of the most recently ended fiscal quarter, the Consolidated Asset Coverage Ratio is (i) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Junior Investments and Non-Core Investments shall not exceed 30% of the Borrowing Base, or (ii) less than 1.75:1.00, the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Junior Investments and Non-Core Investments shall not exceed 20% of the Borrowing Base; and
(g)    if, as of the last day of the most recently ended fiscal quarter, the Consolidated Asset Coverage Ratio is (i) equal to or greater than 2.00:1.00, the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Non-Core Investments shall not exceed 15% of the Borrowing Base, (ii) less than 2.00:1.00 and greater than or equal to 1.75:1.00, the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Non-Core Investments shall not exceed 10% of the Borrowing Base, or (ii) less than 1.75:1.00, the portion of the Borrowing Base attributable to Eligible Portfolio Investments that are Non-Core Investments shall not exceed 5% of the Borrowing Base.
For all purposes of this Section 5.13, (A) all issuers of Eligible Portfolio Investments that are Affiliates of one another shall be treated as a single issuer (unless such issuers are Affiliates of one another solely because they are under the common Control of the same private equity sponsor or similar sponsor) and (B) to the extent the Total Eligible Portfolio is required to be reduced to comply with this Section 5.13, the Borrower shall be permitted to choose the Eligible Portfolio Investments to be so removed to effect such reduction. For the avoidance of doubt, no Portfolio Investment shall be an Eligible Portfolio Investment unless, among the other requirements set forth in this Agreement, (i) such Investment is subject only to Eligible Liens, (ii) such Investment is Transferable and (iii) such Investment meets all of the other criteria set forth on Schedule 1.01(c). In addition, as used herein, the following terms have the following meanings:
“Advance Rate” means, as to any Eligible Portfolio Investment and subject to adjustment as provided above and as provided below based on the Relevant Consolidated Asset Coverage Ratio, the following percentages with respect to such Eligible Portfolio Investment:

Relevant Consolidated Asset Coverage Ratio ≥ 2.00:1.00	1.75:1.00 ≤ Relevant Consolidated Asset Coverage Ratio < 2.00:1.00	1.50:1.00 ≤ Relevant Consolidated Asset Coverage Ratio< 1.75:1.00

Eligible Portfolio Investment	Unquoted	Quoted	Unquoted	Quoted	Unquoted	Quoted
Cash and Cash Equivalents (including Short-Term U.S. Government Securities)	n/a	100%	n/a	100%	n/a	100%
Long-Term U.S. Government Securities	n/a	95%	n/a	95%	n/a	95%
Performing Broadly Syndicated Loans	n/a	85%	n/a	85%	n/a	85%
Performing First Lien Bank Loans	75%	85%	75%	85%	75%	85%
Performing First Lien Middle Market Loans	70%	80%	65%	75%	60%	70%
Performing Last Out Loans	n/a	70%	n/a	65%	n/a	60%
Performing First Lien Covenant-Lite Loans	60%	70%	55%	65%	50%	60%
Performing Second Lien Bank Loans	60%	70%	55%	65%	50%	60%
Performing High Yield Securities	55%	65%	50%	60%	45%	55%
Performing Mezzanine Investments	50%	60%	45%	55%	40%	50%
Performing Subordinated Covenant-Lite Loans	50%	60%	45%	55%	40%	50%
Performing PIK Obligations	40%	50%	35%	45%	30%	40%
Performing DIP Loans	30%	40%	25%	35%	20%	30%
Performing Common Equity and Performing Preferred Stock	20%	30%	20%	25%	20%	20%
All other Portfolio Investments (including all Non-Performing Portfolio Investments)	0%	0%	0%	0%	0%	0%
For the avoidance of doubt, the categories above are intended to be indicative of the traditional investment types. All determinations of whether a particular Portfolio Investment belongs to one category or another shall be made by the Borrower on a consistent basis with the foregoing. For example, a secured bank loan solely at a holding company, the only assets of which are the shares of an operating company, may constitute Mezzanine Investments, but would not ordinarily constitute a First Lien Bank Loan.
“Bank Loans” means debt obligations (including, without limitation, term loans, revolving loans, debtor-in-possession financings, the funded portion of revolving credit lines and letter of credit facilities and other similar loans and investments including interim loans, bridge loans and second lien loans) that are generally provided under a syndicated loan or credit facility or pursuant to any loan agreement or other similar credit facility, whether or not syndicated.
“Capital Stock” has the meaning assigned to such term in Section 1.01.
“Cash” has the meaning assigned to such term in Section 1.01.
“Cash Equivalents” has the meaning assigned to such term in Section 1.01.
“Covenant-Lite Loan” means a Bank Loan (other than a Performing Broadly Syndicated Loan) that does not require the Portfolio Company thereunder to comply with at least one financial maintenance covenant (including, without limitation, any covenant relating to a borrowing base, asset valuation or similar asset-based requirement), in each case, regardless of whether compliance with one or more incurrence covenants is otherwise required by such Bank Loan.
“Defaulted Obligation” means any Investment in Indebtedness (a) as to which, (x) a default as to the payment of principal and/or interest has occurred and is continuing for a period of thirty two (32) consecutive days with respect to such Indebtedness (without regard to any grace period applicable thereto, or waiver thereof) or (y) a default not set forth in clause (x) has occurred and the holders of such Indebtedness have accelerated all or a portion of the principal amount thereof as a result of such default; (b) as to which a default as to the payment of principal and/or interest has occurred and is continuing on another material debt obligation of the Portfolio Company under such Indebtedness which is senior or pari passu in right of payment to such Indebtedness; (c) as to which the Portfolio Company under such Indebtedness or others have instituted proceedings to have such Portfolio Company adjudicated bankrupt or insolvent or placed into receivership and such proceedings have not been stayed or dismissed or such Portfolio Company has filed for protection under the Bankruptcy Code or any similar foreign proceeding (unless, in the case of clause (b) or (c), such Indebtedness is a DIP Loan, in which case it shall not be deemed to be a Defaulted Obligation under such clause); (d) as to which a default rate of interest has been and continues to be charged for more than 120 consecutive days, or foreclosure on collateral for such Indebtedness has been commenced and is being pursued by or on behalf of the holders thereof; or (e) as to which the Borrower has delivered written notice to the Portfolio Company declaring such Indebtedness in default or as to which the Borrower otherwise exercises significant remedies following a default.
“DIP Loan” means any Bank Loan (whether revolving or term) that is originated after the commencement of a case under Chapter 11 of the Bankruptcy Code by a Portfolio Company, which is a debtor-in-possession as described in Section 1107 of the Bankruptcy Code or a debtor as defined in Section 101(13) of the Bankruptcy Code in such case (a “Debtor”) organized under the laws of the United States or any state therein and domiciled in the United States, which loan satisfies the following criteria: (a) the DIP Loan is duly authorized by a final order of the applicable bankruptcy court or federal district court under the provisions of subsection (b), (c) or (d) of 11 U.S.C. Section 364; (b) the Debtor’s bankruptcy case is still pending as a case under the provisions of Chapter 11 of the Bankruptcy Code and has not been dismissed or converted to a case under the provisions of Chapter 7 of the Bankruptcy Code; (c) the Debtor’s

obligations under such loan have not been (i) disallowed, in whole or in part, or (ii) subordinated, in whole or in part, to the claims or interests of any other Person under the provisions of 11 U.S.C. Section 510; (d) the DIP Loan is secured and the Liens granted by the applicable bankruptcy court or federal district court in relation to the Loan have not been subordinated or junior to, or pari passu with, in whole or in part, to the Liens of any other lender under the provisions of 11 U.S.C. Section 364(d) or otherwise; (e) the Debtor is not in default on its obligations under the loan; (f) neither the Debtor nor any party in interest has filed a Chapter 11 plan with the applicable federal bankruptcy or district court that, upon confirmation, would (i) disallow or subordinate the loan, in whole or in part, (ii) subordinate, in whole or in part, any Lien granted in connection with such loan, (iii) fail to provide for the repayment, in full and in cash, of the loan upon the effective date of such plan or (iv) otherwise impair, in any manner, the claim evidenced by the loan; (g) the DIP Loan is documented in a form that is commercially reasonable; (h) the DIP Loan shall not provide for more than 50% (or a higher percentage with the consent of the Required Lenders) of the proceeds of such loan to be used to repay prepetition obligations owing to all or some of the same lender(s) in a “roll-up” or similar transaction; (i) no portion of the DIP Loan is payable in consideration other than cash; and (j) no portion of the DIP Loan has been credit bid under Section 363(k) of the Bankruptcy Code or otherwise. For the purposes of this definition, an order is a “final order” if the applicable period for filing a motion to reconsider or notice of appeal in respect of a permanent order authorizing the Debtor to obtain credit has lapsed and no such motion or notice has been filed with the applicable bankruptcy court or federal district court or the clerk thereof.
“EBITDA” means the consolidated net income of the applicable Person (excluding extraordinary, unusual or non-recurring gains and extraordinary losses (to the extent excluded in the definition of “EBITDA”, adjusted EBITDA, adjusted consolidated EBITDA or such similar term as may be used in the applicable documentation) in the relevant agreement relating to the applicable Eligible Portfolio Investment) for the relevant period plus, without duplication, the following to the extent deducted in calculating such consolidated net income in the relevant agreement relating to the applicable Eligible Portfolio Investment for such period: (i) consolidated interest charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable for such period, (iii) depreciation and amortization expense for such period, and (iv) such other adjustments included in the definition of “EBITDA” (or similar defined term used for the purposes contemplated herein) in the relevant agreement relating to the applicable Eligible Portfolio Investment, provided that such adjustments are usual and customary and substantially comparable to market terms for substantially similar debt of other similarly situated borrowers at the time such relevant agreements are entered into as reasonably determined in good faith by the Borrower.
“Eligible Liens” has the meaning assigned to such term in Section 1.01.
“Eligible Portfolio Investment” has the meaning assigned to such term in Section 1.01.
“First Lien Bank Loan” means a Bank Loan that is entitled to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof, and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings; provided, however, that, in the case of accounts receivable and inventory (and the proceeds thereof), such lien and security interest may be second in priority to a Permitted Prior Working Capital Lien; and further provided that any portion of such a Bank Loan (other than a Performing Broadly Syndicated Loan) which has a total debt to EBITDA ratio above 4.50 to 1.00 will, in each case, have the advance rates of a Second Lien Bank Loan applied to such portion and such portion of such Bank Loan which has a total debt to EBITDA ratio above 6.00 to 1.00 will, in each case, have the advance rates of a Mezzanine Investment applied to such portion. For the avoidance of doubt, in no event shall a First Lien Bank Loan include a Last Out Loan.
“High Yield Securities” means debt Securities, in each case (a) issued by public or private issuers, (b) issued pursuant to an effective registration statement or pursuant to Rule 144A under the Securities Act (or any successor provision thereunder) and (c) that are not Cash Equivalents, Mezzanine Investments (described under clause (i) of the definition thereof) or Bank Loans.
“Junior Investment” means Performing High Yield Securities, Performing Mezzanine Investments and Performing Subordinated Covenant-Lite Loans.
“Last Out Loan” means, with respect to any loan that would otherwise qualify as a First Lien Bank Loan but is a term loan structured in a first out tranche and a last out tranche (with the first out tranche entitled to a lower interest rate but priority with respect to payments), that portion of such Bank Loan that is the last out tranche; provided that:
(a) such last out tranche is entitled (along with the first out tranche) to the benefit of a first lien and first priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof (subject to customary exceptions), and which has the most senior pre-petition priority in any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceedings (taking into account the payment priority of the first out tranche and subject to customary permitted liens as contemplated by the applicable credit facility documents);
(b) the ratio of (x) the amount of the first out tranche to (y) EBITDA of the underlying obligor does not at any time exceed 2.25 to 1.00;
(c) such last out tranche (i) gives the holders of such last out tranche full enforcement rights during the existence of an event of default (subject to customary exceptions, including standstill periods and if the holders of the first out tranche have previously exercised enforcement rights), (ii) shall have the same maturity date as the first out tranche, (iii) is entitled to the same representations, covenants and events of default as the holders of the first out tranche (subject to customary exceptions), and (iv) provides the holders of such last out tranche with customary protections (including, without limitation, consent rights with respect to (1) any increase of the principal balance of the first out tranche, (2) any increase of the margins (other than as a result of the imposition of default interest) applicable to the interest rates with respect to the first out tranche, (3) any reduction of the final maturity of the first out tranche, and (4) amending or waiving any provision in the underlying loan documents that is specific to the holders of such last out tranche); and
(d) such first out tranche is not subject to multiple drawings (unless, at the time of such drawing and after giving effect thereto, the ratio referenced in clause (b) above is not exceeded).
For clarity, any last out loan that complies with subsection (a) above, but fails to qualify under any of clauses (b), (c) and/or (d) above, will have the advance rates of a Second Lien Bank Loan (to the extent it otherwise meets the definition of Second Lien Bank Loan) applied to such Loan.
“Letter of Credit Collateral Account” has the meaning set forth in the definition of “Cash Collateralize”.
“Long-Term U.S. Government Securities” means U.S. Government Securities maturing more than three (3) months from the applicable date of determination.
“Mezzanine Investments” means (i) debt Securities (including convertible debt Securities (other than the “in-the-money” equity component thereof)): (a) issued by public or private Portfolio Companies, (b) issued without registration under the Securities Act, (c) not issued pursuant to Rule 144A under the Securities Act (or any successor provision thereunder), (d) that are not Cash Equivalents and (e) contractually subordinated in right of payment to other debt of the same Portfolio Company and (ii) a loan that is not a First Lien Bank Loan, a Last Out Loan, a Second Lien Bank Loan, a Covenant-Lite Loan or a High Yield Security.
“Non-Core Investments” means Performing PIK Obligations, Performing DIP Loans, Performing Preferred Stock and Performing Common Equity.
“Non-Performing Portfolio Investment” means any Eligible Portfolio Investment that is not a Performing (as defined below) Eligible Portfolio Investment.
“Performing” means (a) with respect to any Eligible Portfolio Investment that is debt, that such Eligible Portfolio Investment (i) is not a Defaulted Obligation, (ii) other than with respect to DIP Loans, does not represent debt or Capital Stock of an issuer that has issued any Defaulted Obligation and (iii) is not on non-accrual (provided that for this clause (iii), any Eligible Portfolio Investment that is on “PIK non-accrual” may continue to be Performing for so long as such Eligible Portfolio Investment is not a PIK Obligation), and (b) with respect to any Eligible Portfolio Investment that is Preferred Stock, that the issuer of such Portfolio Investment has not failed to meet any scheduled redemption obligations or to pay its latest declared cash dividend, after the expiration of any applicable grace or cure period.
“Performing Broadly Syndicated Loan” means any syndicated loan that is widely distributed and (i) that has a tranche size of $250,000,000 or greater, (ii) that is a Performing First Lien Bank Loan, (iii) that is rated by both S&P and Moody’s and is rated at least B- and B3, respectively, for any measurement date, and (iv) that is a Quoted Investment.

“Performing Common Equity” means Capital Stock (other than Preferred Stock) and warrants of an issuer all of whose debt is Performing (it being understood that in no event shall equity interests of Financing Subsidiaries be included in the Borrowing Base).
“Performing DIP Loans” means funded DIP Loans that (a) are not PIK Obligations and (b) are not Defaulted Obligations.
“Performing First Lien Bank Loans” means funded First Lien Bank Loans that (a) are not PIK Obligations, DIP Loans or Covenant-Lite Loans and (b) are Performing.
“Performing First Lien Covenant-Lite Loans” means funded First Lien Bank Loans that (a) are not PIK Obligations or DIP Loans and (b) are Performing.
“Performing First Lien Middle Market Loans” means funded First Lien Bank Loans to a Portfolio Company with trailing 12-month EBITDA of less than $15,000,000 that (a) are not PIK Obligations, DIP Loans, Covenant-Lite Loans, Last Out Loans or Second Lien Bank Loans and (b) are Performing.
“Performing High Yield Securities” means funded High Yield Securities that (a) are not PIK Obligations or DIP Loans and (b) are Performing.
“Performing Last Out Loans” means funded Last Out Loans that (a) are not PIK Obligations, DIP Loans or Covenant-Lite Loans and (b) are Performing.
“Performing Mezzanine Investments” means funded Mezzanine Investments that (a) are not PIK Obligations, DIP Loans or Covenant-Lite Loans and (b) are Performing.
“Performing PIK Obligations” means PIK Obligations that (a) are not DIP Loans and (b) are Performing.
“Performing Preferred Stock” means Preferred Stock that is Performing.
“Performing Second Lien Bank Loans” means Second Lien Bank Loans that (a) are not PIK Obligations, DIP Loans, Covenant-Lite Loans or Last Out Loans and (b) are Performing.
“Performing Subordinated Covenant-Lite Loans” means funded Second Lien Bank Loans that (a) are not PIK Obligations, DIP Loans or Performing First Lien Covenant-Lite Loans and (b) are Performing.
“Permitted Foreign Jurisdiction” means Canada, Belgium, France, Germany, Ireland, Luxembourg, the Netherlands, Australia, New Zealand, Denmark, Norway, Sweden and Switzerland and the United Kingdom.
“Permitted Foreign Jurisdiction Portfolio Investment” means any Portfolio Investment that meets the eligibility criteria under paragraph (8) of Schedule 1.01(c) by reference to a Permitted Foreign Jurisdiction.

“Permitted Prior Working Capital Lien” means, with respect to a Portfolio Company that is a borrower under a Bank Loan, a security interest to secure a working capital facility for such Portfolio Company in the accounts receivable and/or inventory (and all related property and all proceeds thereof) of such Portfolio Company and any of its subsidiaries that are guarantors of such working capital facility; provided that (i) such Bank Loan has a second priority lien on such accounts receivable and/or inventory, as applicable (and all related property and all proceeds thereof), (ii) such working capital facility is not secured by any other assets (other than a second priority lien, subject to the first priority lien of the Bank Loan) and does not benefit from any standstill rights or other agreements (other than customary rights) with respect to any other assets and (iii) the maximum principal amount of such working capital facility is not at any time greater than 15% of the aggregate enterprise value of the Portfolio Company (as determined pursuant to the enterprise value as determined at closing of the transaction, and thereafter an enterprise value for the applicable Portfolio Company determined in a manner consistent with the valuation methodology applied in the valuation for such Portfolio Company as determined by the Investment Advisor (so long as it has the necessary delegated authority) or the Directing Body of the Borrower in a commercially reasonable manner including the use of an Approved Third-Party Appraiser in the case of Unquoted Investments).
“PIK Obligation” means an obligation that provides that any portion of the interest accrued for a specified period of time or until the maturity thereof is, or at the option of the obligor may be, added to the principal balance of such obligation or otherwise deferred and accrued rather than being paid in cash, provided that any such obligation shall not constitute a PIK Obligation if, at the time of determination, not less than 2/3rds of the interest (including accretions and “pay-in-kind” interest) for the current monthly, quarterly or semi-annual period (as applicable) is payable in cash.
“Preferred Stock” as applied to the Capital Stock of any person, means Capital Stock of such person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to any shares (or other interests) of other Capital Stock of such person, and shall include cumulative preferred, non-cumulative preferred, participating preferred and convertible preferred Capital Stock; provided that such Preferred Stock (a) pays a cash dividend on a monthly or quarterly basis and (b) has a maturity date or is subject to a mandatory redemption on a date certain that is not greater than ten (10) years from the date of initial issuance of such Preferred Stock.
“Relevant Consolidated Asset Coverage Ratio” means, as of any date of determination, the Consolidated Asset Coverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower.
“Restructured Investment” means, as of any date of determination, (a) any Portfolio Investment that has been a Defaulted Obligation within the past six months, (b) any Portfolio Investment that has in the past six months been on cash non-accrual, or (c) any Portfolio Investment that has in the past six months been amended or subject to a deferral or waiver if both (i) the effect of such amendment, deferral or waiver is either, among other things, to (1) change the amount of previously required scheduled debt amortization (other than by reason of repayment thereof) or (2) extend the tenor of previously required scheduled debt amortization, in each case such that the remaining weighted average life of such Portfolio Investment is extended by more than 20% and (ii) the reason for such amendment, deferral or waiver is related to the deterioration of the credit profile of the underlying borrower such that, in the absence of such amendment, deferral or waiver, it is reasonably expected by the Borrower that such underlying borrower either (x) will not be able to make any such previously required scheduled debt amortization payment or (y) is anticipated to incur a breach of a material financial covenant. A DIP Loan shall not be deemed to be a Restructured Investment, so long as it does not meet the conditions of the definition of Restructured Investment. An “exit” financing for an obligor that emerges from a case under Chapter 11 of the Bankruptcy Code in accordance with a Chapter 11 plan that has been duly confirmed by the federal bankruptcy court exercising jurisdiction over the obligor pursuant to a final non-appealable order and such “exit” financing has been duly approved by a final non-appealable order of the federal bankruptcy court exercising jurisdiction over the obligor in connection with the confirmed Chapter 11 plan of the obligor shall not be deemed to be a Restructured Investment, so long as such “exit” financing is a new facility and does not otherwise meet the conditions of the definition of Restructured Investment.
“Second Lien Bank Loan” means a Bank Loan (other than a First Lien Bank Loan and a Last Out Loan) that is entitled to the benefit of a first and/or second lien and first and/or second priority perfected security interest on all or substantially all of the assets of the respective borrower and guarantors obligated in respect thereof; and provided further that any portion of such Bank Loan which has a total debt to EBITDA ratio above 6.00x will, in each case, have the advance rates of a Mezzanine Investment applied to such portion.
“Securities” means common and preferred stock, units and participations, member interests in limited liability companies, partnership interests in partnerships, notes, bonds, debentures, trust receipts and other obligations, instruments or evidences of indebtedness, including debt instruments of public and private issuers and tax-exempt securities (including warrants, rights, put and call options and other options relating thereto, representing rights, or any combination thereof) and other property or interests commonly regarded as securities or any form of interest or participation therein, but not including Bank Loans.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Senior Debt Amount” means, as of any date of determination, the greater of (i) the Covered Debt Amount and (ii) the Combined Amount.
“Senior Investments” means Portfolio Investments that are Cash, Cash Equivalents, Long-Term U.S. Government Securities and Performing First Lien Bank Loans.
“Short-Term U.S. Government Securities” means U.S. Government Securities maturing within three months of the applicable date of determination.
“Structured Finance Obligation” means any obligation issued by a special purpose vehicle (or any similar obligor in the principal business of offering, originating or financing pools of receivables or other financial assets) and secured directly by, referenced to, or representing ownership of or investment in, a pool of receivables or other financial assets of any obligor, including collateralized loan obligations, collateralized debt obligations and mortgage-backed securities, or any finance lease. For the avoidance of doubt, if an obligation satisfies this definition of “Structured Finance Obligation”, such obligation (a) shall not qualify as any other category of Portfolio Investment and (b) shall not be included in the Borrowing Base.
“Third Party Finance Company” means a Person that is (i) an operating company with employees, officers and directors and (ii) in the primary business of originating loans or factoring or financing receivables, inventory or other current assets.
“Transferable” means: (i) the applicable Obligor may create a security interest in or pledge all of its rights under and interest in such Portfolio Investment to secure its obligations under this Agreement or any other Loan Document, and that such pledge or security interest may be enforced in any manner permitted under applicable law; and (ii) such Portfolio Investment (and all documents related thereto) contains no provision that directly or indirectly restricts the assignment of such Obligor’s, or any assignee of such Obligor’s, rights under such Portfolio Investment (including any requirement that the Borrower maintain a minimum ownership percentage of such Portfolio Investment); provided that, such Portfolio Investment may contain the following restrictions on customary and market based terms: (a) restrictions pursuant to which assignments may be subject to the consent of the obligor or issuer or agent under the Portfolio Investment so long as the applicable provision also provides that such consent may not be unreasonably withheld, (b) customary restrictions in respect of minimum assignment amounts, (c) restrictions on transfer to parties that are not “eligible assignees” within the customary and market based meaning of the term, and (d) restrictions on transfer to the applicable obligor or issuer under the Portfolio Investment or its equity holders or financial sponsor entities or competitors or, in each case, their affiliates; provided, further, that in the event that an Obligor is a party to an intercreditor arrangement with other lenders thereof with payment rights or lien priorities that are junior or senior to the rights of such Obligor, such Portfolio Investment may be subject to customary and market based rights of first refusal, rights of first offer and purchase rights in favor, in each case, of such other lenders thereof (so long as the Value used in determining the Borrowing Base is not greater than the amount of such right of first refusal, first offer or purchase rights).
“U.S. Government Securities” has the meaning assigned to such term in Section 1.01.
“Value” means, with respect to any Eligible Portfolio Investment, the value thereof determined for purposes of this Agreement in accordance with Section 5.12(b)(ii) or 5.12(b)(iii), as applicable.
SECTION 5.14    Taxes. Each of the Borrower and its Subsidiaries will timely file or cause to be timely filed all material Tax returns that are required to be filed by it and will pay all Taxes for which it is directly or indirectly liable and any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except Taxes that are being contested in good faith by appropriate proceedings, and with respect to which reserves in conformity with GAAP are provided on the books of the Borrower or its Subsidiaries, as the case may be. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of Taxes and other governmental charges will be adequate in accordance with GAAP.
ARTICLE VI.
NEGATIVE COVENANTS
Until the Termination Date, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness created under this Agreement;
(b)    (i) Unsecured Shorter-Term Indebtedness in an aggregate principal amount not to exceed $25,000,000 at any time outstanding and (ii) Secured Longer-Term Indebtedness, so long as, in the case of each clause (i) and (ii), (w) no Default or Event of Default exists at the time of the incurrence, refinancing or replacement thereof (or immediately after the incurrence, refinancing or replacement thereof), (x) prior to and immediately after giving effect to the incurrence, refinancing or replacement thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07, and on the date of such incurrence, refinancing or replacement the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect, (y) prior to and immediately after giving effect to the incurrence, refinancing or replacement thereof, the Covered Debt Amount does not or would not exceed the Borrowing Base then in effect and (z) on the date of the incurrence, refinancing or replacement thereof, the Borrower delivers to the Administrative Agent and each Lender a Borrowing Base Certificate as at such date demonstrating compliance with subclause (y) above after giving effect to such incurrence, refinancing or replacement. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Eligible Portfolio Investment and (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower to the Administrative Agent pursuant to Section 5.01(d) or (e) or if an Unquoted Investment is acquired after the delivery of the Borrowing Base Certificate most recently delivered, the Value of such Unquoted Investment shall be equal to the lowest of (i) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (ii) the cost of such Unquoted Investment; and (iii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; provided, that the Borrower shall reduce or increase, as applicable, the Value of any Eligible Portfolio Investment referred to in this subclause (B), in a manner consistent with the valuation methodology set forth in Section 5.12, to the extent necessary to take into account any events of which the Borrower has knowledge that adversely or positively, as applicable, affect the value of any Eligible Portfolio Investment;
(c)    (i) Unsecured Longer-Term Indebtedness and (ii) Special Unsecured Longer-Term Indebtedness, so long as, in the case of each clause (i) and (ii), (x) no Default or Event of Default exists at the time of the incurrence, refinancing or replacement thereof (or immediately after the incurrence, refinancing or replacement thereof), (y) prior to and immediately after giving effect to the incurrence, refinancing or replacement thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 and (z) on the date of such incurrence, refinancing or replacement (or such later date as the Administrative Agent may agree in its sole discretion) the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect; provided that the aggregate principal amount of Special Unsecured Longer-Term Indebtedness at any time outstanding shall not exceed $500,000,000;
(d)    Indebtedness of Financing Subsidiaries; provided that (i) except for any such Indebtedness incurred prior to the Original Effective Date, on the date that such Indebtedness is incurred (for clarity, with respect to any and all revolving loan facilities, term loan facilities, staged advance loan facilities or any other credit facilities, “incurrence” shall be deemed to take place at the time such facility is entered into, and not upon each borrowing thereunder), prior to and immediately after giving effect to the incurrence thereof, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07 and on the date of such incurrence (or such later date as the Administrative Agent may agree in its sole discretion) Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (ii) in the case of revolving loan facilities or staged advance loan facilities, upon each borrowing thereunder, the Borrower is in pro forma compliance with each of the covenants set forth in Section 6.07;
(e)    repurchase obligations arising in the ordinary course of business with respect to U.S. Government Securities;
(f)    obligations payable to clearing agencies, brokers or dealers in connection with the purchase or sale of securities in the ordinary course of business;
(g)    obligations of the Borrower under a Permitted SBIC Guarantee and obligations (including Guarantees) in respect of Standard Securitization Undertakings;
(h)    Indebtedness of the Borrower under any Hedging Agreements entered into in the ordinary course of the Borrower’s business and not for speculative purposes, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding (for the avoidance of doubt, the amount of any Indebtedness under any Hedging Agreement shall be the amount such Obligor would be obligated for under such Hedging Agreement if such Hedging Agreement were terminated at the time of determination);
(i)    Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as such judgments or awards do not constitute an Event of Default;
(j)    Indebtedness (i) of an Obligor to any other Obligor, (ii) of a Financing Subsidiary to any Obligor to the extent such Indebtedness is an Investment permitted under Section 6.04(e), (iii) of an Immaterial Subsidiary to any Obligor to the extent such Indebtedness is an Investment permitted under Section 6.04(i) and (iv) of any other Subsidiary to any Obligor to the extent such Indebtedness is an Investment permitted under Section 6.04(j);
(k)    [Reserved]; and

(l)    additional Indebtedness not for borrowed money, in an aggregate principal amount not to exceed $20,000,000 at any time outstanding.
SECTION 6.02    Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof except:
(a)    any Lien on any property or asset of the Borrower existing on the Original Restatement Date and set forth in Schedule 3.11(b), provided that (i) no such Lien shall extend to any other property or asset of the Borrower or any of its Subsidiaries, and (ii) any such Lien shall secure only those obligations which it secures on the Original Restatement Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(b)    Liens created pursuant to the Security Documents;
(c)    Liens on assets owned by Financing Subsidiaries;
(d)    Permitted Liens;
(e)    Liens on Equity Interests in any SBIC Subsidiary created in favor of the SBA and Liens on Equity Interests in any Structured Subsidiary described in paragraph (a) of the definition thereof in favor of and required by any lender providing third-party financing to such Structured Subsidiary;
(f)    Liens on assets owned by (i) Immaterial Subsidiaries created in favor of an Obligor to the extent solely securing Indebtedness permitted under Section 6.01(j)(iii) and (ii) any other Subsidiary (other than (1) an Obligor or (2) a Financing Subsidiary) created in favor of an Obligor to the extent solely securing Indebtedness permitted under Section 6.01(j)(iv);
(g)    [Reserved]; and
(h)    additional Liens securing Indebtedness not for borrowed money not to exceed $5,000,000 in the aggregate.
SECTION 6.03    Fundamental Changes and Dispositions of Assets. The Borrower will not, nor will it permit any of its Subsidiaries (other than a Financing Subsidiary or an Immaterial Subsidiary) to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Borrower will not reorganize under the laws of a jurisdiction other than any jurisdiction in the United States. The Borrower will not, nor will it permit any of its Subsidiaries (other than a Financing Subsidiary or an Immaterial Subsidiary) to, acquire any business or property from, or Capital Stock of, or be a party to any acquisition of, any Person, except for purchases or acquisitions of Portfolio Investments and other assets in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries and not in violation of the terms and conditions of this Agreement or any other Loan Document. The Borrower will not, nor will it permit any of its Subsidiaries (other than Financing Subsidiaries or Immaterial Subsidiaries) to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any part of its assets (including Cash, Cash Equivalents and Equity Interests), whether now owned or hereafter acquired, but excluding (x) assets (including Cash and Cash Equivalents but excluding Portfolio Investments) sold or disposed of in the ordinary course of business of the Borrower and its Subsidiaries (including to make expenditures of cash in the normal course of the day-to-day business activities of the Borrower and its Subsidiaries (other than a Financing Subsidiary)) and (y) subject to the provisions of paragraphs (d) and (e) below, Portfolio Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, file a certificate of division, adopt a plan of division or otherwise take any action to effectuate a division pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any analogous action taken pursuant to applicable law with respect to any corporation, limited liability company, partnership or other entity).
Notwithstanding the foregoing provisions of this Section 6.03:
(a)    any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower or any other Subsidiary Guarantor; provided that if any such transaction shall be between a Subsidiary and a wholly owned Subsidiary Guarantor, the wholly owned Subsidiary Guarantor shall be the continuing or surviving corporation;
(b)    any Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any wholly owned Subsidiary Guarantor;
(c)    the Capital Stock of any Subsidiary of the Borrower may be sold, transferred or otherwise disposed of to the Borrower or any wholly owned Subsidiary Guarantor;
(d)    the Obligors may sell, transfer or otherwise dispose of Portfolio Investments (other than to a Financing Subsidiary) so long as prior to and after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness or Cash Collateralization of outstanding Letters of Credit) the Covered Debt Amount does not exceed the Borrowing Base;
(e)    the Obligors may sell, transfer or otherwise dispose of Portfolio Investments (other than ownership interests in Financing Subsidiaries), Cash and Cash Equivalents to a Financing Subsidiary (including, for clarity, as investments (debt or equity) or capital contributions) so long as (i) prior to and immediately after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness or Cash Collateralization of outstanding Letters of Credit) the Covered Debt Amount does not exceed the Borrowing Base and no Default or Event of Default exists, and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect, (ii) after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness or Cash Collateralization of outstanding Letters of Credit), either (x) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such sale, transfer or other disposition is not diminished as a result of such sale, transfer or other disposition or (y) the Covered Debt Amount does not exceed 90% of the Borrowing Base immediately after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness or Cash Collateralization of outstanding Letters of Credit) and (iii) the Consolidated Asset Coverage Ratio calculated on a pro forma basis after giving effect to such sale, transfer or other disposition (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness or Cash Collateralization of Letters of Credit) is not less than 160%;
(f)    the Borrower may merge or consolidate with, or acquire all or substantially all of the assets of, any other Person, so long as (i) the Borrower is the continuing or surviving entity in such transaction and (ii) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred or be continuing;
(g)    the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of equipment or other property or assets that do not consist of Portfolio Investments so long as the aggregate amount of all such sales, leases, transfer and dispositions does not exceed $10,000,000 in any fiscal year;
(h)    any Subsidiary of the Borrower may be liquidated or dissolved; provided that in connection with such liquidation or dissolution, any and all of the assets of such Subsidiary shall be distributed or otherwise transferred to the Borrower or any wholly owned Subsidiary Guarantor of the Borrower; and
(i)    an Obligor may transfer assets to a Financing Subsidiary for the sole purpose of facilitating the transfer of assets from one Financing Subsidiary (or a Subsidiary that was a Financing Subsidiary immediately prior to such disposition) to another Financing Subsidiary, directly or indirectly through such Obligor (such assets, the “Transferred Assets”), provided that (i) no Default or Event of Default exists or is continuing at such time, (ii) the Covered Debt Amount shall not exceed the Borrowing Base at such time and (iii) the Transferred Assets were transferred to such Obligor by the transferor Financing Subsidiary on the same Business Day that such assets are transferred by such Obligor to the transferee Financing Subsidiary.
SECTION 6.04    Investments. The Borrower will not, nor will it permit any of its Subsidiaries to, acquire, make or enter into, or hold, any Investments except:
(a)    operating deposit accounts and securities accounts with banks;
(b)    Investments by the Borrower and the Subsidiary Guarantors in the Borrower and the Subsidiary Guarantors;
(c)    Hedging Agreements entered into in the ordinary course of the Borrower’s business for financial planning and not for speculative purposes;
(d)    Portfolio Investments by the Borrower and its Subsidiaries to the extent such Portfolio Investments are permitted under the Investment Company Act (to the extent such applicable Person is subject to the Investment Company Act) and the Investment Policies (as amended by Permitted Policy Amendments);

(e)    Investments in (or capital contribution to) Financing Subsidiaries to the extent expressly permitted by Section 6.03(e) or 6.03(i);
(f)    Investments by any Financing Subsidiary, Immaterial Subsidiary, CFC or Transparent Subsidiary;
(g)    Investments in Cash and Cash Equivalents;
(h)    Investments described on Schedule 3.12(b);
(i)    Investments in Immaterial Subsidiaries; and
(j)    other Investments (including, for the avoidance of doubt, in Financing Subsidiaries, Immaterial Subsidiaries, CFCs and Transparent Subsidiaries), in an aggregate amount for all such Investments not to exceed $25,000,000 (for purposes of this paragraph (j), the aggregate amount of an Investment at any time shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of property loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (calculated at the time such Investment is made), minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of capital or principal on account of such Investment (other than, for the avoidance of doubt, interest or on account of taxes); provided that in no event shall the aggregate amount of any Investment be less than zero; provided further that the amount of any Investment shall not be reduced by reason of any write-off of such Investment, nor increased by way of any increase in the amount of earnings retained in the Person in which such Investment is made that have not been dividended, distributed or otherwise paid out).
SECTION 6.05    Restricted Payments. The Borrower will not, nor will it permit any of its Subsidiaries (other than the Financing Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:
(a)    the Borrower may declare or make, or agree to pay or make, dividends with respect to the Capital Stock of the Borrower (including, for the avoidance of doubt, pursuant to any distribution reinvestment plan of the Borrower) payable solely in additional shares of the Borrower’s common stock;
(b)    (1) the Borrower may declare or make, or agree to pay or make, dividends and distributions in either case in cash or other property (excluding for this purpose the Borrower’s common stock) in or with respect to any taxable year of the Borrower (or any calendar year, as relevant) in amounts not to exceed 110% of the higher of (x) the net investment income of the Borrower for the applicable fiscal year determined in accordance with GAAP and as specified in the annual financial statements most recently delivered pursuant to Section 5.01(a) and (y) the amount that is estimated by the Borrower in good faith to be required by the Borrower to be distributed to: (i) allow the Borrower to satisfy the minimum distribution requirements imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a RIC for any such taxable year, (ii) reduce to zero for any such taxable year its liability for federal income taxes imposed on (y) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto), and (z) its net capital gain pursuant to Section 852(b)(3)

of the Code (or any successor thereto), and (iii) reduce to zero its liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto) (the “Tax Amount”), and (2) with respect to any other Restricted Payment, if at the time of any such Restricted Payment, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Covered Debt Amount does not exceed 90% of the Borrowing Base calculated on a pro forma basis after giving effect to any such Restricted Payment and (iii) on the date of such Restricted Payment (or such later date as the Administrative Agent may agree in its sole discretion) the Borrower delivers to the Administrative Agent a Borrowing Base Certificate as at such date demonstrating compliance with subclause (ii) above. For purposes of preparing such Borrowing Base Certificate, (A) the Value of any Quoted Investment shall be the most recent quotation available for such Eligible Portfolio Investment, (B) the Value of any Unquoted Investment shall be the Value set forth in the Borrowing Base Certificate most recently delivered by the Borrower pursuant to Section 5.01(d) or (e) or if an Unquoted Investment is acquired after the delivery of the Borrowing Base Certificate most recently delivered, the Value of such Unquoted Investment shall be equal to the lowest of (i) the Internal Value of such Unquoted Investment as determined by the Borrower pursuant to Section 5.12(b)(ii)(C), (ii) the cost of such Unquoted Investment and (iii) if such Unquoted Investment is a debt investment, the par or face value of such Unquoted Investment; provided that the Borrower shall reduce or increase, as applicable, the Value of any Eligible Portfolio Investment referred to in this subclause (B), in a manner consistent with the valuation methodology set forth in Section 5.12, to the extent necessary to take into account any events of which the Borrower has knowledge that adversely or positively, as applicable, affect the value of such Portfolio Investment;
(c)    the Subsidiaries of the Borrower may declare or make, or agree to pay or make, directly or indirectly, Restricted Payments to the Borrower, to any Subsidiary Guarantor or to any other entity to the extent the applicable Subsidiary is a wholly-owned Subsidiary of such entity; and
(d)    the Obligors may declare or make, or agree to pay or make, directly or indirectly, Restricted Payments to repurchase Equity Interests of the Borrower from officers, directors and employees of the Investment Advisor, the Borrower or any of its Subsidiaries or their respective authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of the Investment Advisor, the Borrower or any of its Subsidiaries, in an aggregate amount not to exceed $1,000,000 in any calendar year with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $2,000,000 in any calendar year.
For the avoidance of doubt, (1) the Borrower shall not declare any dividend to the extent such declaration violates the provisions of the Investment Company Act that are applicable to it and (2) the determination of the amounts referred to in paragraph (b) above shall be made separately for the taxable year of the Borrower and the calendar year of the Borrower, and the limitation on dividends or distributions imposed by such paragraph shall apply separately to the amounts so determined.
SECTION 6.06    Certain Restrictions on Subsidiaries. The Borrower will not permit any of its Subsidiaries (other than Financing Subsidiaries) to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than (i) the Loan Documents, (ii) any indenture, agreement, instrument or other arrangement pertaining to other Indebtedness of the Borrower or its Subsidiaries permitted hereby to the extent any such indenture, agreement, instrument or other arrangement does not prohibit, in each case in any material respect, or impose materially adverse conditions upon, the material requirements applicable to the Borrower and its Subsidiaries under the Loan Documents or (iii) any agreement, instrument or other arrangement pertaining to any lease, sale or other disposition of any asset permitted by this Agreement so long as the applicable restrictions (x) only apply to such assets and (y) do not restrict prior to the consummation of such sale or disposition the creation or existence of the Liens in favor of the Collateral Agent pursuant to the Security Documents or otherwise required by this Agreement, or the incurrence or payment of Indebtedness under this Agreement or the ability of the Borrower and its Subsidiaries to perform any other obligation under any of the Loan Documents) that prohibits, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness for borrowed money of the Borrower, the granting of Liens by the Borrower, the declaration or payment of dividends by the Borrower, the making of Loans or the making of Investments or the sale, assignment, transfer or other disposition of property, in each case of the Borrower.
SECTION 6.07    Certain Financial Covenants.
(a)    Minimum Stockholders’ Equity. After the Second Restatement Effective Date, the Borrower will not permit Stockholders’ Equity as of the last day of any fiscal quarter of the Borrower to be less than $300,000,000 plus (ii) 25% of the aggregate net proceeds of all sales of Equity Interests by the Borrower after the Second Restatement Effective Date.
(b)    Consolidated Asset Coverage Ratio. After the Second Restatement Effective Date, the Borrower will not permit the Consolidated Asset Coverage Ratio to be less than 150% (as determined pursuant to the Investment Company Act and any orders of the SEC issued to the Borrower thereunder as in effect on the Second Restatement Effective Date).
(c)    Borrower Asset Coverage Ratio. After the Second Restatement Effective Date, the Borrower will not permit the Borrower Asset Coverage Ratio to be less than 200%.
SECTION 6.08    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transactions with any of its Affiliates, even if otherwise permitted under this Agreement, except (a) transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary (or, in the case of a transaction between an Obligor and a non-Obligor Subsidiary, not less favorable to such Obligor) than could be obtained at the time on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Obligors not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, dispositions permitted by Section 6.03(e) and 6.03(i) and Investments permitted by Section 6.04(e), (d) the transactions provided in the Affiliate Agreements as the same may be amended in accordance with Section 6.11(b), (e) existing transactions with Affiliates as set forth in Schedule 6.08, (f) the payment of compensation and reimbursement of expenses of directors in a manner consistent with current practice of the Borrower and general market practice, and indemnification to directors in the ordinary course of business, and (g) co-investments with other funds or client accounts advised by Barings shall be permitted to the extent permitted by applicable law and/or SEC guidance (including exemptive relief from the SEC and/or a no-action letter).
SECTION 6.09    Lines of Business. The Borrower will not, nor will it permit any of its Subsidiaries (other than Immaterial Subsidiaries) to, engage to any material extent in any business other than in accordance with its Investment Policies as amended by Permitted Policy Amendments.
SECTION 6.10    No Further Negative Pledge. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement, instrument, deed or lease which prohibits or limits in any material respect the ability of any Obligor to create, incur, assume or suffer to exist any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents and documents with respect to Indebtedness permitted under Sections 6.01(b)(ii) and 6.01(k); (b) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the assets encumbered thereby; (c) customary restrictions contained in leases not subject to a waiver; and (d) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Obligor to secure the Loans or any Hedging Agreement.
SECTION 6.11    Modifications of Indebtedness and Affiliate Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, consent to any modification, supplement or waiver of:
(a)    any of the provisions of any agreement, instrument or other document evidencing or relating to any Secured Longer-Term Indebtedness, Unsecured Longer-Term Indebtedness, Special Unsecured Longer-Term Indebtedness or Unsecured Shorter-Term Indebtedness that would result in such Indebtedness not meeting the requirements of the respective definition thereof set forth in Section 1.01, in each case, unless following such modification, supplement or waiver, such Indebtedness would be permitted to be incurred under Section 6.01 if newly incurred as of such date;
(b)    [Reserved]; and
(c)    any of the Affiliate Agreements, unless such modification, supplement or waiver is not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.
The Administrative Agent and the Lenders hereby acknowledge and agree that the Borrower may, at any time and from time to time, without the consent of the Administrative Agent, freely amend, restate, terminate, or otherwise modify any documents, instruments and agreements evidencing, securing or relating to Indebtedness permitted pursuant to Section 6.01(d), including increases in the principal amount thereof, modifications to the advance rates and/or modifications to the interest rate, fees or other pricing terms; provided that no such amendment, restatement or modification shall, for so long as the Borrower complies with the terms of Section 5.08(a)(i), cause a Financing Subsidiary to fail to be a “Financing Subsidiary” in accordance with the definition thereof.
SECTION 6.12    Payments of Longer-Term Indebtedness. The Borrower will not, nor will it permit any of its Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of or make any voluntary or involuntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Secured Longer-Term Indebtedness or Unsecured Longer-Term Indebtedness (other than (i) to refinance any such Secured Longer-Term Indebtedness, Unsecured Longer-Term Indebtedness or Special Unsecured Longer-Term Indebtedness with Indebtedness permitted under Section 6.01(b)(ii), Section 6.01(c)(i) and (c)(ii) and Section 6.01(k) and (ii) with the proceeds of any issuance of Equity Interests (in each case with respect to clauses (i) and (ii) of this Section 6.12 to the extent not required to be used to repay Loans or Cash Collateralize Letters of Credit), except (a) for regularly scheduled payments of interest in respect thereof required pursuant to the instruments evidencing such Indebtedness and the payment when due of the types of fees and expenses that are customarily paid in connection with such Indebtedness (it being understood that (w) the conversion features into Permitted Equity Interests under convertible notes, (x) the triggering of such conversion and/or settlement thereof solely with Permitted Equity Interests, and (y) any cash payment on account of interest or expenses on such convertible notes made by the Borrower in respect of such triggering and/or settlement thereof, shall be permitted under this clause (a)) or (b) for payments and prepayments of Secured Longer-Term Indebtedness required to comply with requirements of Section 2.09(b)).
SECTION 6.13    Modification of Investment and Valuation Policies. Other than with respect to Permitted Policy Amendments, the Borrower will not amend, supplement, waive or otherwise modify in any material respect the Investment Policies or its Valuation Policies as in effect on the Original Restatement Date.
SECTION 6.14    SBIC Guarantees. The Borrower will not, nor will it permit any of its Subsidiaries to, cause or permit the occurrence of any event or condition that would result in any recourse to any Obligor under any Permitted SBIC Guarantee.
SECTION 6.15    Derivative Transactions. The Borrower will not, nor will it permit any of its Subsidiaries (other than any Financing Subsidiary) to, enter into any swap or derivative transactions (including any total return swap) or other similar transactions or agreements except for Hedging Agreements to the extent permitted pursuant to Section 6.01(h) and Section 6.04(c).
ARTICLE VII.
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur and be continuing:

(a)    (i) the Borrower shall fail to pay any principal of any Loan (including, without limitation, any principal payable under Section 2.09(b) or (c)) or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise or (ii) fail to Cash Collateralize any LC Exposure as and when required by Section 2.04(k);
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article VII) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, shall prove to have been incorrect when made or deemed made in any material respect (except that such materiality qualifier shall not be applicable to any representation or warranty already qualified by materiality or Material Adverse Effect);
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(e), Section 5.03 (with respect to the Borrower’s and its Subsidiaries’ existence only, and not with respect to the Borrower’s and its Subsidiaries’ rights, licenses, permits, privileges or franchises), Sections 5.08(a) or (b), Section 5.09, Section 5.10, Section 5.12(c) or Article VI or any Obligor shall default in the performance of any of its obligations contained in Section 7 of the Guarantee and Security Agreement or (ii) Section 5.01(f) or Section 5.02 and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) or more days after the earlier of (A) notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower and (B) a Financial Officer of the Borrower’s actual knowledge of such failure;
(e)    the Borrower or any Obligor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in paragraph (a), (b) or (d) of this Article VII) or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) or more days after the earlier of (A) notice thereof by the Administrative Agent (given at the request of any Lender) to the Borrower and (B) a Financial Officer of the Borrower’s actual knowledge of such failure;
(f)    the Borrower or any of its Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, taking into account any applicable grace period;
(g)    any event or condition occurs that (i) results in all or any portion of any Material Indebtedness becoming due prior to its scheduled maturity or (ii) enables or permits (after giving effect to any applicable grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, unless, in the case of this clause (ii), such event or condition is no longer continuing or has been waived in accordance with the terms of such Material Indebtedness such that the holder or holders thereof or any trustee or agent on its or their behalf are no longer enabled or permitted to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or (2) convertible debt that becomes due as a result of a contingent mandatory conversion or redemption event provided such conversion or redemption is effectuated only in capital stock that is not Disqualified Equity Interests (other than interest or expenses or fractional shares, which may be payable in cash);
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed and unstayed for a period of sixty (60) or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j)    the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k)    there is rendered against the Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) or any combination thereof (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) in excess of $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary judgments that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect and, in either case, (1) enforcement proceedings, actions or collection efforts are commenced by any creditor upon such judgment or order, or (2) there is a period of thirty (30) consecutive days during which such judgment is undischarged or a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(l)    an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m)    a Change in Control shall occur;
(n)    any SBIC Subsidiary shall become the subject of an enforcement action and be transferred into liquidation status by the SBA;
(o)    the Liens created by the Security Documents shall, at any time with respect to Portfolio Investments held by Obligors having an aggregate Value in excess of 5% of the aggregate Value of all Portfolio Investments held by Obligors, not be valid and perfected (to the extent perfection by filing, registration, recordation, possession or control is required herein or therein) in favor of the Collateral Agent (or any Obligor or any Affiliate of an Obligor shall so assert in writing), free and clear of all other Liens (other than Liens permitted under Section 6.02 or under the respective Security Documents) except as a result of a disposition of Portfolio Investments in a transaction or series of transactions permitted under this Agreement; provided that if such default is as a result of any action of the Administrative Agent or the Collateral Agent or a failure of the Administrative Agent or the Collateral Agent to take any action within its control, then there shall be no Default or Event of Default hereunder unless such default shall continue unremedied for a period of ten (10) consecutive Business Days after the Borrower receives written notice of such default thereof from the Administrative Agent and the continuance thereof is a result of a failure of the Administrative Agent or the Collateral Agent to take an action within their control;
(p)    except for expiration or termination in accordance with its terms, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect in any material respect, or the enforceability thereof shall be contested by any Obligor, or there shall be any actual invalidity of any guaranty thereunder or any Obligor or any Affiliate of an Obligor shall so assert in writing;
(q)    the Borrower or any of its Subsidiaries shall cause or permit the occurrence of any condition or event that would result in any recourse to any Obligor under any Permitted SBIC Guarantee; or
(r)    the Investment Advisor shall cease to be the investment advisor of the Borrower;
then, and in every such event (other than an event described in paragraph (h), (i) or (j) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in paragraph (h), (i) or (j) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
In the event that the Loans shall be declared, or shall become, due and payable pursuant to the immediately preceding paragraph then, upon notice from the Administrative Agent, the Issuing Bank or Revolving Lenders with LC Exposure representing more than 50% of the total LC Exposure demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall immediately Cash Collateralize such LC Exposure plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize such LC Exposure shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (h), (i) or (j) of this Article VII.
ARTICLE VIII.
THE ADMINISTRATIVE AGENT
SECTION 8.01    Appointment.
(a)    Appointment of the Administrative Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    Appointment of the Collateral Agent. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Collateral Agent as its collateral agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to have all the rights and benefits hereunder and thereunder (including Section 9 of the Guarantee and Security Agreement), and to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In addition to the rights, privileges and immunities in the Guarantee and Security Agreement, the Collateral Agent shall be entitled to all rights, privileges, immunities, exculpations and indemnities of the Administrative Agent for such purpose and each reference to the Administrative Agent in this Article VIII shall be deemed to include the Collateral Agent.

SECTION 8.02    Capacity as Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may (without having to account therefor to any other Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder, and such Person and its Affiliates may accept fees and other consideration from the Borrower or any Subsidiary or other Affiliate thereof for services in connection with this Agreement or otherwise without having to account for the same to the other Lenders.
SECTION 8.03    Limitation of Duties; Exculpation. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the creation, perfection or priority of any Lien purported to be created by the Loan Documents or the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Notwithstanding anything to the contrary contained herein, in no event shall the Administrative Agent be liable or responsible in any way or manner for the failure to obtain or receive an Agent External Value for any asset or for the failure to send any notice required under Section 5.12(b)(iii)(A).
SECTION 8.04    Reliance. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by or on behalf of the proper Person or Persons, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
SECTION 8.05    Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.06    Resignation; Successor Administrative Agent. The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld (provided that no such consent shall be required if an Event of Default has occurred and is continuing), to appoint a successor, which is not a Disqualified Lender. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent’s resignation shall nonetheless become effective except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
SECTION 8.07    Reliance by Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 8.08    Modifications to Loan Documents. Except as otherwise provided in Section 9.02(b) or 9.02(c) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents; provided that, without the prior consent of each Lender, the Administrative Agent shall not (except as provided herein or in the Security Documents) release all or substantially all of the Collateral or otherwise terminate all or substantially all of the Liens under any Security Document providing for collateral security, agree to additional obligations being secured by all or substantially all of such collateral security, or alter the relative priorities of the obligations entitled to the benefits of the Liens created under the Security Documents with respect to all or substantially all of the Collateral, except that no such consent shall be required, and the Administrative Agent is hereby authorized, to release any Lien covering property that is the subject of either (x) a disposition of property permitted hereunder (which release described in this clause (x) shall be automatic and require no further action from any party) or (y) a disposition to which the Required Lenders have consented.
SECTION 8.09    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to, and covers, such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Obligor, that none of the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.10    Agents. The Arranger shall have no obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but shall have the benefit of the indemnities provided for hereunder.
SECTION 8.11    Collateral Matters. (a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Guaranteed Obligations (as defined in the Guarantee and Security Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof.
(b)    In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of any Hedging Agreement the obligations under which constitute Hedging Agreement Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Obligor under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Hedging Agreements shall be deemed to have appointed the Administrative Agent and the Collateral Agent to serve as administrative agent and collateral agent, respectively, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph (b).
(c)    Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or the Collateral Agent’s Lien thereon or any certificate prepared by any Obligor in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.
SECTION 8.12    Credit Bidding. The Secured Parties hereby irrevocably authorize the Collateral Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which an Obligor is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Collateral Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Collateral Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02), (iv) the

Collateral Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Collateral Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.13    Non-Receipt of Funds by Administrative Agent; Erroneous Payments.
(a)    Unless the Administrative Agent shall have received notice from a Lender or the Borrower (either one as appropriate being the “Payor”) prior to the date on which such Lender is to make payment hereunder to the Administrative Agent of the proceeds of a Loan or the Borrower is to make payment to the Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made in full to the Administrative Agent on such date, and the Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to the Administrative Agent, the recipient of such payment shall repay to the Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) in the case of the Borrower, (x) with respect to Term Benchmark Borrowings, the interest rate applicable to Term Benchmark Loans having an Interest Period of one month’s duration and (y) with respect to Borrowings denominated in Pounds Sterling, Swiss Francs or, following a Benchmark Transition Event with respect to Term CORRA, Canadian Dollars, the interest rate applicable to RFR Loans denominated in such Currency, as applicable.

(b)    (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.13(b) shall be conclusive, absent manifest error.
(ii)    Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)    The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except, in each case, to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such erroneous Payment.

(iv)    Each party’s obligations under this Section 8.13 shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations of the Obligors under any Loan Document.
ARTICLE IX.
MISCELLANEOUS
SECTION 9.01    Notices; Electronic Communications.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or to the extent permitted by Section 9.01(b) or otherwise herein, e-mail, as follows:
(i)    if to the Borrower, to it at:
Barings Capital Investment Corporation.
300 South Tryon Street, Suite 2500
Charlotte, NC 28202
Attention: Elizabeth Murray
Telephone: (980) 417-6400
Facsimile: (980) 259-6762
E-mail: elizabeth.murray@barings.com
with a copy to (which shall not constitute notice):
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Jay R. Alicandri, Esq.
Telephone: (212) 698-3800
Facsimile: (212) 698-3599
E-mail: jay.alicandri@dechert.com
(ii)    if to the Administrative Agent or the Issuing Bank, to it at:
ING Capital LLC
1133 Avenue of the Americas
New York, New York 10036
Attention:  Grace Fu
Telephone: (646) 424-7213
Facsimile: (646) 424-6919
E-mail: grace.fu@ing.com

with a copy, which shall not constitute notice, to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, New York 10004
Attention: Andrew J. Klein, Esq.
Telephone: (212) 859-8030
Facsimile: (212) 859-4000
E-mail: andrew.klein@friedfrank.com
(iii)    if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.03 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Posting of Communications.
(i)    For so long as a Debtdomain™ or equivalent website is available to each of the Lenders hereunder, the Borrower may satisfy its obligation to deliver documents to the Administrative Agent or the Lenders under Section 5.01 by delivering one hard copy thereof to the Administrative Agent and either an electronic copy or a notice identifying the website where such information is located for posting by the Administrative Agent on Debtdomain™ or such equivalent website; provided that the Administrative Agent shall have no responsibility to maintain access to Debtdomain™ or an equivalent website.
(ii)    The Obligors agree that the Administrative Agent may, but shall not be obligated to, make any Communications (as defined below) available to the Lenders by posting the Communications on IntraLinks™, Debtdomain™, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(iii)    Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Second Restatement Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Obligors acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and each Obligor hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(iv)    THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

(v)    Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or Issuing Bank for purposes of the Loan Documents; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2.03 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Each Lender and Issuing Bank agrees (A) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s email address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such email address.
(vi)    Each of the Lenders, Issuing Bank and Obligors agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention policies and procedures.
(vii)    Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
(viii)    “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Obligor pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section 9.01, including through an Approved Electronic Platform.
SECTION 9.02    Waivers; Amendments.
(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b)    Amendments to this Agreement. Except as set forth in the definition of Secured Longer-Term Indebtedness and Unsecured Longer-Term Indebtedness as in effect on the date hereof and as provided in Section 2.12, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that, subject to Section 2.17(b), no such agreement shall:
(i)    increase the Commitment of any Lender without the written consent of such Lender,
(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,
(iii)    postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable to a Lender hereunder, or reduce the amount or waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,
(iv)    change Section 2.16(b), (c) or (d) or Section 2.09(f) (or other sections referred to therein to the extent relating to pro rata payments) in a manner that would alter the pro rata reduction of commitments, sharing of payments, or making of disbursements, required thereby without the written consent of each Lender directly affected thereby,
(v)    change any of the provisions of this Section 9.02, the definition of the term “Required Lenders” (including the percentage therein), the definition of the term “Required Revolving Lenders” (including the percentage therein) or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender,
(vi)    other than as permitted by this Agreement, the Guarantee and Security Agreement or any other applicable Loan Document, release all or substantially all of the Collateral from the Lien created under the Guarantee and Security Agreement or release all or substantially all the Obligors from their obligations as Subsidiary Guarantors hereunder, without the written consent of each Lender,
(vii)    amend the definition of “Applicable Percentage”, “Applicable Dollar Percentage” or “Applicable Multicurrency Percentage” without the written consent of each Lender directly affected thereby,
(viii)    permit the assignment or transfer by any Obligor of any of its rights or obligations under any Loan Document without the consent of each Lender, or

(ix)    (x) contractually subordinate all or any of the Credit Agreement Obligations (as defined in the Guarantee and Security Agreement) in right of payment to any other Indebtedness of the Obligors or (y) contractually subordinate the Liens securing the Credit Agreement Obligations (as defined in the Guarantee and Security Agreement) on any material portion of the Collateral to Liens securing any Indebtedness of the Obligors, in each case of clauses (x) and (y) above, without the consent of each Lender;
provided further that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be, and (y) the consent of Lenders holding not less than two-thirds of the total Credit Exposures and unused Commitments will be required for (A) any change adverse to the Lenders affecting the provisions of this Agreement relating to the Borrowing Base (including the definitions used therein), and (B) any release of any material portion of the Collateral other than for fair value or as otherwise permitted hereunder or under the other Loan Documents.
For purposes of this Section 9.02, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders consent to such waiver, amendment or modification as provided above.
Anything in this Agreement to the contrary notwithstanding, no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class in a manner that does not affect all Classes equally shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver, amendment or modification as provided above; provided, however, in no other circumstances shall the concurrence of the Required Lenders of a particular Class be required for any waiver, amendment or modification of any provision of this Agreement or any other Loan Document.
(c)    Amendments to Security Documents. No Security Document nor any provision thereof may be waived, amended or modified, except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement, and the Liens granted under the Guarantee and Security Agreement may not be spread to secure any additional obligations (including any increase in the Commitments or Loans hereunder, but excluding (i) any such increase pursuant to a Commitment Increase under Section 2.07(e) and (ii) any Secured Longer-Term Indebtedness permitted hereunder) except to the extent otherwise expressly contemplated by the Guarantee and Security Agreement and except pursuant to an agreement or agreements in writing entered into by the Borrower and the Collateral Agent with the consent of the Required Lenders; provided that, subject to Section 2.17(b), (i) without the written consent of the holders of not less than two-thirds of the total Credit Exposures and unused Commitments, no such waiver, amendment or modification to the Guarantee and Security Agreement shall (A) release any Obligor representing more than 10% of the Stockholders’ Equity from its obligations under the Security Documents, (B) release any guarantor representing more than 10% of the Stockholders’ Equity under the Guarantee and Security Agreement from its guarantee obligations thereunder, or (C) amend the definition of “Collateral” under the Security Documents (except to add additional collateral) and (ii) without the written consent of each Lender, no such agreement shall (W) release all or substantially all of the Obligors from their respective obligations under the Security Documents, (X) release all or substantially all of the collateral security or otherwise terminate all or substantially all of the Liens under the Security Documents, (Y) release all or substantially all of the guarantors under the Guarantee and Security Agreement from their guarantee obligations thereunder, or (Z) alter the relative priorities of the obligations entitled to the Liens created under the Security Documents (except in connection with securing additional obligations equally and ratably with the Loans and other obligations hereunder) with respect to all or substantially all of the collateral security provided thereby; except that no such consent described in clause (i) or (ii) above shall be required, and the Administrative Agent is hereby authorized (and so agrees with the Borrower) to direct the Collateral Agent under the Guarantee and Security Agreement, to (1) release any Lien covering property (and to release any such guarantor) that is the subject of either a disposition of property permitted hereunder or a disposition to which the Required Lenders or the required number or percentage of Lenders have consented (and such Lien shall be released automatically to the extent provided in Section 10.03(c) of the Guarantee and Security Agreement), or otherwise in accordance with Section 9.15 and (2) release from the Guarantee and Security Agreement any Subsidiary Guarantor (and any property of such Subsidiary Guarantor) that is designated as a Financing Subsidiary in accordance with this Agreement or which ceases to be consolidated on the Borrower’s financial statements and is no longer required to be a “Subsidiary Guarantor”, so long as in the case of this clause (2): (A) prior to and immediately after giving effect to any such release (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness) the Covered Debt Amount does not exceed the Borrowing Base and no Default or Event of Default exists, and the Borrower delivers to the Administrative Agent a certificate of a Financial Officer to such effect and (B) after giving effect to such release (and any concurrent acquisitions of Portfolio Investments or payment of outstanding Loans or Other Covered Indebtedness), either (I) the amount by which the Borrowing Base exceeds the Covered Debt Amount immediately prior to such release is not diminished as a result of such release or (II) the Borrowing Base immediately after giving effect to such release is at least 115% of the Covered Debt Amount.
(d)    Replacement of Non-Consenting Lender. If, in connection with any proposed amendment, waiver or consent requiring (i) the consent of “each Lender” or “each Lender affected thereby,” or (ii) the consent of “the holders of two-thirds of the total Credit Exposures and unused Commitments”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower shall have the right, at its sole cost and expense, to replace each such Non-Consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 2.18(b) so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination.

(e)    Ambiguity, Omission, Mistake or Typographical Error. Notwithstanding the foregoing, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent, the Collateral Agent and their Affiliates (including the reasonable fees, charges and disbursements of one outside counsel and of any necessary special and/or local counsel for the Administrative Agent and the Collateral Agent collectively (other than the allocated costs of internal counsel)), in connection with the syndication of the credit facilities provided for herein, the preparation and administration (other than internal overhead charges) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) including all costs and expenses of the Independent Valuation Provider, (ii) all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket fees, costs and expenses incurred by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender (including fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender) in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect thereof and (iv) all reasonable out-of-pocket costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Security Document or any other document referred to therein. Unless an Event of Default has occurred and is continuing, the Borrower shall not be responsible for the reimbursement of any fees, costs and expenses of the Independent Valuation Provider incurred pursuant to Section 5.12(b)(iii) in excess of the greater of (x) $200,000 and (y) 0.05% of the sum of (A) the total Revolving Commitments plus (B) the aggregate outstanding Term Loans, in each case in the aggregate incurred for all such fees, costs and expenses in any 12-month period (the “IVP Supplemental Cap”).
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (other than Taxes or Other Taxes which shall only be indemnified by the Borrower to the extent provided in Section 2.15), including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee (other than the allocated costs of internal counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby (including any arrangement entered into with an Independent Valuation Provider), (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any direct, indirect, actual or prospective claim, litigation, investigation or proceeding (including any investigation or inquiry) relating to any of the foregoing, whether based on contract, tort or any other theory and whether brought by the Borrower, any Indemnitee or a third party and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the willful misconduct or gross negligence of such Indemnitee, (y) a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) a claim between any Indemnitee or Indemnitees, on the one hand, and any other Indemnitee or Indemnitees, on the other hand (other than (1) any dispute involving claims against the Administrative Agent or the Issuing Bank, in each case in their respective capacities as such, and (2) claims arising out of any act or omission by the Borrower and/or its Related Parties).
The Borrower shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages (other than in respect of any such damages incurred or paid by an Indemnitee to a third party)) arising out of, in connection with, or as a result of the Transactions asserted by an Indemnitee against the Borrower or any other Obligor; provided that the foregoing limitation shall not be deemed to impair or affect the obligations of the Borrower under the preceding provisions of this subsection (including reimbursement of such amounts required to be paid by an Indemnitee to a third party).
(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section 9.03 (and without limiting its obligation to do so) or to the extent that the fees, costs and expenses of the Independent Valuation Provider incurred pursuant to Section 5.12(b)(iii) exceed the IVP Supplemental Cap for any 12-month period (provided that prior to incurring expenses in excess of the IVP Supplemental Cap, the Administrative Agent shall have afforded the Lenders an opportunity to consult with the Administrative Agent regarding such expenses), each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such.
(d)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unauthorized Persons of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent caused by the willful misconduct or gross negligence of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.
(f)    No Fiduciary Relationship. The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph (f), the “Lenders”), may have economic interests that conflict with those of the Borrower or any of its Subsidiaries, their stockholders and/or their affiliates. The Borrower, on behalf of itself and each of its Subsidiaries, agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender, on the one hand, and the Borrower or any of its Subsidiaries, its stockholders or its Affiliates, on the other. The Borrower and each of its Subsidiaries each acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower and its Subsidiaries, on the other, and (ii) in connection therewith and with the process leading thereto, (x) except as otherwise provided in any of the Loan Documents, no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower or any of its Subsidiaries, any of their stockholders or affiliates (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower or any of its Subsidiaries, their stockholders or their affiliates on other matters) and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of the Borrower or any of its Subsidiaries, their management or stockholders. The Borrower and each Obligor each acknowledge and agree that it has consulted legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower and each Obligor each agree that it will not claim that any Lender has rendered advisory services hereunder of any nature or respect, or owes a fiduciary duty to the Borrower or any of its Subsidiaries, in each case, in connection with such transactions contemplated hereby or the process leading thereto.
SECTION 9.04    Successors and Assigns.
(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer any of its rights or obligations hereunder except in accordance with this Section 9.04 (and any attempted assignment or transfer by any Lender which is not in accordance with this Section 9.04 shall be treated as provided in the last sentence of Section 9.04(b)(iii)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders.
(i)    Assignments Generally. Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and LC Exposure at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    the Borrower; provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if a Default or an Event of Default has occurred and is continuing, any other assignee, and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof; and
(B)    the Administrative Agent and, in the case of an assignment of Revolving Commitments, the Issuing Bank; provided that no consent of the Administrative Agent or the Issuing Bank shall be required for an assignment by a Lender to a Lender or an Affiliate of a Lender with prior written notice by such assigning Lender to the Administrative Agent and the Issuing Bank.
Notwithstanding anything to the contrary contained herein, Borrower’s consent shall be required with respect to an assignment to any Disqualified Lender unless an Event of Default under paragraph (a), (b), (h), (i), or (j) of Article VII has occurred and is continuing. The Administrative Agent shall provide, and the Borrower hereby expressly authorizes the Administrative Agent to provide, the Disqualified Lender list to each Lender requesting the same.
(ii)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans and LC Exposure of a Class, the amount of the Commitment or Loans and LC Exposure of a Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if a Default or an Event of Default has occurred and is continuing;
(B)    each partial assignment of Commitments or Loans and LC Exposure of a Class shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Class of Commitments and Loans and LC Exposure;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee shall not be payable in connection with an assignment to a Lender or to an Affiliate of a Lender), for which the Borrower and the other Obligors shall not be obligated (except in the case of an assignment pursuant to Section 2.18(b)); and
(D)    the assignee, if it shall not already be a Lender of the applicable Class, shall deliver to the Administrative Agent an Administrative Questionnaire.
(iii)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section 9.04.
(c)    Maintenance of Registers by Administrative Agent. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount and stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Registers” and each, individually, a “Register”). The entries in the Registers shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Registers pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Registers shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (d).
(e)    Special Purposes Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle other than a Disqualified Lender (an “SPC”) owned or administered by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall, subject to the terms of this Agreement, make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and such SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) no SPC shall be entitled to the benefits of Section 2.13 (or any other increased costs protection provision), 2.14 or 2.15. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, the Administrative Agent, the Lenders and the Borrower, and each of the Administrative Agent, the Lenders and the Obligors shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans made by or through its SPC. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender.
Each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, in respect of claims arising out of this Agreement; provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may (i) without the prior written consent of the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder); provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers hereunder except for those amendments or waivers for which the consent of participants is required under paragraph (f) below, and (ii) disclose on a confidential basis (in the same manner described in Section 9.13(b)) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.
(f)    Participations. Any Lender may sell participations to one or more banks or other entities other than a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans and LC Disbursements owing to it); provided that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (g) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including Sections 2.15(f) and (g) (it being understood that the documentation required under Sections 2.15(f) and (g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04; provided that such Participant agrees to be subject to the provisions of Section 2.18 as if it were an assignee under paragraph (b) of this Section 9.04. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.18 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender hereunder. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts and stated interest of each Participant’s interest in the Loans or other obligations under the Loan Documents (each a “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.14 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.
(h)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to the NYFRB or any other central bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.
(i)    No Assignments or Participations to the Borrower or Affiliates or Certain Other Persons. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may (i) assign or participate any interest in any Commitment, Loan or LC Exposure held by it hereunder to the Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender, or (ii) assign any interest in any Commitment, Loan or LC Exposure held by it hereunder to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person) or to any Person known by such Lender at the time of such assignment to be a Defaulting Lender, a Subsidiary of a Defaulting Lender or a Person who, upon consummation of such assignment would be a Defaulting Lender.
(j)    Multicurrency Lenders. Any assignment by a Multicurrency Lender, so long as no Event of Default has occurred and is continuing with respect to any Borrower, must be to a Person that is able to fund and receive payments on account of each outstanding Agreed Foreign Currency at such time without the need to obtain any authorization referred to in clause (c) of the definition of “Agreed Foreign Currency”.
(k)    Certain Matters Relating to Disqualified Lenders. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The list of Disqualified Lenders will be made available by the Administrative Agent to any Lender, participant or potential Lender or participant upon request.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any other Loan Document or any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever Currency) at any time held and other obligations at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of any Obligor now or hereafter existing under this Agreement or any other Loan Document held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations may be contingent and unmatured, or are owed to a branch, office or Affiliate of such Lender or Issuing Bank different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender, Issuing Bank or Affiliate may have; provided that in the event that any Defaulting Lender exercises any such right of setoff, (a) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (b) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
SECTION 9.09    Governing Law; Jurisdiction; Etc.
(a)    Governing Law. This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.
(b)    Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party to this Agreement (i) irrevocably consents to service of process in the manner provided for notices in Section 9.01 and (ii) agrees that service as provided in the manner provided for notices in Section 9.01 is sufficient to confer personal jurisdiction over such party in any proceeding in any court and otherwise constitutes effective and binding service in every respect. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Judgment Currency. This is an international loan transaction in which the specification of Dollars or any Foreign Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered. The obligation of the Borrower in respect of any such sum due to the Administrative Agent or any Lender hereunder or under any other Loan Document (in this Section 9.11 called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due from the Borrower hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due from the Borrower to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

SECTION 9.12    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.13    Treatment of Certain Information; Confidentiality.
(a)    Treatment of Certain Information. The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section 9.13 as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments and the termination of this Agreement or any provision hereof.
(b)    Confidentiality. Each of the Administrative Agent (including in its capacity as Collateral Agent), the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors, legal counsel, accountants, insurers and reinsurers, auditors, financial consultants, technical consultants and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations or (iii) to any credit insurance provider relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Loans and (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.13 or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or (j) in connection with the Lenders’ right to grant a security interest pursuant to Section 9.04(h) to the NYFRB or any other central bank, or subject to an agreement containing provisions substantially the same as those of this Section 9.13, to any other pledgee or assignee pursuant to Section 9.04(h).

For purposes of this Section 9.13, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses (including any Portfolio Investments), other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the Second Restatement Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.14    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA PATRIOT ACT. The Obligors will, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.
SECTION 9.15    Termination. Promptly (and in any event within three (3) Business Days) upon the Termination Date, the Administrative Agent shall direct the Collateral Agent to, on behalf of the Administrative Agent, the Collateral Agent and the Lenders, deliver to Borrower such termination statements and releases and other documents reasonably necessary or appropriate to evidence the termination of this Agreement, the Loan Documents, and each of the documents securing the obligations hereunder as the Borrower may reasonably request, all at the sole cost and expense of the Borrower.
SECTION 9.16    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 9.17    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Maximum Rate. If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Secured Obligations hereunder.
SECTION 9.18    Acknowledgement Regarding any Supported QFCs To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreements or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties hereto acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States)
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.18, the following terms have the following meanings:
(i)    “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such party.
(ii)    “Covered Entity” means any of the following:
(A)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 252.82(b);
(B)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or
(C)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
(iii)    “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, §§ 12 C.F.R.§ 252.82(b), 47.2 or 382.1, as applicable.
(iv)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).
SECTION 9.19    Amendment and Restatement.
(a)    The parties to this Agreement agree that, on the Second Restatement Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement. Each reference to this Agreement in any Loan Document shall be deemed to be a reference to the Existing Credit Agreement as amended and restated hereby. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated hereunder so as to preserve the perfection and priority of all Liens securing the Secured Obligations under the Loan Documents and that all Secured Obligations of the Borrower and the Subsidiary Guarantors hereunder shall continue to be secured by Liens evidenced under the Security Documents, and that this Agreement is not intended to and shall not constitute a novation, substitution, extinguishment or termination of the Secured Obligations under the Existing Credit Agreement and the other Loan Documents.
(b)    All “Dollar Loans” (under and as defined in the Existing Credit Agreement) and all “Multicurrency Loans” (under and as defined in the Existing Credit Agreement) which are outstanding immediately prior to the Second Restatement Effective Date shall, on the Second

Restatement Effective Date, be reallocated among the Lenders in accordance with Schedule 1.01(b) and will, upon the effectiveness of the Second Restatement Effective Date Reallocation (as defined below), be automatically converted into and continue as Dollar Loans, Multicurrency Loans and/or Initial Term Loans, as applicable, under this Agreement. Notwithstanding any provisions to the contrary in the Existing Credit Agreement, the Administrative Agent shall, in accordance with the Schedule 1.01(b), make such reallocations, sales, assignments or other relevant actions in respect of such “Dollar Loans” (as defined in the Existing Credit Agreement) and “Multicurrency Loans” (as defined in the Existing Credit Agreement) as are necessary in order to provide that (i) each Dollar Lender’s Dollar Loans hereunder reflect such Dollar Lender’s Applicable Dollar Percentage of the aggregate Dollar Commitments on the Second Restatement Effective Date, (ii) each Multicurrency Lender’s Multicurrency Loans hereunder reflect such Multicurrency Lender’s Applicable Multicurrency Percentage of the aggregate Multicurrency Revolving Commitments on the Second Restatement Effective Date, and (iii) each Initial Term Lender’s Initial Term Loans hereunder reflect the percentage of the total Initial Term Commitments represented by such Initial Term Lender’s Initial Term Commitment (immediately prior to giving effect to the borrowing of the Initial Term Loans hereunder on the Second Restatement Effective Date) (such reallocations, sales, assignments and other actions, collectively, the “Second Restatement Effective Date Reallocation”). Each Existing Lender and each Lender hereby consents to the Second Restatement Effective Date Reallocation. The Existing Lenders and the Lenders hereby agree to, on the Second Restatement Effective Date, fund on a cashless basis any amounts and make and receive any payments among themselves as shall be necessary to effectuate the Second Restatement Effective Date Reallocation. Each Lender having a “Multicurrency Commitment” (as defined in the Existing Credit Agreement) immediately prior to the Second Restatement Effective Date agrees that, on the Second Restatement Effective Date, such “Multicurrency Commitment” (as defined in the Existing Credit Agreement) shall be converted into a Multicurrency Commitment hereunder in the amount set forth opposite such Lender’s name on Schedule 1.01(b). Each Lender having a “Dollar Commitment” (as defined in the Existing Credit Agreement) immediately prior to the Second Restatement Effective Date agrees that, on the Second Restatement Effective Date, such “Dollar Commitment” (as defined in the Existing Credit Agreement) shall be converted into a Dollar Commitment hereunder in the amount set forth opposite such Lender’s name on Schedule 1.01(b).
(c)    This Agreement does not discharge or release any Lien (or affect the priority thereof) under any Loan Document or any other security therefor or any guarantee thereof, and the Liens, guarantees and security interests existing immediately prior to the Second Restatement Effective Date in favor of the Administrative Agent and the Collateral Agent for the benefit of the Secured Parties securing payment of the Secured Obligations are in all respect continuing and in full force and effect with respect to all Secured Obligations.
(d)    Nothing expressed or implied in this Agreement or any other document contemplated hereby and executed by the Obligors on the Second Restatement Effective Date shall be construed as a release or other discharge of any Obligor under any Loan Document from any of its obligations and liabilities thereunder, and except as expressly provided, such obligations are in all respects continuing with only the terms being modified as provided in this Agreement or any other Loan Document executed and delivered concurrently herewith. This Agreement and each of the other Loan Documents shall remain in full force and effect, until and except as modified.

Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under any Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Obligor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in any Loan Document in similar or different circumstances.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BARINGS CAPITAL INVESTMENT CORPORATION, as Borrower

By:	/s/ Elizabeth A. Murray
Name: Elizabeth Murray
Title: Chief Financial Officer and Chief Operating Officer
[Signature Page to Second Amended and Restated Credit Agreement]

ING CAPITAL LLC, as Administrative Agent, Term Lender, Multicurrency Lender and Issuing Bank

By:	/s/ Grace Fu
Name: Grace Fu
Title: Managing Director

By:	/s/ Richard Troxel
Name: Richard Troxel
Title: Director
[Signature Page to Second Amended and Restated Credit Agreement]

MUFG BANK, LTD., as Term Lender and Dollar Lender

By:	/s/ Sam Azizo
Name: Sam Azizo
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement]

STATE STREET BANK AND TRUST COMPANY, as Term Lender and Multicurrency Lender

By:	/s/ Jiaqi Wei
Name: Jiaqi Wei
Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Term Lender and Dollar Lender

By:	/s/ Shane Klein
Name: Shane Klein
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement]

WELLS FARGO BANK, N.A., as Term Lender and Multicurrency Lender

By:	/s/ Megan Griffin
Name: Megan Griffin
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Term Lender and Multicurrency Lender

By:	/s/ Kevin Faber
Name: Kevin Faber
Title: Vice President
[Signature Page to Second Amended and Restated Credit Agreement]

BNP PARIBAS, as Term Lender and Multicurrency Lender

By:	/s/ Robert Musetti
Name: Robert Musetti
Title: Managing Director

By:	/s/ Chris Sharp
Name: Chris Sharp
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement]

SOCIÉTÉ GÉNÉRALE, as Term Lender and Multicurrency Lender

By:	/s/ Jean de Lavalette
Name: Jean de Lavalette
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement]

FIRST-CITIZENS BANK & TRUST COMPANY, as Term Lender and Dollar Lender

By:	/s/ Robert L. Klein
Name: Robert L. Klein
Title: Managing Director
[Signature Page to Second Amended and Restated Credit Agreement]